                                                       REGISTRATION NO. 33-65429


                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                               AMENDMENT NO. 1
                                      TO


                                  FORM S-4
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933

                          D&N FINANCIAL CORPORATION
           (Exact name of registrant as specified in its charter)

             DELAWARE                                                              6035
   (State or other Jurisdiction                          (Primary Standard Industrial Classification Code Number)
of incorporation or organization)                                               38-2790646
         400 QUINCY STREET                                        (I.R.S. Employer Identification Number)
     HANCOCK, MICHIGAN  49930                                                 (906) 482-2700
(Address, including zip code of                                   (Telephone number, including area code,
registrant's principal executive offices)                      of registrant's principal executive offices)

                                PETER L. LEMMER
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                           D&N FINANCIAL CORPORATION
                               400 QUINCY STREET
                            HANCOCK, MICHIGAN  49930
                                 (906) 482-2700
                     (Name, address, including zip code and
                   telephone number, including area code, of
                               agent for service)
                                    Copy to:
                              David E. Riggs, Esq.
                        Howard & Howard Attorneys, P.C.
                       The Kalamazoo Building, Suite 400
                           Kalamazoo, Michigan  49007
                                 (616) 382-1483

Approximate date of commencement of proposed sale of the securities to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                              __________________

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                           D&N FINANCIAL CORPORATION
                             CROSS REFERENCE SHEET
                     FOR REGISTRATION STATEMENT ON FORM S-4


ITEM OF S-4         LOCATION OF CAPTION IN PROSPECTUS/PROXY STATEMENT
-----------         -------------------------------------------------

         1.         Facing Page; Outside Front Cover Page of Prospectus/Proxy
                    Statement

         2.         Inside Front Cover Page of Prospectus/Proxy Statement;
                    Available Information; Incorporation of Certain Documents by Reference; Table of Contents

         3. Summary of the Prospectus/Proxy Statement; Selected Financial Information; Equivalent Per Share Data

         4. The Merger; Description and Comparison of D&N Capital Stock and MFSB Capital Stock

         5.         Pro Forma Condensed Combined Financial Statements

         6.         The Merger

         7.         Not Applicable

         8.         Legal Matters

         9.         Not Applicable

         10.        Not Applicable

         11.        Not Applicable

         12.        Information About D&N

         13.        Incorporation of Certain Documents by Reference

         14.        Not Applicable

         15.        Not Applicable

         16. Information About MFSB; Incorporation of Certain Documents by Reference

         17.        Not Applicable

         18. The Special Meeting, Proxies, Voting, and Certain Shareholders; The Merger; Information about MFSB; Financial Statements of MFSB

         19.        Not Applicable

                           PROSPECTUS/PROXY STATEMENT

       D&N FINANCIAL CORPORATION           MACOMB FEDERAL SAVINGS BANK
       400 Quincy Street                   23505 Greater Mack Avenue
       Hancock, Michigan 49930             St. Clair Shores, Michigan 48080
       (906) 482-2700                      (810) 771-2500

       PROSPECTUS                          PROXY STATEMENT
       Up to 965,572 Shares of             for the Special Meeting
       D&N Financial Corporation           of Shareholders
        Common Stock                       to be held ___________________, 1996

       This Prospectus/Proxy Statement is a proxy statement furnished at the direction of the Board of Directors of Macomb Federal Savings Bank ("MFSB") in connection with the solicitation of proxies from its shareholders to be voted at the Special Meeting of Shareholders of MFSB to be held on _____________________, 199____ (the "Special Meeting"), and at any adjournment thereof, for the purpose of considering and voting upon approval of the Agreement and Plan of Reorganization dated as of November 8, 1995, among D&N Financial Corporation ("D&N"), D&N Bank, a Federal Savings Bank ("D&N Bank") and MFSB, (the "Merger Agreement"). This Prospectus/Proxy Statement is first being released to the MFSB shareholders on or about _____________________, 199___.


       This Prospectus/Proxy Statement is a prospectus of D&N relating to its offering of shares of its Common Stock, $.01 par value ("D&N Common Stock"), to the holders of the Common Stock of MFSB, $1.00 par value ("MFSB Common Stock"), in connection with the proposed merger of MFSB into D&N Bank (the "Merger").
If the Merger Agreement is approved by the requisite vote of MFSB shareholders and if, following satisfaction of certain conditions, the transactions contemplated by the Merger Agreement are consummated, issued and outstanding shares of MFSB Common Stock will be converted into and exchanged for shares of D&N Common Stock, as described herein and in the Merger Agreement. Upon effectiveness of the Merger, each issued and outstanding share of MFSB Common Stock will be converted into and exchanged for the number of shares rounded to the nearest ten thousandth of a share of D&N Common Stock equal to $48.00 divided by the average of the means between the high and low transaction prices of D&N Common Stock as quoted Nasdaq during the last fifteen trading days on which reportable sales of D&N Common Stock takes place immediately prior to, but not including, the third calendar day prior to the effectiveness of the Merger; provided, however, that such exchange ratio will not be below 3.5555 or above 5.0526.



       The affirmative vote of two-thirds (66.66%) of the outstanding MFSB Common Stock is required to approve the Merger. Directors of MFSB have agreed to vote their shares, which represent 56.12% of the outstanding Common Stock, for the Merger. In the event that sufficient proxies are not obtained to approve the Merger Agreement, the persons named as proxies in the enclosed form of proxy intend to propose and vote for one or more adjournments or postponements of the Special Meeting to permit further solicitation of proxies voting in favor of the Merger Agreement. No proxy which is voted against the proposal to approve and adopt the Merger Agreement may be voted in favor of any such adjournment or postponement.



       NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED HEREIN, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON. THIS PROSPECTUS/PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED BY THIS PROSPECTUS/PROXY STATEMENT IN ANY STATE OR TO ANY PERSON IN WHICH OR TO WHOM IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. THE DELIVERY OF THIS PROSPECTUS/PROXY STATEMENT AT ANY TIME DOES NOT IMPLY THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF D&N OR MFSB SINCE THE DATE HEREOF.



         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, OR ANY
        STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


 The date of this Prospectus/Proxy Statement is _____________________, 199____.

                             AVAILABLE INFORMATION

       D&N and MFSB are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, D&N files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") and MFSB files reports and other information with the Office of Thrift Supervision (the "OTS"). D&N also files these reports and other information with the National Association of Securities Dealers, Inc. ("NASD"). D&N's reports, proxy and information statements, and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at certain of its regional offices located at 7 World Trade Center, 12th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. In addition, material filed by D&N can be inspected at the offices of the NASD, 1735 K Street, N.W., Washington D.C. 20006. The reports, proxy and information statements, and other information filed by MFSB with the OTS can be inspected and copied at the OTS at 1700 G Street, N.W., Washington D.C. 20552, and certain of these documents can also be inspected at the OTS, Central Regional Office, 200 W. Madison Street, Suite 1300, Chicago, IL 60606.


       D&N has filed with the Commission a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the D&N Common Stock issuable in the Merger. This Prospectus/Proxy Statement does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement, including the exhibits filed or incorporated by reference as a part thereof, can be inspected at the public reference facilities of the Commission set forth above, and copies can be obtained from the Public Reference Section of the Commission at prescribed rates.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The following documents, filed with the Commission by D&N (File No. 0-17137) pursuant to the Exchange Act, are incorporated herein by reference:

       (1) D&N's Annual Report on Form 10-K for the year ended December 31, 1994 including those portions thereof incorporated therein by reference to the portions of (a) D&N's definitive Proxy Statement dated March 27, 1995, used in connection with the annual meeting of stockholders of D&N held on April 25, 1995, under the captions "Election of Directors," "Compensation of Executive Officers" (except for information contained under the captions "Compensation Committee Report on Executive Compensation" and "Stockholder Return Performance Presentation"), "Voting Securities and Certain Holders Thereof" and "Certain Transactions," and (b) D&N's 1994 Annual Report to Stockholders under the captions "Shareholder Information" on page 44, "Selected Financial Highlights" on page 2, "Management's Discussion and Analysis of Financial Condition and Results of Operation" on pages 6 through 14, and the financial statements and notes thereto and the accompanying independent auditors report on pages 15 through 39;

       (2) D&N's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995;

       (3) D&N's Current Report on Form 8-K dated December 20, 1995 includes the following documents filed with the OTS by MFSB which are also incorporated herein by reference:

              (a) MFSB's Annual Report on Form 10-K for the year ended June 30, 1995 including those portions thereof incorporated therein by reference to the portions of (i) MFSB's definitive Proxy Statement dated September 25, 1995 used in connection with the annual meeting of shareholders of MFSB held on October 26, 1995 under the captions "Election of Directors," "Executive Compensation" except for the Performance Graph; and (ii) MFSB's 1995 Annual Report to Shareholders under the caption "Management's Discussion and Analysis of Financial Condition and

              Result of Operations" on pages 6 through 22, and the financial statements, the notes thereto and the accompanying independent auditor's report on pages 23 through 41 thereof; and

              (b) MFSB's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995.


       (4) D&N's Current Report on Form 8-K dated February __, 1996 includes MFSB's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995 filed with the OTS by MFSB and incorporated herein by reference.


       All documents filed by D&N pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Prospectus/Proxy Statement and before the Special Meeting are hereby incorporated by reference, and such documents are deemed to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded for the purposes of this Prospectus/Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this Prospectus/Proxy Statement.


       THIS PROSPECTUS/PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS, ARE AVAILABLE WITHOUT CHARGE ON WRITTEN OR ORAL REQUEST OF ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS/PROXY STATEMENT IS DELIVERED, FROM JOANN CADWELL, D&N FINANCIAL CORPORATION, 400 QUINCY STREET, HANCOCK, MICHIGAN 49930 (906) 487-6225. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY ___________________ , 1996.

                               TABLE OF CONTENTS

SUMMARY OF THE PROSPECTUS/PROXY STATEMENT . . . . . . . . . . . . . . . . .    7
       The Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
       The Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
       Consideration to be Received in the Merger   . . . . . . . . . . . . .  7
       Interests of Management  . . . . . . . . . . . . . . . . . . . . . . .  7
       Background of the Merger   . . . . . . . . . . . . . . . . . . . . . .  8
       D&N Common Stock   . . . . . . . . . . . . . . . . . . . . . . . . . .  8
       Market for D&N and MFSB Common Stock   . . . . . . . . . . . . . . . .  8
       Shareholder Approval   . . . . . . . . . . . . . . . . . . . . . . . .  8

       Accounting Treatment.  . . . . . . . . . . . . . . . . . . . . . . . .  9


       Federal Income Tax Consequences  . . . . . . . . . . . . . . . . . . .  9
       Regulatory Approvals   . . . . . . . . . . . . . . . . . . . . . . . .  9
       Other Conditions   . . . . . . . . . . . . . . . . . . . . . . . . . .  9
       Abandonment, Termination, Modification, Amendment and Waiver   . . . .  9

SELECTED FINANCIAL INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . 11

HISTORICAL, PRO FORMA AND EQUIVALENT PER SHARE DATA . . . . . . . . . . . . . 15

NOTES TO HISTORICAL, PRO FORMA AND EQUIVALENT PER SHARE DATA  . . . . . . . . 16

THE SPECIAL MEETING, PROXIES, AND VOTING  . . . . . . . . . . . . . . . . . . 17
       The Special Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . 17
       Proxies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
       Voting   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17

THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
       General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
       Parties to the Merger Agreement  . . . . . . . . . . . . . . . . . . . 17
       Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
       Background of the Merger   . . . . . . . . . . . . . . . . . . . . . . 18
       Related Agreements.  . . . . . . . . . . . . . . . . . . . . . . . . . 18
       Reasons for Merger and Affiliation   . . . . . . . . . . . . . . . . . 18
       Consideration to be Received in the Merger   . . . . . . . . . . . . . 19
       Fairness Opinion to MFSB   . . . . . . . . . . . . . . . . . . . . . . 19
       Interests of Management  . . . . . . . . . . . . . . . . . . . . . . . 22
       Shareholder Approval   . . . . . . . . . . . . . . . . . . . . . . . . 23
       Recommendation of MFSB Board of Directors  . . . . . . . . . . . . . . 24
       Rights of Dissenting Stockholders  . . . . . . . . . . . . . . . . . . 24
       Regulatory Approvals   . . . . . . . . . . . . . . . . . . . . . . . . 25
       Federal Income Tax Consequences  . . . . . . . . . . . . . . . . . . . 25
       Conditions to the Merger   . . . . . . . . . . . . . . . . . . . . . . 26
       Business of MFSB Pending the Merger  . . . . . . . . . . . . . . . . . 26
       Abandonment, Termination, Modification, Amendment and Waiver   . . . . 27
       Effectiveness of the Merger  . . . . . . . . . . . . . . . . . . . . . 28
       Accounting Treatment   . . . . . . . . . . . . . . . . . . . . . . . . 28
       Surrender of Stock Certificates  . . . . . . . . . . . . . . . . . . . 28
       Resale of the D&N Common Stock   . . . . . . . . . . . . . . . . . . . 28

DESCRIPTION AND COMPARISON OF
D&N CAPITAL STOCK AND MFSB CAPITAL STOCK  . . . . . . . . . . . . . . . . . . 28
       D&N Common Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . 28
       D&N Preferred Stock  . . . . . . . . . . . . . . . . . . . . . . . . . 29
       D&N Warrants   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
       MFSB Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . 29
       MFSB Preferred Stock   . . . . . . . . . . . . . . . . . . . . . . . . 29

COMPARISON OF CERTAIN PROVISIONS OF
D&N'S CERTIFICATE OF INCORPORATION AND BYLAWS AND
MFSB'S FEDERAL STOCK CHARTER AND BYLAWS . . . . . . . . . . . . . . . . . . . 30
       Board of Directors   . . . . . . . . . . . . . . . . . . . . . . . . . 30
       Action By Shareholders   . . . . . . . . . . . . . . . . . . . . . . . 30
       Supermajority Approval of Certain Transactions   . . . . . . . . . . . 31
       Amendment or Repeal of Certain Provisions  . . . . . . . . . . . . . . 31
       Possible Effects of D&N Provisions   . . . . . . . . . . . . . . . . . 32

COMPARISON OF THE DELAWARE BUSINESS CORPORATION ACT
AND THE HOME OWNERS LOAN ACT AND OTS REGULATIONS  . . . . . . . . . . . . . . 32
       Rights of Dissenting Shareholders.   . . . . . . . . . . . . . . . . . 32
       Supermajority Voting Provisions.   . . . . . . . . . . . . . . . . . . 33
       Action Without a Meeting   . . . . . . . . . . . . . . . . . . . . . . 33
       Transactions with Interested Shareholders  . . . . . . . . . . . . . . 33

PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS . . . . . . . . . . . . . . 34

INFORMATION ABOUT D&N . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
       General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43

       Recent Developments.   . . . . . . . . . . . . . . . . . . . . . . . . 43

       Incorporation of Certain Information by Reference  . . . . . . . . . . 43

INFORMATION ABOUT MFSB  . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
       General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
       Incorporation of Certain Information by Reference.   . . . . . . . . . 43

REGULATION OF D&N AND MFSB  . . . . . . . . . . . . . . . . . . . . . . . . . 44
       Savings Bank Holding Companies   . . . . . . . . . . . . . . . . . . . 44
       Savings Banks  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
       Transactions with Affiliates   . . . . . . . . . . . . . . . . . . . . 44
       Capital Requirements   . . . . . . . . . . . . . . . . . . . . . . . . 45
       Prompt Corrective Action   . . . . . . . . . . . . . . . . . . . . . . 46
       Standards for Safety and Soundness   . . . . . . . . . . . . . . . . . 47
       Other Limitations Based on Capital   . . . . . . . . . . . . . . . . . 48
       Audit and Reporting Requirements   . . . . . . . . . . . . . . . . . . 48
       Reserve Requirements   . . . . . . . . . . . . . . . . . . . . . . . . 48
       Deposit Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . 49
       Dividend Regulation  . . . . . . . . . . . . . . . . . . . . . . . . . 51
       Monetary Policy and Economic Conditions  . . . . . . . . . . . . . . . 52

OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
       Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . 52
       Sources of Information   . . . . . . . . . . . . . . . . . . . . . . . 53

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53

EXHIBIT A
              Opinion of Roney & Co.  . . . . . . . . . . . . . . . . . . .  A-1

EXHIBIT B
              Agreement and Plan of Reorganization among D&N Financial Corporation, D&N Bank, a Federal Savings Bank, and Macomb
              Federal Savings Bank dated as of November 8, 1995   . . . . .  B-1

EXHIBIT C
              Section 552.14, Title 12, Code of Federal Regulations.  . . .  C-1

EXHIBIT D
              Excerpts from D&N Financial Corporation's Quarterly Report on
              Form 10-Q for the quarter ended September 30, 1995.   . . . .  D-1


EXHIBIT E
              Excerpts from Macomb Federal Savings Bank's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995  . . . .  E-1

                   SUMMARY OF THE PROSPECTUS/PROXY STATEMENT

       This Prospectus/Proxy Statement contains information about the Special Meeting, the Merger, D&N Common Stock, MFSB Common Stock, D&N and MFSB. The following summary does not purport to be complete and is qualified in its entirety by the specific provisions of the full text of this Prospectus/Proxy Statement, the documents incorporated herein by reference and the exhibits attached hereto.

       THE PARTIES. D&N is a Delaware corporation, and a savings and loan holding company under the federal Home Owners Loan Act of 1933, as amended ("HOLA"). Its corporate headquarters are located at 400 Quincy Street, Hancock, Michigan 49930. Its telephone number is (906) 482-2700. D&N's sole subsidiary is D&N Bank, a federally chartered stock savings bank headquartered in Hancock, Michigan. D&N Bank operates 45 financial service offices which includes a network of 35 full-service community banking offices, 3 mortgage company offices and seven agency offices serving southeast Michigan, mid-Michigan, Michigan's upper peninsula, and northern Wisconsin. At September 30, 1995, the
consolidated assets of D&N totaled $1.165 billion.   See "Information About
D&N."


       MFSB is a federally chartered stock savings bank under HOLA with its headquarters in Michigan. Its headquarters are located at 23505 Greater Mack Avenue, St. Clair Shores, Michigan 48080. Its telephone number is (810) 771-2500. At December 31, 1995, MFSB's assets totaled $42.6 million. See "Information About MFSB."


       THE MERGER. The Merger Agreement provides that the affiliation of MFSB with D&N is to be effected by the merger of MFSB into D&N Bank. On the effective date of the Merger, D&N will continue its existing business and MFSB will be merged with and into of D&N Bank and cease to exist. The offices of MFSB will be maintained as a retail office of D&N Bank. See "The
Merger--Merger."

       CONSIDERATION TO BE RECEIVED IN THE MERGER. The Merger Agreement provides that upon effectiveness of the Merger, each issued and outstanding share of MFSB Common Stock will be converted into and exchanged for the number of shares rounded to the nearest ten thousandth of a share of D&N Common Stock equal to $48.00 (the "Exchange Price") divided by the average of the means between the high and low transaction prices of D&N Common Stock as quoted on the NASD Automated Quotation System ("Nasdaq") during the last fifteen trading days on which reportable sales of D&N Common Stock takes place on the Nasdaq immediately prior to, but not including, the third calendar day prior to the effectiveness of the Merger (the "Average Price") (the quotient of the Exchange Price divided by the Average Price is referred to as the "Exchange Ratio"); provided, however, the Exchange Ratio will not be below 3.5555 or above 5.0526.

       The Exchange Ratio was determined through the parties' negotiation of the Merger Agreement (see "The Merger--Background of the Merger"). These terms reflect D&N's and MFSB's judgments as to the value of the shares of MFSB Common Stock relative to the historical and anticipated market price of D&N Common Stock.


       INTERESTS OF MANAGEMENT. As of February ___, 1996 all directors and executive officers of MFSB as a group beneficially owned 109,580 shares of MFSB Common Stock (or 57.34 percent of the outstanding shares). Certain members of the management and the Board of Directors of MFSB have certain interests in the Merger that are in addition to their interests as stockholders of MFSB generally. These persons are Stanley A. Jacobson, director, President and Chief Executive Officer, Jeffrey I. Kopelman, Executive Vice President and Chief Operating Officer, and Esther Mason, a director, Executive Vice President and Treasurer, and their personal interests include, among others, provisions in the Merger Agreement relating to employment arrangements. Mr. Jacobson and Mr. Kopelman have employment agreements with MFSB under which they have the right to terminate their employment upon a change in ownership or control and receive certain payments. The Merger constitutes a change in control for purposes of their employment agreements. In addition, under the Merger Agreement, D&N has agreed to amend Mr. Kopelman's employment agreement and to enter into an employment agreement with Ms. Mason. The Merger Agreement also provides that after consummation of the Merger, D&N will appoint to its board of directors one individual designated by the Chairman of MFSB, subject to the approval of D&N (which approval shall not be unreasonably withheld). Although the decision has not yet been finalized, it is anticipated that Stanley A. Jacobson will be designated by the Chairman of MFSB to be added to the D&N Board of Directors. See "The Merger--Interests of Management."


       BACKGROUND OF THE MERGER. MFSB, through its financial advisor, Roney & Co., solicited and received indications of interest concerning the acquisition of MFSB from D&N and other financial institutions. Preliminary discussions between D&N and MFSB commenced in September of 1995. Negotiations between D&N and MFSB were commenced in October of 1995. After consulting with Roney & Co. and legal counsel, MFSB negotiated a letter agreement with D&N setting forth the terms of a proposal for affiliation. An agreement in principal was announced on October 20, 1995 and the definitive Merger Agreement was fully executed on November 8, 1995. See "The Merger--Background of the Merger".

       D&N COMMON STOCK. Subject to the rights of the holders of any D&N preferred stock (the "D&N Preferred Stock") if and when issued and outstanding (of which there currently is none) to vote in event of dividend arrearage and when specifically required by the Delaware General Corporation Law, as amended (the "Delaware Law"), holders of D&N Common Stock have exclusive voting rights. Holders of D&N Common Stock elect approximately one-third of the Board of Directors for a three year term at each annual meeting. Subject to the prior rights of the holders of D&N Preferred Stock if and when outstanding, holders of D&N Common Stock are entitled to receive dividends if and when declared by D&N's Board of Directors out of any funds legally available therefor. Subject to the rights of the holders of D&N Preferred Stock if and when outstanding, holders of D&N Common Stock are entitled to receive pro rata upon liquidation all of the assets of D&N remaining after provision for the payment of creditors. Holders of D&N Common Stock have no preemptive rights to subscribe to any additional shares which D&N may issue. Under the Delaware Law, holders of D&N Common Stock generally have no dissenters' rights of appraisal because D&N Common Stock is designated as a NASDAQ National Market Security and is held of record by more than 2,000 persons. See "Description and Comparison of D&N Capital Stock and MFSB Capital Stock--D&N Common Stock."

       Certain provisions of D&N's Certificate of Incorporation and Bylaws may have the effect of rendering more difficult or discouraging a merger proposal involving D&N, a tender offer for the voting stock of D&N, or a proxy contest for control of D&N's Board of Directors. MFSB's federal stock charter and Bylaws generally contain provisions that may have similar anti-takeover effects. Neither D&N nor MFSB have a shareholder rights plan. See "Comparison of Certain Provisions of D&N's Certificate of Incorporation and Bylaws and MFSB's Federal Stock Charter and Bylaws" and "Description and Comparison of D&N Capital Stock and MFSB Capital Stock."


       MARKET FOR D&N AND MFSB COMMON STOCK. D&N Common Stock is traded over-the-counter with price quotations furnished by the Nasdaq National Market System ("NMS") under the (symbol DNFC). The high, low, and last sales prices for D&N Common Stock on February 27, 1996 were $13.375, $13.125 and $13.25, respectively. On October 19, 1995 the last full trading day before public announcement of the Merger, the high, low, and last sales prices were $12.625, $12.25 and $12.50 respectively.


       MFSB Common Stock is traded over-the-counter, although there is no established public trading market for MFSB Common Stock. MFSB management is aware of the following transactions involving MFSB Common Stock. In February 1995, pursuant to a tender offer, Mark T. Jacobson, Chairman of the Board of Directors of MFSB, and Stanley A. Jacobson, President of MFSB, purchased 455 and 1,225 shares, respectively, each at a price of $26 per share. See "Description and Comparison of D&N Capital Stock and MFSB Capital Stock--D&N Common Stock,--MFSB Common Stock."


       SHAREHOLDER APPROVAL. At the Special Meeting, MFSB shareholders will vote on approval of the Merger Agreement. Under the provisions of HOLA and the regulations promulgated thereunder, the affirmative vote of two-thirds of the holders of the outstanding shares of MFSB Common Stock is required for approval of the Merger Agreement. As of __________________, 1996, the record date for the Special Meeting, there were 186,604 shares of MFSB Common Stock outstanding and entitled to vote at the Special Meeting which are held by 48 holders of record. Therefore, the affirmative vote of holders of 124,403 shares of MFSB Common Stock is required for approval of the Merger Agreement. As of February ___, 1996 all directors and executive officers of MFSB as a group beneficially owned 109,580 shares of MFSB Common Stock (or 57.34 percent of the outstanding shares).

4,500 of the shares held by directors and executive officers are represented by stock options which have not been exercised and are, therefore, not entitled to vote. Each of MFSB's directors has agreed with MFSB and D&N to vote his or her shares in favor of the Merger Agreement. An affirmative vote of 19,323 of the shares of MFSB Common Stock (or 10.36 percent) of the outstanding shares held by those other than directors or executive officers is needed to approve the Merger. Two of the MFSB directors, in making their recommendations that shareholders vote in favor of the proposed Merger, may have a conflict of interest in view of the personal benefits they may derive in connection with the Merger. Stanley A. Jacobson has an agreement with MFSB under which certain payment and benefits are triggered by a change in control such as the Merger. Further, the Merger Agreement provides as a condition to the Merger that D&N shall have entered into an employment agreement with Esther Mason, a director, and Executive Vice President and Treasurer of MFSB. See "The Merger -- Interests of Management." Shareholders who give their proxies may subsequently revoke them by executing and delivering to MFSB a proxy bearing a later date, by giving MFSB written notice of revocation before the proxy is voted, or by attending the Special Meeting and voting in person. Attendance at the meeting will not in and of itself constitute the revocation of a proxy. See "The Merger--Shareholder Approval."



       ACCOUNTING TREATMENT. The parties anticipate accounting for the Merger as a pooling of interests and it is a condition to D&N's obligation to consummate the Merger that D&N have received an opinion from its accountant, dated as of the closing date, that the Merger be accounted for as a pooling of interests. Neither party is currently aware of any circumstances which would preclude the Merger from being treated as a pooling of interests.


       FEDERAL INCOME TAX CONSEQUENCES. The Merger Agreement provides, as a condition to the parties' obligations to consummate the Merger, that the parties shall have received an opinion from counsel to D&N that the Merger will qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended (the "Code"), and, except with respect to any cash received in lieu of fractional shares, no gain or loss will be recognized by the holders of MFSB Common Stock upon receipt of shares of D&N Common Stock in exchange for their shares. See "The Merger--Federal Income Tax Consequences."


       REGULATORY APPROVALS. Consummation of the Merger is conditioned upon obtaining the prior approval of the OTS. D&N has submitted to the OTS an application for approval of the Merger. On February 7, 1996, the regional office of the OTS notified D&N that it, by delegated authority, has approved
D&N's application.    See "The Merger--Regulatory Approvals".


       OTHER CONDITIONS. Under the Merger Agreement, consummation of the Merger is also subject to other conditions including, without limitation, the absence of any material adverse change in the capitalization, business, properties or financial condition of the parties. See "The Merger--Conditions to the Merger, Business of MFSB Pending the Merger."


       ABANDONMENT, TERMINATION, MODIFICATION, AMENDMENT AND WAIVER.    The
Merger Agreement may be terminated and the Merger abandoned before the effectiveness of the Merger as follows: (1) by written agreement among the parties authorized by a majority of the entire Board of Directors of each; (2) by either of the parties if any condition to effectiveness of the Merger is not fulfilled or not waived by the party adversely affected or shall have become impossible to fulfill; (3) by either of the parties in the event of a material breach by the opposite party of any representation, warranty, covenant, or agreement contained in the Merger Agreement which has not been cured within 30 days after written notice has been given to the breaching party; (4) by either of the parties if the Merger is not consummated on or before April 30, 1996; or
(5) by either of the parties in the event that the Average Price is less than $9.50 or greater than $14.50. In the event that the Merger Agreement is terminated after April 30, 1996 and MFSB is not in default of its obligations and has satisfied all of its conditions and if the Average Price is $9.50 or greater and is not more than $14.50, then D&N is required to pay MFSB a termination fee of $250,000 in satisfaction of any obligation of D&N to MFSB.


       At any time before effectiveness of the Merger (including the time after stockholder approval of the Merger Agreement), the time for performance may be extended and the covenants, agreements, and conditions of the Merger Agreement may be modified, amended, or waived by the appropriate officers or directors of D&N and

MFSB; provided, however, that any such modification, extension, amendment or waiver shall not (i) change the amount or kind of consideration to be received; or (ii) change any term or condition which would materially and adversely affect MFSB's stockholders once the Merger Agreement has been approved by MFSB's stockholders.

                         SELECTED FINANCIAL INFORMATION


       The following tables present selected consolidated historical financial data for D&N and selected historical financial data for Macomb and pro forma combined amounts reflecting the Merger. The pro forma amounts assume that the Merger had been effective during the periods presented. The data presented is derived from the consolidated financial statements of D&N and the financial statements of Macomb and should be read in conjunction with the more detailed information and financial statements included herein or incorporated by reference in this Prospectus/Proxy Statement and with the unaudited pro forma financial statements included elsewhere in this Prospectus/Proxy Statement.


D&N FINANCIAL CORPORATION (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA):


                                            NINE MONTHS ENDED
                                              SEPTEMBER 30                                YEARS ENDED DECEMBER 31
                                        ----------------------         ----------------------------------------------------------
                                           1995           1994           1994         1993         1992        1991        1990
   Net interest income                  $24,332        $15,354         $22,614      $20,130      $28,690     $29,976     $40,862
   Provision for loan losses              1,500            ---             100          ---          ---      10,150      14,782

   Noninterest income (loss)              5,411          6,358           7,424      (21,718)      13,362      24,743      (7,240)

   Net income (loss)                      6,856          2,190           3,091      (67,020)1      3,773       3,573     (15,770)
   Earnings (loss) per share                .96            .33            0.46       (18.00)        1.01        0.96       (4.24)

   Weighted average shares            6,722,514      6,719,753       6,720,011    3,724,264    3,708,418   3,708,418   3,702,091
 outstanding
   Dividends per share                      ---            ---             ---          ---          ---         ---       0.375

   Stock price range               7 1/4-13 1/2       6 5/8-10        6 5/8-10 6 1/2-12 1/2  4 3/4-8 1/2 2 1/2-5 1/2    2 3/4-12

                                         AS OF SEPTEMBER 30                                    AS OF DECEMBER 31
                                        ----------------------         ----------------------------------------------------------
                                           1995           1994           1994         1993         1992        1991        1990
   Total assets                      $1,165,186     $1,066,512      $1,088,693   $1,041,950   $1,212,196  $1,518,930  $1,868,295

   Net loans receivable                 907,832        788,214         801,248      627,605      707,570     845,576   1,122,473

   Nonperforming assets                  15,560         32,091          24,515       43,557       55,890      66,951      71,404

   Mortgage-backed securities           131,555        111,025         142,760      163,356      208,062     295,246     356,663
   Mortgage derivative products           2,844          3,758           3,886        4,321       27,075      69,994     170,856

   Excess of cost over net                   83            510             384          845       36,380      38,320      40,260
    assets of association acquired

   Capitalized loan servicing             1,217          1,025             968        9,870       29,198       8,992      10,544
    rights

   Deposits                             837,788        778,214         784,075      811,510      881,424     979,583   1,104,811

   Borrowings                           248,833        196,850         226,857      101,513      174,061     373,851     598,162

   Stockholders' equity                  62,070         53,061          52,623       51,454       96,770      92,997      89,424

      Per share                            9.22           7.90            7.83         7.66        26.10       25.08       24.11

   Tangible stockholders'                62,032         53,019          52,562       51,616       62,304      58,386      54,162
    equity

      Per share                            9.22           7.89            7.82         7.68        16.80       15.74       14.61

   Number of offices                         43             40              40           37           39          46          50



1 Includes cumulative effect of change in accounting for goodwill of ($34,754,000) or ($9.33) per share.

D&N FINANCIAL CORPORATION (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA):


                                            NINE MONTHS ENDED
                                              SEPTEMBER 30                                YEARS ENDED DECEMBER 31
                                        ----------------------         ----------------------------------------------------------
                                           1995           1994            1994         1993         1992        1991        1990
 SELECTED RATIOS (%):

   Return on average assets                 .82            .28            0.30        (5.68)        0.27        0.21       (0.80)

   Return on average equity               15.93           5.77            6.04       (80.13)        3.98        3.90      (14.92)

   Average equity to average               5.12           4.92            4.92         7.09         6.79        5.49        5.39
    assets

   Net interest margin                     3.05           2.10            2.28         1.91         2.26        1.95        2.22

   General and administrative              2.39           2.51            2.50         2.32         1.82        1.73        1.73
    expenses to average assets

   Nonperforming assets to                 1.34           3.01            2.25         4.18         4.61        4.41        3.82
    total assets

   Allowance for loan losses
    to nonperforming loans                64.79          32.15           45.56        37.76        34.59       33.71       33.06

   Allowance for loan losses
    to total loans                         1.00           1.02            1.01         1.79         2.14        2.16        1.61

   Net loan charge-offs to                  .08            .60            0.44         0.61         0.44        0.99        0.79
    average loans

   Dividend payout ratio                     NM             NM              NM           NM           NM          NM          NM

   Tangible capital ratio                  4.99           4.58            4.71         4.56         4.04        3.36        2.51

   Core capital ratio                      4.99           4.63            4.75         4.64         5.04        4.86        4.01

   Risk-based capital ratio                9.64           8.95            9.34         9.47         9.93        9.66        7.41

                        SELECTED FINANCIAL INFORMATION


 MACOMB FEDERAL SAVINGS BANK                    SIX MONTHS
                                            ENDED DECEMBER 31                               YEARS ENDED JUNE 30
                                        ----------------------         ----------------------------------------------------------
                                           1995           1994            1994      1993          1992        1991         1990
 OPERATING DATA:
 Interest income                         $1,443,086    $1,293,467     $2,695,728  $2,385,882  $ 2,671,692  $ 3,105,356  $ 3,259,858

 Interest expense                           897,110       707,698      1,539,422   1,263,522    1,505,763    1,989,941    2,415,798
                                           --------     ---------      ---------   ---------    ---------    ---------    ---------
 Net interest income                       $545,976    $  585,769     $1,156,306  $1,122,360  $ 1,165,929  $ 1,115,415  $   844,060

 Provision (reduction) for losses
  on loans                                        0             0              0           0            0      121,291       18,709
                                           --------     ---------      ---------   ---------    ---------    ---------    ---------
 Net interest income after provision
 (reduction) for losses on loans           $545,976    $  585,769     $1,156,306  $1,122,360  $ 1,165,929  $   994,124   $  825,351

 Other income                                12,864        11,989         24,209      26,513       31,282       35,159       35,728

 Other expenses                             393,183       390,588        762,025     663,885      812,571      604,888      538,849
                                           --------     ---------      ---------   ---------    ---------    ---------    ---------

 Income before provision for federal       $165,657    $  207,170     $  418,490  $  484,988  $   384,640  $   424,395   $  322,230
  income tax

 Provision for federal income tax,           42,136        58,504        118,488     119,908      109,486      135,620      134,777
  current
                                           --------     ---------      ---------   ---------    ---------    ---------    ---------
 Net income                                $123,521    $  148,666     $  300,002  $  365,080  $   275,154  $   288,775   $  187,453
                                           ========     =========      =========   =========    =========    =========    =========

                                            AS OF DECEMBER 31                                AS OF JUNE 30
                                        ----------------------         ----------------------------------------------------------
                                           1995           1994            1994      1993          1992        1991         1990
 BALANCE SHEET DATA:
 Total assets                           $42,585,006   $40,819,621    $41,876,070  $39,593,160  $40,299,275  $39,964,408  $39,084,300

 Loans receivable, net                   21,062,573    20,521,840     21,270,129   20,604,942   17,256,933   20,222,361   16,712,966

 Certificates of deposit                  1,084,000     1,383,000      2,550,000      495,000    1,276,798    8,377,078   20,224,455

 Interest bearing deposits in FHLB of     5,419,000     3,705,000      2,128,526    8,037,457   14,236,016    6,013,993      600,629
  Indianapolis

 Investment securities                      505,394       407,722        451,043      206,059      204,159      195,159      183,759

 Deposits                                35,063,737    33,599,416     34,256,150   32,438,750   33,538,648   35,063,304   34,840,243

 Retained earnings substantially          4,526,851     4,361,569      4,403,330    4,103,328    3,738,248    3,463,094    3,174,319
  restricted

 Number of full service banking                   1             1              1            1            1             1           1
  offices

 MACOMB FEDERAL SAVINGS BANK
 ---------------------------
                                                SIX MONTHS
                                             ENDED DECEMBER 31                                    YEARS ENDED JUNE 30
                                         --------------------------      -----------------------------------------------------------
                                               1995        1994             1995        1994         1993        1992          1991
 SELECTED RATIOS (%):
 Average yield on all interest-earning         6.92        6.80             6.99        6.30         6.87        7.55          8.82
 assets
 Average cost of all interest-bearing          5.36        4.34             4.57        3.89         4.50        5.02          7.15
 liabilities

 Interest rate spread                          1.56        2.46             2.42        2.41         2.37        2.53          1.67

 Retained earnings as a percent of            11.07       10.68            10.88       10.36         9.28        8.67          8.12
 assets
 Return on assets (net income divided
 by average total assets)                       .58         .73              .74         .91          .69         .73           .49

 Return on equity (net income divided
 by average total equity)                      4.94        7.10              6.8         9.3          7.6         8.7           6.1
 Equity-to-assets ratio (average total
 equity divided by average total               10.7        10.6             10.8         9.8          9.0         8.4           8.1
 assets)

 Tangible capital ratio                        14.7        14.4            14.18       14.14        12.89        8.67          8.12

 Core capital ratio                            14.3        14.4            14.18       14.14        12.89        8.67          8.12
 Risk-based capital ratio                      42.0        44.1            42.03       39.40        37.18       24.10         24.12

              HISTORICAL, PRO FORMA AND EQUIVALENT PER SHARE DATA


       The following table presents historical and pro forma per share data for D&N, and historical and equivalent pro forma per share data of MFSB giving effect to the Merger using the pooling-of-interests method of accounting. Pro forma financial presentations provide information on the impact of the Merger by showing how it might have affected historical financial statements if it had been consummated at an earlier time. The data presented below is not necessarily indicative of the results which would have actually been attained if the Merger had been consummated in the past or what may be attained in the future.

       The per share data included in the following table should be read in conjunction with the consolidated financial statements of D&N incorporated by reference herein and the financial statements of MFSB included herein.



                                                                                                    MFSB
                                              D&N                D&N               MFSB           Pro Forma
                                          Historical        Pro Forma (a)       Historical   Equivalent (b) (c)
                                          ----------        -------------       ----------   ------------------
Income Before Extraordinary Items and
Cumulative Effect of Accounting Changes
Per Primary Share (d)
  Nine months ended September 30, 1995    $  1.02             $   .94            $  1.20            $ 4.05
  Year ended December 31, 1994                .46                 .46               2.01              1.98
  Year ended December 31, 1993              (8.44)              (6.97)              1.82            (30.00)
  Year ended December 31, 1992               1.43                1.25              N.A.(e)            5.38



Income Before Extraordinary Items and
Cumulative Effect of Accounting Changes
Per Fully Diluted Share (d)
  Nine months ended September 30, 1995        .96                 .89               1.20              3.83
  Year ended December 31, 1994                .46                 .46               2.01              1.98
  Year ended December 31, 1993              (8.44)              (6.97)              1.82            (30.00)
  Year ended December 31, 1992               1.43                1.25             N.A.(e)             5.38



Market value per common share:                 (F)
February 27, 1996                          $13.25
October 19, 1995                           $12.50


Book value:
   September 30, 1995                        9.22                8.98              33.03             38.65
   December 31, 1994                         7.83                7.70              31.47             33.14

Cash dividends declared per share:
  Nine months ended September 30, 1995        .00                 .00                .00               .00
  Year ended December 31, 1994                .00                 .00                .00               .00
  Year ended December 31, 1993                .00                 .00                .00               .00
  Year ended December 31, 1992                .00                 .00                .00               .00

          NOTES TO HISTORICAL, PRO FORMA AND EQUIVALENT PER SHARE DATA

(a) Pro forma amounts per share assume that MFSB Common Stock will be converted and exchanged for D&N Common Stock based on an Exchange Ratio of
     4.3041 which is the mid-point of the range of the Exchange Ratio.


(b) Pro forma equivalent amounts are computed by multiplying the D&N pro forma amounts by an assumed Exchange Ratio of 4.3041 which is the mid-point of the range of the Exchange Ratio. See "The Merger--Consideration to be Received on the Merger."


(c) Pro forma equivalent per share information based on the minimum and maximum Exchange Ratios follows:


                                                                      Maximum           Minimum
                                                               Exchange Ratio    Exchange Ratio
                                                                       5.0526            3.5555
                                                               ----------------   ----------------
              Pro forma book value:
                  September 30, 1995                                   $45.37          $  31.93
                  December 31, 1994                                     38.91             27.38

              Pro forma cash dividends declared:
                 Nine months ended September 30, 1995                     .00               .00
                 Year ended December 31, 1994                             .00               .00
                 Year ended December 31, 1993                             .00               .00
                 Year ended December 31, 1992                             .00               .00

              Pro forma fully diluted earnings per
              share:
                 Nine months ended September 30, 1995                    4.50              3.16
                 Year ended December 31, 1994                            6.32              4.44
                 Year ended December 31, 1993                          (35.22)           (24.78)
                 Year ended December 31, 1992                            2.32              1.64

              Pro forma shares of D&N Common Stock
              to be issued in the Merger:                             965,572           679,470





(d) Per share amounts for D&N exclude extraordinary items for prepayment penalties of $(.52) and $(.42) for the years ended December 31, 1993 and 1992, respectively, and the cumulative effect of changes in accounting principles of $(9.04) for the year ended December 31, 1993.



(e) Income per share amounts for MFSB for the year ended December 31, 1992 are not applicable as MFSB converted to a stock savings bank in August, 1992.



(f) The market values per share of D&N Common Stock (Historical) represent the last sale prices on Nasdaq on the dates noted. There is no established public trading market for MFSB Common Stock. MFSB management is aware of the following transactions involving MFSB Common Stock. In February 1995, pursuant to a tender offer, Mark T. Jacobson, Chairman of the Board of Directors of MFSB, and Stanley A. Jacobson, President of MFSB, purchased 455 and 1,225 shares, respectively, each at a price of $26 per share.

                    THE SPECIAL MEETING, PROXIES, AND VOTING


  THE SPECIAL MEETING. The Special Meeting will be held at MFSB's office located at 23505 Greater Mack Avenue, St. Clair Shores, Michigan, on __ ____________, 1996, at 4:00 p.m., local time. Holders of MFSB Common Stock will vote on approval of the Merger Agreement.


  PROXIES. Proxies are solicited on behalf of the Board of Directors of MFSB in connection with the Special Meeting and any adjournment thereof. Shares of MFSB Common Stock represented at the Special Meeting by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions made in such proxies. If no instructions are made, such shares will be voted for approval of the Merger Agreement. If any other matter is properly presented at the Special Meeting for action, the persons named in the proxies and acting thereunder will have discretion to vote on such matter in accordance with their best judgment as to the best interests of MFSB and its shareholders. A shareholder may revoke his or her proxy by executing and delivering to MFSB a proxy bearing a later date, by giving MFSB written notice of revocation before such proxy is voted, or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in and of itself constitute the revocation of a proxy. The cost of soliciting proxies will be borne by MFSB. Proxies may be solicited by mail, in person, or by telephone by directors, officers and regular employees of MFSB. These persons will not be specially compensated for soliciting proxies.

  VOTING. The record date for determining shareholders entitled to notice of and to vote at the Special Meeting has been fixed as of the close of business on __________________, 1996. At the close of business on that date, there were 186,604 shares of MFSB Common Stock outstanding and entitled to vote at the Special Meeting. Each share of MFSB Common Stock is entitled to one vote. Under the Merger Agreement, the favorable vote of the holders of 124,403 shares of MFSB Common Stock is required for approval. See "The Merger -- Shareholder Approval."


  The presence, in person or by proxy, of a majority of the outstanding shares of MFSB Common Stock entitled to vote is necessary to constitute a quorum of the shareholders in order to take action at the Special Meeting. For these purposes, shares of MFSB Common Stock which are present, or represented by proxy, at the Special Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy failed to vote on the Merger Agreement. Once a quorum is established, approval of the Merger Agreement requires the affirmative vote of holders of two-thirds of the outstanding shares of MFSB Common Stock. Therefore, for voting purposes, abstentions will have the same effect as votes against the Merger. In the event that sufficient proxies are not obtained to approve the Merger Agreement, the persons named as proxies in the enclosed form of proxy intend to propose and vote for one or more adjournments or postponements of the Special Meeting to permit further solicitation of proxies voting in favor of the Merger Agreement. No proxy which is voted against the proposal to approve and adopt the Merger Agreement may be voted in favor of any such adjournment or postponement.


                                   THE MERGER

  GENERAL. The following is a summary of the material features of the Merger Agreement and the Merger. The Merger Agreement contains all the terms of and conditions to consummation of the Merger including the manner and basis for converting and exchanging the outstanding shares of MFSB Common Stock into and for D&N Common Stock. This description of the Merger and the Merger Agreement and all other references herein are qualified in their entirety by provisions of the Merger Agreement, which is incorporated herein by reference, and a copy of which is attached to this Prospectus/Proxy Statement as Exhibit B.

  PARTIES TO THE MERGER AGREEMENT. D&N is a Delaware corporation and a savings and loan holding company with its corporate headquarters located in Hancock, Michigan. At September 30, 1995, D&N had consolidated assets of $1.165 billion, total deposits of $837.8 million, and consolidated stockholders' equity of $62.1 million.


  MFSB is a federally chartered stock savings bank located in St. Clair Shores, Michigan. At December 31, 1995, MFSB's assets totaled $42.6 million. By voting in favor of the Merger, shareholders of MFSB will be voting for a Merger where MFSB shall providing approximately 3.5 percent of the assets and 9.1 percent of the equity to the combined institution. In addition, as of December 31, 1995, MFSB's tangible, core, and risk-based capital ratios were 14.7%, 14.3% and 42.0%, respectively. In comparison, D&N's tangible, core, and risk-based capital ratios as of September 30, 1995 were 4.99%, 4.99% and 9.64%, respectively. If the Merger had taken place as of September 30, 1995, the proforma tangible, core, and risk-based capital ratios for the combined institutions would have been 5.27%, 5.27% and 10.23%, respectively.


  MERGER. The Merger Agreement provides that the affiliation of MFSB with D&N is to be effected by the merger of MFSB into D&N Bank, with D&N Bank designated as the resulting association. Upon effectiveness of the Merger, the corporate existence of MFSB shall cease and D&N Bank will remain a wholly owned subsidiary of D&N. The offices of MFSB will be maintained as a retail office of D&N Bank.

  BACKGROUND OF THE MERGER. In April, 1995, the MFSB Board began to evaluate alternative methods of maximizing shareholder value, including the possibility of selling or merging MFSB with a larger financial institution. Management had become increasingly aware of the intensely competitive environment in which MFSB was operating. The attractive southeast Michigan market was continuing to attract larger and more sophisticated competitors. As a result of consolidation within the local banking industry, MFSB's existing competitors were becoming larger and more technologically advanced. MFSB's management realized that in order to compete in this increasingly competitive environment, MFSB would have to make substantial capital investments in technology, grow through acquisition itself, or affiliate with a larger, more sophisticated institution. Realizing its limited opportunity for expansion through acquisition itself, MFSB's management decided to explore possibly affiliating with a larger institution. After discussing with legal counsel the considerations involved in selling the company, MFSB engaged Roney & Co. in May, 1995 to act as its financial advisor in a possible sale transaction involving MFSB and authorized Roney & Co. to seek indications of interest on MFSB's behalf. In July, 1995 Roney & Co. began to prepare a confidential selling memorandum, which was distributed to potential buyers in August, 1995. These potential buyers were identified through the collaboration of MFSB and Roney & Co to select financial institutions believed to have the means to successfully complete a transaction. On September 1, 1995, MFSB through Roney & Co. received preliminary indications of interest from various potential buyers, including D&N, and a number of those potential buyers (including D&N) were invited to conduct additional due diligence on MFSB.



  At a meeting of MFSB's Board of Directors held on October 26, 1995, which was attended by Roney & Co. and MFSB's legal counsel, senior management reviewed the five acquisition proposals received and focused particular attention on the offers of D&N and one other potential buyer. Based on such review and, among other things, Roney & Co.'s conclusion that, as of October 26, 1995, the proposal made by D&N was superior to any other pending acquisition proposal, MFSB entered into a letter agreement with D&N setting forth the terms of a proposal for affiliation (the "Letter Agreement"). MFSB's Board of Directors reviewed Roney & Co.'s analysis and assumptions, including the financial information, and relied on it in ratifying the Letter Agreement. The Letter Agreement included terms negotiated by D&N and MFSB relating to the Exchange Ratio, adjustments for fluctuations in D&N Common Stock, agreements relative to outstanding extraordinary expenses, director seats, liquidated damages in the event the Merger failed with MFSB having satisfied its conditions of merger, timing of closure, due diligence reviews and other appropriate matters common in acquisition negotiations. Thereafter, MFSB's management proceeded to negotiate a definitive merger agreement with D&N.


  Between October 26, 1995, the date the Letter Agreement was ratified, and November 8, 1995, the date the definitive Merger Agreement was approved by the MFSB Board of Directors, drafts of the merger agreement were prepared. Each of the parties reviewed and discussed the details of such drafts with their respective counsels until a draft acceptable to each of the parties was agreed upon. This draft was the version which was ultimately approved by MFSB's Board of Directors on November 8, 1995. Following an in-depth analysis, review and discussion of the proposed definitive merger agreement with MFSB's legal counsel, its management and its Board of Directors, MFSB approved the Merger Agreement on November 8, 1995, as being in the best interest of MFSB and its shareholders. On December 21, 1995 Roney & Co. delivered its written fairness opinion to MFSB's Board of Directors concluding that as of the date thereof, the consideration to be received by the shareholders of MFSB is fair from a financial point of view. At the December 21, 1995 meeting of the MFSB Board of Directors, MFSB's Board of Directors reviewed and accepted Roney & Co.'s written fairness opinion and the analysis, assumptions, and projections supporting Roney & Co.'s conclusion that the consideration to be received by the shareholders of MFSB, as proposed by the Merger Agreement, is fair from a financial point of view.



  RELATED AGREEMENTS. In connection with execution of the Merger Agreement, the directors of MFSB, who own 56.12 percent of the outstanding Common Stock, entered into an "Approval and Agreement of Directors," whereby those directors agreed: (1) to exchange all shares of MFSB Common Stock, now or hereafter beneficially owned by each of them, in accordance with the terms of the Merger Agreement; (2) to vote said shares, in person or by proxy, at any meeting of shareholders of MFSB and all adjournments thereof, in favor of approval of the Merger Agreement; and (3) to unanimously recommend acceptance and approval of the Merger Agreement by MFSB shareholders. (See page B-47 to Exhibit B attached hereto). No consideration was paid to any director in connection with such director's agreement to enter into the Approval and Agreement of Directors.


  REASONS FOR MERGER AND AFFILIATION. The MFSB Board of Directors, with the assistance of outside financial and legal advisors, has evaluated the financial, legal and market considerations bearing on the decision to recommend the Merger. The terms of the Merger, including the purchase price, are a result of arms-length negotiations between representatives of MFSB and D&N. In reaching its determination that the Merger Agreement is fair to, and in the best interest of, MFSB and the holders of MFSB Common Stock, the MFSB Board of Directors considered a number of factors, including, without limitation, the following: (1) MFSB Board of Directors' familiarity with and review of MFSB's business, financial condition, results of operations, management and prospects, including, but not limited to, its potential growth, development, productivity and profitability; (2) the current and prospective environment in which MFSB operates, including national and local economic conditions, the competitive environment for savings bank and other financial institutions generally and the trend toward consolidation in the financial services industry; (3) information concerning the business, financial condition, results of operations and prospects of D&N, including D&N's plan to continue expansion efforts in the southeast Michigan market, as well as, the performance of D&N Common Stock; (4) the value to be received by the holders of MFSB Common Stock pursuant to the Merger in relation to the historical book value of MFSB Common Stock; (5) the financial and other significant terms of the D&N offer compared to other offers and, in particular, the fact that based on the analysis of its financial advisor, D&N's offer was the highest at that time; (6) the potential upside value offered in connection with the D&N offer compared to other offers, and downside protection associated with the D&N offer compared to other offers;
(7) the review by the MFSB Board of Directors with its legal and financial advisors of the provisions of the proposed Merger Agreement; (8) MFSB Board of Directors' belief that the terms of the proposed form of Merger Agreement with D&N were attractive in that it would allow MFSB's shareholders to receive stock in the Merger thus permitting shareholders to defer any tax liability associated with the increase in the value of their stock as a result of the Merger; (9) the expectation that D&N will continue to provide quality service to the community and customers served by MFSB; and (10) the compatibility of the respective business and management philosophies of MFSB and D&N. Although the importance of these factors relative to one another cannot precisely be determined or stated herein, MFSB's decision was most influenced by the intensely competitive environment in which it operates, its limited opportunities for expansion through acquisition itself, the business, financial condition and prospects of D&N, and the higher price offered by D&N. Accordingly, the MFSB Board of Directors has unanimously approved the Merger Agreement and unanimously recommends that MFSB shareholders vote for approval of the Merger Agreement.


  CONSIDERATION TO BE RECEIVED IN THE MERGER. The Merger Agreement provides that upon effectiveness of the Merger, each issued and outstanding share of MFSB Common Stock will be converted into and exchanged for the number of shares rounded to the nearest ten thousandth of a share of D&N Common Stock equal to $48.00 divided by the average of the means between the high and low transaction prices of D&N Common Stock as quoted on the Nasdaq the last fifteen trading days on which reportable sales of D&N Common Stock takes place on the Nasdaq immediately prior to, but not including, the third calendar day prior to the effectiveness of the Merger; provided, however, the Exchange Ratio will not be below 3.5555 or be above 5.0526.

  The following table shows a range of hypothetical Average Prices and the Exchange Ratios corresponding to those Average Prices.


               Average Price            Exchange Ratio
               -------------            --------------
          At or above     $13.50            3.5555
                           13.00            3.6923
                           12.00            4.0000
                           11.00            4.3636
                           10.00            4.8000
          At or below       9.50            5.0526

  The following table shows the mean of the high and low transaction prices of D&N Common Stock on the dates shown and the corresponding Exchange Ratio that would apply if those prices as shown were the Average Price.


                             Mean of the High and
                                Low Transaction
        Date                        Prices             Exchange Ratio (2)
--------------------         --------------------      ------------------
October 19, 1995 (1)               $12.4375                3.8593
February 27, 1996                  $13.25                  3.6226


(1)  The last trading day before public announcement of the Merger Agreement.
(2) Assuming the mean of the high and low transaction prices shown is the Average Price.


  The maximum and minimum Exchange Ratios were negotiated at arms-length by the parties, and reflect the managements' of D&N and MFSB respective judgments as to the value of their respective shares in relation to each others' shares and the appropriate range within which fluctuations in D&N's stock price should not change the amount of consideration paid by D&N or received by MFSB shareholders.



  FAIRNESS OPINION TO MFSB. MFSB's Board of Directors has engaged Roney & Co. ("Roney") to act as MFSB's financial advisor. In this capacity, Roney was asked to: advise the Board of Directors, as to the likely value of MFSB shares if MFSB were to be affiliated with or acquired by a third party; attend and participate in meetings of MFSB's Board of Directors at which Roney's opinion was discussed; advise the Board with respect to the feasibility and relative value of various alternatives; and provide an opinion to the fairness, from a financial point of view, of any proposed affiliation.

  Roney is a regional investment banking firm of recognized standing. As part of its investment banking services, it is regularly engaged in the valuation of banks, savings banks and other corporate entities in connection with public offerings, mergers and acquisition transactions. Its research analysts publish regular reports on individual banks, savings and loan associations as well as other financial institutions. Roney makes principal markets in various financial institution stocks, and has managed public offerings for banks and thrifts as well as other financial institutions. The MFSB Board of Directors selected Roney based in part on the recommendation of management after presentations by and interviews with several qualified investment banking firms. Roney was chosen on the basis if its familiarity with the financial services industry generally and in the relevant area, and its qualifications, ability, previous experience, and reputation. No limitations were imposed by the MFSB Board of Directors upon Roney with respect to the investigations made or procedures followed by Roney in rendering its opinion.


  The Merger Agreement provides that as a condition precedent to MFSB's and D&N's respective obligations to consummate the Merger, MFSB shall have received an opinion from Roney to the effect that the consideration to be received by MFSB shareholders pursuant to the Merger Agreement is fair. Roney has rendered a written opinion to the MFSB Board of Directors dated December 21, 1995, to the effect that, as of that date, the consideration to be received by the shareholders of MFSB is fair, from a financial point of view, to the shareholders of MFSB. Such opinion describes the assumptions made, matters considered and the scope of the review undertaken and procedures followed by Roney. Roney's opinion is included in this Proxy Statement/Prospectus as Exhibit A. SHAREHOLDERS ARE ENCOURAGED TO READ RONEY'S OPINION IN ITS ENTIRETY. Roney's opinion addresses the consideration to be received, but does not constitute a recommendation to any MFSB shareholder as to how such shareholder should vote at the Special Meeting.


  The consideration to be received by the shareholders of MFSB was determined through negotiation between MFSB and D&N. (See "THE MERGER-- Background of the Merger.") Roney did not recommend the amount of consideration to be paid.

  In arriving at its opinion, and in connection with its review of the proposed transaction, Roney, among other things:


  . Reviewed MFSB's Annual Reports on Form 10-K and related financial information since it became a public company up to December 31, 1994 and MFSB's Quarterly Reports on Form 10-Q as filed with the OTS covering through the quarter ended September 30, 1995;


  . Reviewed the historical stock price and trading activity for the common stock of MFSB and D&N;


  .  Reviewed the then most recent draft of the Prospectus/Proxy Statement;


  . Compared certain financial characteristics of MFSB and D&N with other Michigan and Midwestern financial institutions Roney deemed to be comparable;


  . Compared the proposed terms of the offer contemplated in the Merger Agreement with the financial terms of certain other mergers and acquisitions in the financial services industry which Roney deemed to be relevant;



  . Conducted discussions with members of senior management of both MFSB and D&N concerning their respective businesses and prospects;


  . Prepared a discounted cash flow analysis on MFSB and an estimate of the difference in value of MFSB depending whether it was sold currently or remains independent;






  In preparing its opinion, Roney relied upon the accuracy and completeness of all financial and other information supplied or otherwise made available to it by MFSB and D&N and did not independently verify such information or undertake an independent audit, evaluation or appraisal. In connection with its written opinion dated as of the date of this Proxy Statement/Prospectus, Roney performed procedures to update certain of its analyses and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith.

  COMPARISON WITH SELECTED COMPANIES:


  Roney compared selected financial ratios for MFSB and D&N to the corresponding ratios for a Comparable Michigan Banks peer group and a Comparable Midwest Thrifts peer group. Each of these banks had assets of less than $350 million as of September 30, 1995. The Comparable Michigan Thrifts peer group consisted of: Bank

West Financial Corporation of Grand Rapids; FSB Financial Corporation of Kalamazoo; MSB Financial, Inc. of Marshall; SJS Bancorp, Inc. of St. Joseph; and Three Rivers Financial Corp. of Three Rivers.

  ANALYSIS OF RECENT ACQUISITION TRANSACTIONS.


  Roney analyzed certain other bank merger and acquisition transactions involving a sample of 5 completed transactions between April 1995, through September 1995. Roney compared the multiples produced by the D&N offer under the Merger Agreement with the average price to book value and average price to latest 12-month earnings for the 5 completed transactions. For the compared transactions the average price to book was 1.42 times book and the average price to earnings ratio was 20.1. The Target/Buyers were: United Financial Bancorp/National City Bncs; PSB Holdings Corp,/CitiFed Bancorp, Inc.; Plains Spirit Financial/Mercantile Bancorp; First Southern Bancorp/Centura Banks; Olympus Capital/Washington Mutual Bank. In comparison, based on the Exchange Price of $48.00, the price to book value ratio for the Merger would be 1.45 and the price to earnings ratio would be 29.81 (based on MFSB's book value and its last twelve month's earnings per share as of September 30, 1995).


  ANALYSIS OF PENDING ACQUISITION TRANSACTIONS THROUGH OCTOBER 1995.


  Roney analyzed certain other bank merger and acquisition transactions involving a sample of 13 pending transactions between September, 1994, through October 1995. Roney compared the multiples produced by the D&N offer (1.45 and 29.81, as described above) with the average price to book value and average price to latest 12-month earnings. The average price to book for the compared transactions was 1.43 times book and the average price to earnings ratio was
15.5. The Target/Buyers were: Bank of Braintree/Co-op Bank Concord; CF Bancorp/First Midwest Bancorp; FSB Financial Corp/Standard Federal Bank; First Financial-Polk City/Barnett Banks, Inc.; First Kent Financial Corp/Security First Corp; First United Savings Bank; Old National Bancorp; Great Country Bank/Center Financial Corp; Harvest Financial Corp/Firstar Corp;Iowa Bancorp, Inc./First Midwest Financial; Kirksville Bancshares/Roosevelt Financial; Rock Financial Corp/First Fed Cap. Corp; Seaboard Bancorp/Life Bancorp; Shelton Bancorp/Webster Financial Corp.


  ANALYSIS OF RECENT MICHIGAN MERGERS & ACQUISITIONS.


  Roney analyzed certain other Thrift mergers and acquisition transactions involving a sample of 10 completed mergers within the State of Michigan. Roney compared the multiples produced by the D&N offer (1.45 and 29.81, as described above) with the average price to book value and average price to latest 12-month earnings for the 10 completed transactions. For the compared transactions the average price to book ratio for the 10 transactions was 1.63 with a range of 1.22 to 2.28 times book. The average price to earnings ratio was 23.66 with a range of 8.65 to 60.26 times earnings. The Target/Buyers were: Horizon Financial/Republic Bancorp; Inter First Bkorp/Standard Federal Bank; Heritage Bankcorp/Standard Federal; Central Holding Co/Standard Federal; Security Savings Bank/First Security SB; Mackinac Financial Corp/Standard Federal Bank; Great Lakes Bancorp/TCF Financial; Firstfed Michigan/Charter One Fin'l; AmeriBank FSB/Ottawa Fin'l Corp; and FSB Financial Corp/Standard Federal Bank.


  None of the analyses performed by Roney was assigned a greater significance than any other.

  Although the material analyses performed by Roney in rendering its opinion have been summarized above, the summary does not purport to be a complete description of the analyses performed by Roney. Roney's analyses and the summary set forth above must be considered as a whole. Selecting portions of Roney's analyses, without considering all factors and analyses, may create an incomplete view of the process underlying the analyses by which Roney reached its opinion. In addition, Roney may have given various analyses more or less weight than any other analyses. Also, Roney may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Roney's view of the actual value of MFSB or the combined companies. The preparation of a fairness opinion is to a large degree judgmental and is not necessarily susceptible to partial analysis or summary description.

  In performing its analyses, Roney made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of MFSB and D&N. The analyses performed by Roney are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Roney's analysis of the fairness, from a financial point of view, of the consideration to be received by MFSB shareholders. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Roney used in its analyses various projections of future performance based on assumptions deemed reasonable by MFSB management. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those assumed in the projections and any related analyses.

  Roney's fairness opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for MFSB or the effect of any other business combination in which MFSB might engage. In addition, as described above, Roney's opinion to the MFSB Board of Directors was only one of many factors taken into consideration to adopt the Merger Agreement.

  Pursuant to a letter agreement, dated May 12, 1995 (the "Engagement Letter"), MFSB has agreed to pay Roney for its services a success fee which becomes payable if a sale of MFSB is accomplished. Under the Engagement Letter, the success fee will be based on the total per share consideration paid in such transaction as follows: (i) a flat fee of $80,000 if the total consideration is between $0 and $52.00 per share; and (ii) a bonus fee ranging from 3 to 5 percent on amounts over $52.00. Accordingly, upon consummation of the Merger, a success fee of $80,000 will be payable by MFSB to Roney pursuant to the Engagement Letter. MFSB also agreed to pay Roney a non-refundable advisory fee of $20,000 and to reimburse Roney for Roney's reasonable out-of-pocket expense up to a maximum aggregate reimbursement of $2,500 and to indemnify Roney against certain liabilities.


  Roney has performed various investment banking services for D&N from time to time, including acting as dealer-manager of a public offering of units consisting of D&N Common Stock and warrants to purchase D&N Common Stock in November, 1993. D&N paid Roney $50,000 in December, 1995 in connection with financial advice provided by Roney in D&N's acquisition (purchase of certain assets and assumption of certain liabilities) of branch offices from another financial institution.



  Roney may, in the ordinary course of its business, trade securities of D&N for its own account or for the accounts of customers and thus may hold long or short positions in such securities at any time. Roney makes a market in D&N securities and may in the future be considered or employed by MFSB or D&N to provide investment banking and securities brokerage services. These relationships are considered by MFSB and D&N respectively, to be in the ordinary course of business and to be immaterial to Roney's engagement relative to the Merger.



  INTERESTS OF MANAGEMENT. At December 31, 1995, all directors and executive officers of MFSB as a group beneficially owned 109,580 shares or 57.34 percent of the outstanding shares of MFSB Common Stock. No director or any executive officer of MFSB owns any D&N Common Stock. None of D&N's executive officers or directors owns any shares of MFSB Common Stock.



  Certain members of MFSB's management and the MFSB Board of Directors may be deemed to have certain interests in the Merger that are in addition to their interests as stockholders of MFSB generally. MFSB has entered into employment agreements with Stanley A. Jacobson, President and Chief Executive Officer of MFSB and Jeffrey I. Kopelman, Executive Vice President and Chief Operating Officer of MFSB, under which the Merger will constitute a change in control triggering additional compensation or benefits. The Jacobson and Kopelman Agreements are the only employment arrangements of MFSB employees under which additional compensation or other benefits are triggered by a change in control, such as the Merger.



  Mr. Jacobson's agreement (the "Jacobson Agreement") is for a term of three years that began August 13, 1995, and requires him to devote a minimum of one-third of his time or an average of twelve hours per week each year to the business and affairs of MFSB. Mr. Jacobson receives an annual base salary of not less than $42,000 subject to annual review and such upward adjustments as deemed appropriate by the Board of Directors of MFSB, and an annual cost of living increase. In addition, Mr. Jacobson is entitled to participate in MFSB's bonus program, incentive compensation programs, and retirement, stock option and stock purchase plans as may be in effect, as well as such other fringe benefits as deemed appropriate by the Board or otherwise made available to executive officers. If Mr. Jacobson becomes disabled during the term of his employment, MFSB will continue to compensate him for the greater of the remaining term of the Jacobson Agreement or two years.



  The Jacobson Agreement provides that, in the event of a change in ownership or control of MFSB (or a substantial portion of its assets), Mr. Jacobson will have the right to terminate his employment upon five day's written notice to the Board, which notice must be delivered during the 180-day period following the change in ownership or control. The Merger will constitute a change in ownership or control for purposes of the Jacobson Agreement. If Mr. Jacobson exercises his right to terminate employment, or if he is terminated by D&N without cause on or before the first anniversary date of the Merger, he will be entitled to receive within 60 days of termination, a lump sum payment equal to
2.99 times his base salary, or $125,580.



  Mr. Kopelman's employment agreement (the "Kopelman Agreement") is for a term of two years. Mr. Kopelman receives a base salary of $75,000, that began September 1, 1995, and an automobile and health insurance allowance. In addition, he is entitled to participate in any incentive compensation, retirement plans, stock options plans and stock purchase plans and bonus programs made available to executive officers. If Mr. Kopelman becomes disabled during the term of his employment, MFSB will continue to compensate him for the lesser of two years or the remaining term of the Kopelman agreement.

  The Kopelman Agreement provides that, in the event of a change in ownership or control of MFSB (or a substantial portion of its assets), Mr. Kopelman will have the right to terminate his employment upon five day's written notice to the Board, which notice must be delivered during the 180-day period following the change in ownership or control. The Merger will constitute a change in ownership or control for purposes of the Kopelman Agreement. If Mr. Kopelman exercises his right to terminate employment, he will be entitled to receive the greater of the compensation remaining under the agreement, or a minimum of one year's compensation from the date of termination, payable 20 days from the termination date of employment.



  Pursuant to the Merger Agreement, D&N and Mr. Kopelman have agreed to amend the Kopelman Agreement to provide that (1) before November 1, 1996, Mr. Kopelman will not exercise his rights to terminate his employment and receive severance payments; (2) D&N shall continue to employ Mr. Kopelman until November 1, 1996; (3) the time period for Mr. Kopelman to exercise his right to terminate employment and receive severance benefits shall not expire until November 5, 1996; and (4) Mr. Kopelman shall be paid a salary of $9,000 per month from the effective date of the Merger through October 31, 1996, such salary being in part consideration for the reduction in severance payments that Mr. Kopelman would receive if he were to terminate his employment after November 1, 1996, rather than immediately following the Merger, and in part consideration for the services Mr. Kopelman will perform from the date of the Merger until his termination of employment. MFSB estimates the value of severance payments as of November 1, 1996, to be $108,000.



  Under the Merger Agreement, D&N has also agreed to enter into an employment agreement with Esther Mason, Executive Vice President and Treasurer of MFSB prior to the effectiveness of the Merger, which shall provide for an employment term of not less than six months commencing with the effectiveness of the Merger. Such agreement shall not require Ms. Mason to work more than three days per week. It is expected that the agreement will provide for salary payments of $4,583 per month. MFSB estimates the total value of payments under this agreement to be $27,498.



  MFSB maintains the Macomb Federal Savings Bank Employee Stock Ownership Plan (the "ESOP"), for its employees. The ESOP purchased 18,000 shares of MFSB Common Stock with funds borrowed from Manufacturers Bank, N.A., now known as Comerica Bank. Shares purchased with loan proceeds are held unallocated in a suspense account and released for allocation among participants as the loan is repaid. In the event of a change in control, such as the Merger, Comerica has the right to accelerate the ESOP loan. If Comerica exercises this right, any unallocated Common Stock held by the ESOP will be allocated to MFSB employees who are employed by D&N on June 30, 1996. MFSB estimates that if Comerica accelerates payment of the ESOP loan, 7,449 shares of MFSB Common Stock would be allocated to ESOP participants. Assuming an Exchange Ratio of 4.3041 (the mid-point of the maximum and minimum Exchange Ratio under the Merger Agreement), such shares would have been converted to 32,061 shares of D&N Common Stock. Pursuant to the Merger Agreement, MFSB and D&N have agreed that no action shall be taken by either to alter the terms of the ESOP, the ESOP loan or any collateral agreements. Neither MFSB's management nor D&N's management can anticipate whether Comerica will exercise its right to accelerate the ESOP loan.



  Pursuant to the Merger Agreement, D&N will terminate the MFSB Directors' and Executives' Deferred Compensation Plans and pay the benefit that each participant will have accrued under the plan as of the date the Merger becomes effective. MFSB and D&N anticipate that lump-sum payments shall be made in the amount of $34,887 to Paul Andrews, $153,400 to Jon M. Fox, $180,299 to James H. Hudnut, $252,849 to Mark T. Jacobson, $233,931 to Stanley A. Jacobson, $833,640 to Esther Mason, and $130,564 to Steven E. Zack. The MFSB Board of Directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.



  The Merger Agreement provides that after consummation of the Merger, D&N will appoint to its board of directors one individual designated by the Chairman of MFSB, subject to the approval of D&N (which approval shall not be unreasonably withheld). Although the decision has not yet been finalized, it is anticipated that Stanley A. Jacobson will be designated by the Chairman of MFSB to be added to D&N's Board of Directors. It is further anticipated that Mr. Jacobson will be asked to serve as a director for D&N Bank and to remain on with D&N as a Business Development Officer.



  SHAREHOLDER APPROVAL. At the Special Meeting, MFSB shareholders will vote on approval of the Merger Agreement. Under the Merger Agreement, the affirmative vote of holders of two-thirds of outstanding shares of MFSB Common Stock entitled to vote is required for approval of the Merger Agreement. At ________________, 1996, the record date for the Special Meeting, there were 186,604 shares of MFSB Common Stock outstanding and entitled to vote at the Special Meeting which were held by 48 holders of record. Therefore, the affirmative vote of holders of 124,403 shares of MFSB Common Stock is required for approval of the Merger Agreement. A failure to return a properly executed proxy card or an abstention from voting at the Special Meeting will have the same effect as a vote against the Merger Agreement. As of December 31, 1995, all directors and executive officers of MFSB as a group beneficially owned 109,580 shares of MFSB Common Stock (or 57.34 percent of the outstanding shares). 4,500 of the shares held by directors and executive officers are represented by stock options which have not been exercised and are, therefore, not entitled to vote. Each of MFSB's directors has agreed with MFSB and D&N to vote his or her shares in favor of the Merger Agreement. An affirmative vote of 19,323 of the shares of MFSB Common Stock (or 10.36 percent) of the outstanding shares held by those other than directors or executive officers is needed to approve the Merger.



  RECOMMENDATION OF MFSB BOARD OF DIRECTORS. On November 8, 1995, the MFSB Board of Directors unanimously approved the Merger Agreement and unanimously recommends that MFSB shareholders vote for approval of the Merger Agreement.


  APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS. Any holder of MFSB Common Stock who objects to the Merger may demand payment of the appraised value of his or her shares in cash pursuant to applicable OTS regulations, 12 C.F.R. Section
552.14 ("Section 552.14"). Any holder of MFSB Common Stock contemplating the exercise of his or her dissenter's rights of appraisal should carefully review the provisions of Section 552.14, which are described below and set forth in their entirety as Exhibit C to this Prospectus/Proxy Statement. The following discussion is not complete and is qualified in its entirety by reference to
Section 552.14, which is incorporated herein by reference.


  Holders of record of MFSB Common Stock who desire to exercise their appraisal rights must satisfy all of the following conditions. A writing identifying the stockholder and stating the stockholder's intention to demand appraisal of shares must be delivered to MFSB before the taking of the vote on approval of the Merger Agreement. A holder of MFSB Common Stock who votes his or her shares of MFSB Common Stock against the Merger, by proxy or otherwise, will not thereby fulfill the demand for appraisal requirement under Section 552.14. A stockholder who desires to exercise his or her appraisal rights must, among other things, vote against the proposal. If shareholders representing more than 10 percent of the shares of MFSB Common Stock outstanding elect to exercise appraisal rights, the Merger may not be accounted for as a pooling of interests.


  A stockholder who elects to exercise appraisal rights must mail or deliver his or her written demand to:

       Macomb Federal Savings Bank
       Attention: Secretary
       23505 Greater Mack Avenue
       St. Clair Shores, Michigan 48080

  The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares owned, and that the stockholder is thereby demanding appraisal of his or her shares.

  Within ten days after effectiveness of the Merger, MFSB will do the following: (1) provide notice of the effectiveness of the Merger to all stockholders who have complied with Section 552.14; (2) make a written offer to each such stockholder to pay for their shares at a specified price deemed by MFSB to be the fair value thereof; and (3) inform such stockholders that within 60 days of the effectiveness of the Merger, they must, as more fully described below, petition the OTS for a determination of the fair market value of their shares and submit their stock certificates to the transfer agent for the shares for notation thereon of the pending appraisal proceedings.

  If within 60 days of the effective date of the Merger the fair value of the shares is agreed upon between MFSB and any stockholder who has complied with
Section 552.14, payment therefor shall be made within 90 days of the effective date of the Merger.

  If within 60 days of the effective date of the Merger, MFSB and any stockholder who has complied with Section 552.14 do not agree as to the fair value of the shares, then any such stockholder may file a petition with the OTS, with a copy by registered or certified mail to MFSB, demanding a determination of the fair market value of the stock of all such stockholders. A stockholder entitled to file a petition who fails to file such petition within 60 days of the effective date of the Merger shall be deemed to have accepted the terms offered under the Merger Agreement.

  Within 60 days of the effective date of the Merger, each stockholder demanding appraisal and payment shall submit to the transfer agent his or her stock certificates for notation thereon that appraisal and payment have been demanded with respect to such stock and that appraisal proceedings are pending. Any stockholder who fails to submit his or her stock certificates for such notation shall no longer be entitled to appraisal rights under Section 552.14 and shall be deemed to have accepted the terms offered under the Merger Agreement.

  Notwithstanding the foregoing, at any time within 60 days after the effective date of the Merger, any stockholder shall have the right to withdraw his or her demand for appraisal and to accept the terms offered under the Merger Agreement.

  Upon the petition of a dissenting stockholder as described above, the OTS may either appoint one or more independent persons or direct appropriate staff to appraise the shares to determine their fair market value as of the effective date of the Merger, exclusive of any element of value arising from the accomplishment or expectation of the Merger. The OTS will review appraisals prepared by independent persons as to the suitability of the appraisal methodology and the adequacy of the analysis and supportive data. The OTS after consideration of the appraisal report and the advice of the appropriate staff shall, if it concurs in the valuation of the shares, direct payment by the resulting association of the appraised fair market value of the shares, upon surrender of the certificates representing such stock. Payment shall be made, together with interest from the effective date of the Merger, at a rate deemed equitable by the OTS.

  The costs and expenses of any proceeding under Section 552.14 may be apportioned and assessed by the OTS as it may deem equitable against all or some of the parties. In making this determination the OTS will consider whether any party has acted arbitrarily, vexatiously, or not in good faith in respect to the rights provided by Section 552.14.

  Any stockholder who has demanded appraisal rights as provided in Section
552.14 shall thereafter neither be entitled to vote such stock for any purpose nor be entitled to the payment of dividends or other distributions on the stock (except dividends or other distributions payable to, or a vote to be taken by, stockholders of record at a date which is on or prior to, the effective date of the Merger); provided, that if any stockholder becomes unentitled to appraisal and payment of appraised value with respect to such stock and accepts or is deemed to have accepted the terms offered under the Merger Agreement, such stockholder shall thereupon be entitled to vote and receive the distributions described above.


  REGULATORY APPROVALS. Consummation of the Merger is contingent upon obtaining the prior approval of the Merger by the OTS, without any conditions, which, in the reasonable opinion of D&N, or in certain cases of MFSB, are materially adverse. D&N has submitted an application for approval of the Merger to the OTS. On February 7, 1996, the regional office of the OTS notified D&N that it, by delegated authority, has approved D&N's application.


  FEDERAL INCOME TAX CONSEQUENCES. The Merger Agreement provides, as a condition to the parties' obligations to consummate the Merger, that the parties shall have received an opinion from counsel to D&N that the Merger will qualify as a tax-free reorganization under the Code and, except with respect to any cash received in lieu of fractional shares, no gain or loss will be recognized by the holder of MFSB Common Stock upon receipt of shares of D&N Common Stock in exchange for their shares.

  D&N has been advised by letter from its counsel, Howard & Howard Attorneys, P.C. ("Howard & Howard") that in its opinion the Merger would yield the federal income tax consequences described above. Howard & Howard's opinion also states that the Merger would yield the following federal income tax consequences.

  No gain or loss will be recognized to MFSB shareholders who receive D&N Common Stock in exchange for their MFSB Common Stock. The basis of the D&N Common Stock received by MFSB shareholders will be the same as the basis of the MFSB Common Stock surrendered in exchange therefor. The holding period of the D&N Common Stock received by MFSB shareholders will include the period during which the MFSB Common Stock surrendered in exchange therefor was held, provided that the MFSB Common Stock surrendered was held as a capital asset at the time of the exchange. The payment of cash to MFSB shareholders in lieu of fractional shares of D&N Common Stock will be treated as if the fractional shares were distributed as part of the exchange and redeemed by D&N. Provided that the MFSB Common Stock surrendered in the exchange was held as a capital asset at the time of the exchange, capital gain or loss will be realized and recognized to such shareholder measured by the difference between the redemption price and the adjusted basis of the D&N Common Stock redeemed.

  Howard & Howard's opinion letter is dated December 27, 1995, and is based on facts, laws, regulations, and interpretations as of that date. Therefore, receipt of an additional opinion of Howard & Howard as of a date more proximate to effectiveness of the Merger may be required to satisfy the condition to the parties' obligations to consummate the Merger.



  THE DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS INCLUDED HEREIN FOR INFORMATIONAL PURPOSES ONLY. THE TAX CONSEQUENCES OF THE MERGER WILL VARY DEPENDING ON THE CIRCUMSTANCES OF THE INDIVIDUAL SHAREHOLDER. EACH SHAREHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL TAX LAWS.

  CONDITIONS TO THE MERGER. The Merger Agreement provides that consummation of the Merger is subject to the satisfaction of certain conditions, or the waiver of such conditions by the party or parties entitled to do so, at or before the effective time. Each of the parties' obligations under the Merger Agreement is subject to the following conditions: (1) the Merger Agreement shall have been approved, confirmed and ratified by the requisite affirmative vote of the shareholders of MFSB; (2) the Merger shall have received all required regulatory approvals without any conditions which in the reasonable opinion of D&N or MFSB are materially adverse and such approvals shall not have been withdrawn or stayed (see "The Merger - Regulatory Approvals"); (3) an opinion shall have been delivered by counsel to D&N in form and substance reasonably satisfactory to D&N and MFSB as to the tax consequences of the Merger (see "The Merger - Federal Income Tax Consequences"); (4) the Registration Statement shall have become effective and no stop-order proceedings with respect thereto shall be pending or threatened; (5) D&N shall have obtained all material blue sky permits, authorizations, consents or approvals required for the issuance of D&N Common Stock in the Merger; (6) all actions, consents or approvals, governmental or otherwise, which are, or in the opinion of counsel for D&N may be, necessary to permit or enable it to consummate the Merger and to continue the business of MFSB shall have been obtained without any conditions which in the reasonable opinion of D&N are materially adverse and shall not have been withdrawn or stayed; (7) consummation of the transactions contemplated by the Merger Agreement shall not violate any order, decree or judgment of any court or governmental body having jurisdiction; (8) any consents or approvals required to be secured by a party or otherwise reasonably necessary to consummate the transactions contemplated by the Merger Agreement shall have been obtained and shall be satisfactory to D&N; (9) MFSB shall have terminated its deferred compensation plan for directors and D&N Bank shall have agreed to honor and/or modify certain employment agreements of MFSB; and (10) D&N and MFSB shall have each reasonably cooperated with the other to complete matters with respect to MFSB's profit sharing plan and ESOP loan.

  In addition to the foregoing conditions, the obligations of MFSB under the Merger Agreement are conditioned upon the following: (1) D&N shall have in all material respects complied with its obligations under the Merger Agreement at or prior to the effective time and the representations and warranties made by D&N in the Merger Agreement shall be true and correct in all material respects at the effective time (except for those which specifically relate to another time or times, which shall be true and correct at such time or times, and for changes permitted by the Merger Agreement); (2) all documentation relating to the Merger shall be reasonably satisfactory to counsel to MFSB; (3) counsel to D&N shall have delivered an opinion to MFSB with respect to certain matters;
(4) D&N shall have delivered to MFSB a certificate signed by certain officers, dated the effective date, certifying to his or her respective knowledge or belief that D&N has met and fully complied with all conditions necessary to make the Merger Agreement effective as to D&N; (5) there shall have been no material adverse change in the consolidated capitalization, business, properties or financial condition of D&N from the date of the Merger Agreement to the effective time; (6) any consents or approvals required to be secured by a party pursuant to the terms of the Merger Agreement shall have been obtained and shall be satisfactory to MFSB; (7) no action, suit, proceeding or claim shall have been instituted, made or threatened by any person relating to the Merger or the validity or propriety of the transactions contemplated by the Merger Agreement; and (8) financial statements furnished, or to be furnished by D&N to MFSB, shall not be inaccurate in any material respect.

  In addition to the foregoing conditions, the obligations of D&N under the Merger Agreement are conditioned upon the following: (1) MFSB shall have in all material respects complied with their obligations under the Merger Agreement at or prior to the effective time and the representations and warranties made by MFSB in the Merger Agreement shall be true and correct in all material respects at the effective time (except for those which specifically relate to another time or times, which shall be true and correct at such time or times, and for changes permitted by the Merger Agreement); (2) all documentation relating to the Merger shall be reasonably satisfactory to counsel to D&N; (3) counsel to MFSB shall have delivered an opinion to D&N with respect to certain matters; (4) MFSB shall have delivered to D&N a certificate signed by certain officers, dated the effective date, certifying to their respective knowledge or belief that MFSB has met and fully complied with all conditions necessary to make the Merger Agreement effective as to MFSB; (5) there shall have been no material adverse change in the consolidated capitalization, business, properties or financial condition of MFSB from the date of the Merger Agreement to the effective time; and (6) no action, suit, proceeding or claim shall have been instituted, made or threatened by any person relating to the Merger or the validity or propriety of the transactions contemplated by the Merger Agreement which would make consummation of the Merger inadvisable in the reasonable opinion of D&N; (7) the Agreement and Plan of Merger shall have been executed and all terms and conditions thereto satisfied; (8) D&N shall have received an opinion dated as of the closing date from its accountant that the Merger shall be accounted for as a pooling of interests; (8) financial statements provided, or to be provided, by MFSB to D&N shall not be inaccurate in any material respect; (9) all option rights for the purchase of MFSB Common Stock shall have been exercised; and (10) certain employment agreements with MFSB employees shall have been entered into and/or modified according to the Merger Agreement.

  BUSINESS OF MFSB PENDING THE MERGER. The Merger Agreement provides that from the date of the Merger Agreement to effectiveness of the Merger, MFSB will:
(1) conduct its business in the ordinary course; (2) conduct its business and operate only in accordance with sound banking and business practices, including charging off all loans required to be charged off by banking regulators and regulations, statutes and sound banking practices; (3) remain in good standing with all applicable banking regulatory authorities; (4) maintain a provision for loan losses at an adequate level based on past loan loss reserve practices; (5) use its best efforts to retain the services of such of its officers and employees that its goodwill and business relationships with customers and others are not materially and adversely affected; (6) maintain insurance covering the performance of their duties by its directors, officers and employees; (7) consult with D&N prior to acquiring any interest in real property other than mortgage foreclosures in the ordinary course of business.

  Additional terms of the Merger Agreement provide that from the date of the Merger Agreement to effectiveness of the Merger, subject to certain exceptions for contemplated transactions, MFSB will not, among other things, without the prior consent of D&N: (1) amend its Federal Stock Charter or Bylaws; (2) issue or sell any shares of its or their capital stock, issue or grant any stock options, warrants, rights, calls or commitments of any character calling for or permitting the issue or sale of its or their capital stock; (3) pay or declare any cash dividend or other dividend or distribution with respect to MFSB's capital stock; (4) increase or reduce the number of shares of its capital stock by split-up, reverse split, reclassification, distribution of stock dividends, or change of par or stated value; (5) permit the conversion of or otherwise acquire or transfer for any consideration any outstanding shares of its capital stock or securities carrying the right to acquire, or convert into or exchange for such stock; (6) amend or otherwise modify any bonus, pension, profit sharing, retirement or other compensation plan or enter into any contract of employment with any officer which is not terminable at will without costs or other liability; (7) incur any obligations or liabilities except in the ordinary course of business; (8) mortgage, pledge (except pledges required for Federal Home Loan advances or pledges of such assets as may be required to permit MFSB to accept deposits of public funds) or subject to any material lien (excluding mechanics liens), charge, security interest, or any other encumbrance, any of its assets or property, except for liens for taxes not yet due and payable; (9) transfer or lease any of its assets or property except in the ordinary course of business, or, except for branching commitments already in effect, open or close any banking office or enter into any agreement to do so; (10) transfer or grant any rights, under any leases, licenses or agreements, other than in the ordinary course of business; (11) make or grant any general or individual wage or salary increase except for general salary and wage adjustments now in progress, or as part of the conduct of a normal salary administration program consistent with past practices; (12) other than with respect to loan transactions and deposits in the ordinary course of business, make or enter into any material transaction, contract or agreement or incur any other material commitment which is defined for purposes of this provision as any transaction, contract, agreement or commitment in excess of $5,000; (13) incur any indebtedness for borrowed money, except for deposit liabilities and except for indebtedness incurred in the ordinary course of business the repayment term of which does not exceed one year; (14) cancel or compromise any debt or claim which has not previously been charged off, other than in the ordinary course of business in an aggregate amount which is not materially adverse; (15) enter into any transaction, contract or agreement which would permit the sale of investment or similar products by third parties on MFSB's premises; (16) invite or initiate or, subject to the fiduciary duties of the Board of Directors of MFSB, engage in discussions or negotiations for the acquisition or merger of MFSB by or with any corporation or other entity other than D&N and D&N Bank; (17) take any action which constitutes a breach or default of its obligations under the Merger Agreement which is reasonably likely to delay or jeopardize the receipt of any of the regulatory approvals required thereby or is reasonably likely to preclude the Merger from qualifying for pooling of interests accounting treatment or cause any of the other conditions to fail; and (18) take any action which would result in acceleration of payments on MFSB's ESOP loan.


  ABANDONMENT, TERMINATION, MODIFICATION, AMENDMENT AND WAIVER. The Merger Agreement may be terminated and the Merger abandoned before the effectiveness of the Merger as follows: (1) by written agreement among the parties authorized by a majority of the entire Board of Directors of each; (2) by either of the parties if any condition to effectiveness of the Merger is not fulfilled or not waived by the party adversely affected or shall have become impossible to fulfill; (3) by either of the parties in the event of a material breach by the opposite party of any representation, warranty, covenant, or agreement contained in the Merger Agreement which has not been cured within 30 days after written notice has been given to the breaching party; (4) by either of the parties if the Merger is not consummated on or before April 30, 1996; or
(5) by either of the parties in the event that the Average Price is less than $9.50 or greater than $14.50. In the event that the Merger Agreement is terminated after April 30, 1996 and MFSB is not in default of its obligations and has satisfied all of its conditions and if the Average Price is $9.50 or greater and is not more than $14.50, then D&N is required to pay MFSB a termination fee of $250,000 in satisfaction of any obligation of D&N to MFSB.


  At any time before effectiveness of the Merger (including the time after stockholder approval of the Merger Agreement), the time for performance may be extended and the covenants, agreements, and conditions of the Merger Agreement may be modified, amended, or waived by the appropriate officers or directors of D&N and MFSB; provided, however, that any such modification, extension, amendment or waiver shall not (i) change the amount or kind of consideration to be received; or (ii) change any term or condition which would materially and adversely affect MFSB's stockholders once the Merger Agreement has been approved by MFSB's stockholders.

  EFFECTIVENESS OF THE MERGER. No specific effective date for the Merger is provided by the Merger Agreement. If the Merger Agreement is approved by MFSB shareholders, it is expected that the Merger will be consummated as soon as practicable after the requisite regulatory approvals (see "The Merger--Regulatory Approvals") have been received. The Merger Agreement may be terminated and the Merger abandoned before the effectiveness of the Merger if the Merger is not consummated on or before April 30, 1996.

  ACCOUNTING TREATMENT. The parties anticipate accounting for the Merger as a pooling of interests and it is a condition to D&N's obligation to consummate the Merger that D&N have received an opinion from its accountant, dated as of the closing date, that the Merger be accounted for as a pooling of interests. Neither party is aware of any circumstances which would preclude the Merger from being treated as a pooling of interests.

  SURRENDER OF STOCK CERTIFICATES. After effectiveness of the Merger, each holder of certificates theretofore representing validly issued and outstanding shares of MFSB Common Stock will surrender his or her certificates to Illinois Stock Transfer Company, the exchange agent for such shares, and each holder will be entitled upon surrender to receive a certificate representing the whole number of shares of D&N Common Stock into which his or her shares of MFSB Common Stock will have been converted and cash (without interest thereon) in lieu of fractional shares of D&N Common Stock. Following effectiveness of the Merger and until surrendered, each outstanding certificate representing MFSB Common Stock will be deemed for all corporate purposes, other than payment of dividends previously declared and unpaid or uncollected, to evidence ownership of only the right to receive the D&N Common Stock (and cash in lieu of fractional shares) into which shares of MFSB Common Stock will have been converted in the Merger. Unless and until any such certificate is surrendered, the holder thereof will not have any right to receive D&N Common Stock (and cash in lieu of fractional shares) or any dividends otherwise payable on D&N Common Stock. Following surrender, there will be paid to the record holder of any MFSB Common Stock the amount of any dividends (without interest thereon) otherwise payable except for failure to surrender.

  RESALE OF THE D&N COMMON STOCK. Shares of D&N Common Stock issued to shareholders of MFSB will be transferable without restriction upon disposition, except shares issued to any person who may be considered an "affiliate" of MFSB, as defined by the rules and regulations of the Commission under the Securities Act. MFSB has agreed in the Merger Agreement to furnish at or before the effective date of the Merger an agreement from each such "affiliate" that such person will not make a "distribution" within the meaning of the Commission's Rule 145 of D&N Common Stock received in the Merger and that such stock will be held subject to all applicable provisions of the Securities Act and the rules and regulations of the Commission thereunder. In addition, such agreements will contain prohibitions upon dispositions by affiliates which would prevent the Merger from being accounted for as a pooling of interest. (See "The Merger--Accounting Treatment").


                        DESCRIPTION AND COMPARISON OF
                  D&N CAPITAL STOCK AND MFSB CAPITAL STOCK


  Holders of MFSB Common Stock will, upon consummation of the Merger, become holders of D&N Common Stock. The rights of holders of D&N Common Stock differ in some respects from the rights of holders of MFSB Common Stock. These differences are due to differences between the provisions of D&N's Certificate of Incorporation and Bylaws and MFSB's Federal Stock Charter and Bylaws and differences between the Delaware Law, under which D&N is incorporated, and HOLA and certain OTS regulations, under which MFSB is chartered. By voting in favor of the Merger, MFSB shareholders will be giving up their rights to be shareholders in a Federally chartered and regulated financial institution and shall be accepting shares in a less-regulated state chartered holding company free to conduct a wide array of businesses. The following discussion describes and compares the material differences between the rights of holders of D&N Common Stock and MFSB Common Stock.


  D&N COMMON STOCK. D&N is authorized to issue shares of D&N Common Stock, par value $.01 per share. At September 30, 1995, there were 6,750,521 shares of D&N Common Stock outstanding, 21,456 of which were held as treasury shares. As of that date, there were approximately 4,850 holders of record.

  Subject to the rights of the holders of any D&N Preferred Stock if and when outstanding (as described below and of which there currently is none), holders of D&N Common Stock are entitled to receive dividends if and when declared by the Board of Directors out of any funds legally available therefor. Subject to the rights of holders of any D&N Preferred Stock if and when outstanding, holders of D&N Common Stock are entitled to receive pro rata upon liquidation, dissolution, or winding up all of the assets of D&N remaining after provision for the payment of creditors. Subject to the rights of holders of any D&N Preferred Stock if and when outstanding to elect additional directors in the case of dividend arrearage, holders of D&N Common Stock are vested with exclusive voting rights, each share being entitled to one vote. Holders of D&N Common Stock have no cumulative voting rights in electing directors. Holders of D&N Common Stock have no preemptive rights to subscribe for any additional shares of capital stock which D&N may issue. D&N Common Stock is neither convertible nor redeemable. All outstanding shares of D&N Common Stock are fully paid and nonassessable and have tandem shareholder rights as described below.

  D&N Common Stock is traded on the Nasdaq NMS (symbol DNFC). The high, low, and last sales prices for D&N Common Stock on February 27, 1996, were $13.375, $13.125 and $13.25, respectively. On October 19, 1995, the last full trading day before public announcement of the Merger, the high, low, and last sales prices were $12.625, $12.25 and $12.50, respectively. With respect to the D&N Common Stock issuable following consummation of the Merger, D&N expects that price quotations for D&N Common Stock will continue to be provided on the Nasdaq NMS.

  D&N PREFERRED STOCK. D&N's Certificate of Incorporation authorizes 1,000,000 shares of preferred stock $.01 par value. D&N is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law. The Board of Directors, without stockholder approval, is authorized to fix the designations, powers, preferences, and relative, participating, optional and other special rights of such shares, including voting rights (which could be multiple or as a separate class) and conversion rights, that could adversely affect the voting power of the holders of D&N Common Stock. In the event of a proposed merger, tender offer or other attempt to gain control of D&N of which management does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that could impede the completion of such a transaction. The Board of Directors could also issue a series of preferred stock that may have the effect of deterring a future takeover attempt.

  D&N WARRANTS. As of September 30, 1995, there were outstanding warrants ("Warrants") to purchase 1,001,912 shares of D&N Common Stock. Each Warrant entitles the holder thereof to purchase one share of D&N Common Stock at an exercise price of $8.25 at any time prior to 5:00 p.m., Eastern Time on December 31, 1996. The number of shares purchasable upon exercise of the Warrants and the exercise price is subject to customary anti-dilution provisions for adjustment to reflect among other things, stock dividends on or stock splits of D&N Common Stock or reclassification of its shares of D&N Common Stock. In such situation, the number of shares purchasable upon exercise will be adjusted so that the Warrant holder shall be entitled to receive the kind and number of shares which the holder thereof would have owned or been entitled to receive after the occurrence of any of such events if the Warrants had been exercised prior thereto. The exercise price will be adjusted accordingly. The Warrants trade over the counter with price quotations
furnished on the Nasdaq NMS under the symbol "DNFCW."   The Warrants have no
value other than as the right to acquire D&N Common Stock at the exercise price. The Warrants do not confer upon the holders thereof any of the rights or privileges of a stockholder. Accordingly, the Warrants do not entitle holders thereof to receive any dividends, to vote, to call meetings or to receive any distribution upon a liquidation of D&N. D&N has authorized and reserved for issuance a number of shares of Common Stock sufficient to provide for the exercise of the rights represented by the Warrants. Shares issued upon exercise of the Warrants will be fully paid and nonassessable. Warrants not exercised prior to 5:00 p.m. Eastern Time, on December 31, 1996 shall become null and void.


  MFSB COMMON STOCK. MFSB is authorized to issue 3,000,000 shares of MFSB Common Stock, $1.00 par value. At December 31, 1995, there were 186,604 shares of MFSB Common Stock outstanding, held of record by 48 holders and outstanding options for the purchase of 4,500 shares of MFSB Common Stock with an exercise price of $21.00 per share granted to certain employees of MFSB pursuant to MFSB's 1994 Incentive Stock Option Plan. Under the Merger Agreement holders of the options are required to convert such options into MFSB Common Stock prior to the effective date. MFSB Common Stock is traded over-the-counter although there is no established public trading market for the stock.


  Holders of MFSB Common Stock are entitled to receive dividends when, as, and if declared by the MFSB Board of Directors out of any funds legally available therefor. In the event of liquidation, holders of MFSB Common Stock are entitled, after payment of the claims of creditors, to receive pro rata the net assets of MFSB. Holders of MFSB Common Stock are vested with all voting power of MFSB and are entitled to one vote for each share held. MFSB's shareholders have no cumulative voting rights with respect to the election of directors. Holders of MFSB Common Stock do not have any preemptive rights to subscribe for additional shares of capital stock of MFSB. MFSB Common Stock is neither convertible nor redeemable. All outstanding shares of MFSB Common Stock are fully paid and nonassessable.

  MFSB PREFERRED STOCK. MFSB is authorized to issue 2,000,000 shares of preferred stock, $1.00 par value ("MFSB Preferred Stock"). Shares of MFSB Preferred Stock are issuable in series with designation, powers, relative rights and preferences as prescribed by MFSB's Board of Directors in the resolution providing for the issuance thereof. There are currently no shares of MFSB Preferred Stock outstanding.

                     COMPARISON OF CERTAIN PROVISIONS OF
              D&N'S CERTIFICATE OF INCORPORATION AND BYLAWS AND
                   MFSB'S FEDERAL STOCK CHARTER AND BYLAWS

  The following discussion describes provisions of D&N's Certificate of Incorporation ("Certificate") and Bylaws and MFSB's Federal Stock Charter and Bylaws relating to the topics indicated by the captions and then compares the provisions. The discussion is intended to show the similarities and differences in the rights of holders of D&N Common Stock and MFSB Common Stock and illustrate the effect of the Merger on MFSB shareholders who become D&N shareholders.

BOARD OF DIRECTORS.


  D&N. D&N's Certificate provides that no member of the board may be removed except for cause (as defined in 12 C.F.R. Section 563.99), and then only by the affirmative vote of (1) not less than a majority of the directors then in office and (2) the holders of not less than a majority of the then outstanding shares of D&N's capital stock entitled to vote. In addition, at least 20 days before a meeting of stockholders called for purposes of considering removal, written notice must be sent to the director or directors whose removal is sought. D&N's Certificate provides that the board of directors shall consist of not less than seven nor more than 15 directors, the exact number of which shall be fixed from time to time by the board of directors. The board of directors is to be divided into three classes, as equal in number as possible. The members of each class are elected for a three-year term with one class being elected annually. No decrease in the number of directors may affect the term of any director then in office. Vacancies in the board of directors may be filled only by a majority vote of the directors then in office, whether or not a quorum exists. Directors need not be residents of the State of Delaware.


  MFSB.    MFSB's Bylaws provide that a director may be removed from the Board of Directors with cause pursuant to the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors. MFSB's Bylaws provide that the Board of Directors shall consist of seven (7) members and shall be divided into three classes as nearly equal in number as possible. The members of each class are elected for a three-year term with one class being elected annually. Each director is required at all times to be a beneficial owner of not less than 100 shares of MFSB Common Stock unless MFSB becomes a wholly-owned subsidiary of a holding company.

  COMPARISON. D&N's and MFSB's provisions regarding the election and removal of directors are similar. These provisions could have the effect of making removal of incumbent management more difficult, and, therefore, may discourage accumulation of a substantial block of common stock by a shareholder and discourage assumption of control by such a shareholder.

ACTION BY SHAREHOLDERS.

  D&N. D&N's Certificate does not permit action to be taken by stockholders by written consent. As a result, D&N stockholders may not act by written consent. Special meetings called by holders for any purpose other than considering a change in control or amendments to the Certificate may be called by holders of not less than one-tenth of the outstanding voting stock, and such meetings require not less than 10 nor more than 60 days prior notice stating the purposes of the meeting. Special meetings for the purpose of considering a change in control or amendments to D&N's Certificate may be called only by the Chairman of the Board, the President, or either at the written request of a majority of the directors then in office.

  MFSB. MFSB's Bylaws provide that an action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting, and without a vote, if all of the shareholders entitled to vote thereon consent thereto in writing. Pursuant to MFSB's Bylaws, special meetings of the shareholders shall be held when directed by the Chairman of the Board, the President, a majority of the Board of Directors, or when requested in writing by the holders of not less than 10 percent of all the shares entitled to vote at the meeting.

  COMPARISON. D&N's Certificate does not permit action by stockholders by unanimous written consent without a meeting. MFSB's Bylaws do permit action by unanimous written consent. D&N's Certificate makes calling special stockholder meetings more difficult than does MFSB's Bylaws. The D&N provisions may have the effect of assisting incumbent management in retaining their positions and discouraging business combination transactions, such as a merger, which management does not first approve.

SUPERMAJORITY APPROVAL OF CERTAIN TRANSACTIONS.

  D&N. D&N's Certificate requires the affirmative vote of the holders of 75 percent or more of the outstanding voting stock to approve any "Business Combination" (as defined below) unless either of the two following conditions exist: (1) the Business Combination was approved by the board of directors by the affirmative vote of 75 percent of the directors who were directors prior to a "Related Person" acquiring more than ten percent of its shares (such a director is referred to as a "Continuing Director"); or (2) the aggregate amount of consideration to be received by D&N's stockholders is not less than the greater of (i) the highest price per share paid by the Related Person in acquiring any of the stock previously; (ii) the highest per share market value reached within the twelve-month period immediately preceding the date the proposal for such Business Combination was first publicly announced; or (3) the book value per share of the stock as of the last day of the month immediately preceding the date the proposal for the Business Combination was first publicly announced.

  A "Business Combination" is defined generally to include any merger, consolidation, sale of assets, issuance, recapitalization or other transaction with, or on behalf of, a Related Person or which transaction which has the effect of increasing the Related Person's voting power. A "Related Person" generally means a corporation, partnership, trust, or other entity which acquires or owns (beneficially or directly) ten percent or more of the D&N's outstanding voting stock.

  MFSB. Under MFSB's Federal Stock Charter, any action to be taken by the shareholders of MFSB requires the affirmative approval of a majority of the holders of the outstanding MFSB Common Stock entitled to vote. Under OTS regulations, the affirmative vote of two-thirds of the outstanding voting stock of MFSB is required to approve the Merger.

  COMPARISON. D&N's Certificate and OTS Regulations applicable to MFSB contain certain supermajority voting provisions. D&N's Certificate discourages business combination transactions, such as a merger, between D&N and a holder of a substantial block of D&N voting stock, unless management approves the transaction. Thus, the D&N provisions may have the effect of giving a minority shareholder or group of shareholders, including management, the ability to defeat a transaction which may be desired by or viewed as beneficial to other stockholders.

AMENDMENT OR REPEAL OF CERTAIN PROVISIONS.

  D&N. The provisions of D&N's Certificate described herein may be amended or repealed only if first proposed by the Board of Directors upon the affirmative vote of two-thirds of the members at a duly constituted meeting and then by the affirmative vote of at least 75 percent of the total votes eligible to vote at a meeting of D&N's stockholders. D&N's Bylaws may be amended or repealed by the affirmative vote of at least a majority vote of D&N's stockholders or a majority of D&N's full Board of Directors.

  MFSB. The provisions of MFSB's Federal Stock Charter may be amended or repealed only if first proposed by the Board of Directors, then preliminarily approved by the OTS, and thereafter approved by a majority of the shares entitled to vote. MFSB's Bylaws may be added to, amended, or repealed by either a majority of the shareholders at any lawfully conducted meeting or a majority of the full Board of Directors.

  COMPARISON. MFSB's Federal Stock Charter and Bylaws are, with respect to provisions discussed in this section, easier to amend than D&N's Certificate and Bylaws.

APPROVAL OF ACQUISITIONS OF CONTROL.

  D&N. D&N's Certificate prohibits any person (whether an individual, company or group acting in concert) from acquiring beneficial ownership of 10 percent or more of D&N's voting stock, unless the acquisition has received the prior approval of all required federal regulatory authorities. This provision does not apply to the purchase of shares by underwriters in connection with a public offering, and the provisions remain effective only so long as D&N Bank is a majority-owned subsidiary of D&N. Shares acquired in excess of this limitation are not entitled to vote or take other stockholder action or be counted in determining the total number of outstanding shares of voting stock in connection with any matter involving stockholder action. This limitation on purchases does not apply to D&N Bank's Employee Stock Ownership Plan or other employee benefit plans.

  MFSB.  MFSB's Federal Stock Charter and Bylaws contain no similar provision.

POSSIBLE EFFECTS OF D&N PROVISIONS.

  D&N's Certificate and Bylaws generally contain provisions that may have the effect of discouraging, delaying, deterring or preventing a change in control of D&N, through a business combination transaction or otherwise. These provisions may also have the effect of making D&N's incumbent management more difficult to remove and may discourage accumulation of significant blocks of D&N Common Stock. However, D&N's intent in implementing the provisions described above was not to discourage proposals involving a change in control of D&N, but to encourage the makers of such proposals to negotiate with D&N's management and Board of Directors so that they can act in the best interest of stockholders.

              COMPARISON OF THE DELAWARE BUSINESS CORPORATION ACT
                AND THE HOME OWNERS LOAN ACT AND OTS REGULATIONS

  If the Merger is consummated, MFSB shareholders will become stockholders of D&N. D&N is a Delaware corporation incorporated under the Delaware Law. MFSB is a federally chartered stock savings bank which operates pursuant to HOLA and regulations promulgated by the OTS thereunder (collectively, the "OTS Regulations"). The following discussion summarizes material differences between the Delaware Law and the OTS Regulations with respect to rights of shareholders.

RIGHTS OF DISSENTING SHAREHOLDERS.

  Under the Delaware Law and OTS Regulations, stockholders and shareholders, respectively, who do not vote in favor of certain corporate actions have the right to receive cash in exchange for their stock. This right is known as "dissenter and appraisal rights" under OTS Regulations and "appraisal rights" under the Delaware Law.

  DELAWARE LAW. Under the Delaware Law, dissenters' appraisal rights are available for the shares of stock of a constituent corporation in certain mergers. Unless the corporation's certificate of incorporation otherwise provides, dissenters' appraisal rights are not available under the Delaware Law as a result of an amendment to a corporation's certificate of incorporation or the sale of all or substantially all of the assets of the corporation. Under the Delaware Law, no dissenters' appraisal rights are available for the shares of any stock which, at the record date fixed to determine the stockholder entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were listed on a national securities exchange, designated as a Nasdaq NMS or held of record by more than 2,000 stockholders. Notwithstanding the foregoing, dissenter appraisal rights are available for the shares of any class of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation to accept in exchange anything except (1) shares of stock of the corporation surviving or resulting from such merger or consolidation; (2) shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange, designated as a Nasdaq NMS or held of record by more than 2,000 stockholders; (3) cash in lieu of fractional shares of the corporations described in the foregoing clauses (1) and (2); or (4) any combination of the foregoing.

  OTS REGULATIONS. Generally speaking, under OTS Regulations, any stockholder of a federal stock association which is merging or consolidating with another depository institution has the right to demand payment of the fair or appraised value of his or her stock, provided such stockholder has not voted in favor of the merger and otherwise complies with OTS Regulations. However, a stockholder may not demand payment of the stock's fair or appraised value if (1) the stock was listed on a national securities exchange or quoted on the Nasdaq system on the date of the meeting at which the merger was acted upon; or (2) stockholder action is not required for the merger; and the stockholder is required to accept only cash, shares of stock listed on a national exchange or quoted on the Nasdaq system, or any combination thereof in exchange for his or her stock. MFSB stockholders have dissenters' rights with respect to the Merger. See "The Merger--Rights of Dissenting Stockholders."

SUPERMAJORITY VOTING PROVISIONS.

  DELAWARE LAW. Under the Delaware Law, supermajority voting provisions (which require a vote greater than that required by statute in order to take certain actions) may be included in a corporation's certificate of incorporation. Adding a supermajority voting provision to the certificate of incorporation requires a simple majority vote by stockholders. Changing or eliminating a supermajority voting provision requires the same simple majority stockholder approval unless the certificate of incorporation specifically requires a higher vote.

  OTS REGULATIONS. The OTS Regulations provide that a federally chartered stock savings bank may amend its charter to add provisions, such as a supermajority voting provision, not set forth in the OTS Regulations, provided that, in addition to the required OTS and shareholder approvals, independent legal counsel opines that the proposed charter provision would be permitted to be adopted by a corporation chartered by the state in which the principal office of the federally chartered stock savings bank is located. Since MFSB's principal office is in Michigan, Michigan's Business Corporation Act (the "MBCA") would apply. Supermajority provisions are generally permitted under the MBCA, however, any amendment which changes or deletes such a provision must be authorized by the same votes as would be required to take action under the provision.

ACTION WITHOUT A MEETING.

  DELAWARE LAW. Under the Delaware Law, unless the certificate of incorporation otherwise provides (as does D&N's Certificate of Incorporation), an action required by law to be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding shares having the minimum number of votes that would be necessary to take the action at a meeting have consented in writing to the action.

  OTS REGULATIONS. The OTS Regulations do not provide for action by shareholders without a meeting and a vote, although a federally chartered stock savings bank may include in its bylaws (as do MFSB's Bylaws) a provision allowing action by unanimous consent of shareholders without a meeting.

TRANSACTIONS WITH INTERESTED SHAREHOLDERS.

  DELAWARE LAW. The Delaware Law provides that if a person acquires 15 percent or more of a Delaware corporation's voting stock (thereby becoming an "interested stockholder"), such stockholder may not engage for three years after such acquisition in certain enumerated transactions with the corporation (a "business combination") unless one of three exceptions is satisfied: (1) prior to the date such person became an interested shareholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction which resulted in such person becoming an interested stockholder, such person owned at least 85 percent of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares owned by directors who are also officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer); or (3) the business combination is approved by the board and authorized by the affirmative vote of a stockholder's meeting (a written consent cannot be used for this purpose) of at least 66-2/3 percent of the outstanding voting stock not owned by the interested stockholder.

  OTS REGULATIONS. The OTS Regulations do not contain any provision similar to those of the Delaware Law with respect to transactions with interested shareholders.

               PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS



  The following pro forma combined condensed balance sheet as of September 30, 1995, and the pro forma combined condensed statements of income for the nine-month periods ended September 30, 1995 and 1994 and each of the years in the three-year period ended December 31, 1994, give effect to the Merger based on the historical consolidated financial statements of D&N and its subsidiaries and the historical financial statements of MFSB under the assumptions and adjustments set forth in the accompanying notes to the pro forma financial statements.


  The pro forma financial statements have been prepared by the managements of D&N and MFSB based upon their respective financial statements. These pro forma statements, which include results of operations as if the Merger had been consummated at the beginning of each period presented, may not be indicative of the results that actually would have occurred if the Merger had been in effect on the dates indicated or which may be obtained in the future. The pro forma financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto of D&N and the historical financial statements and notes thereto of MFSB incorporated by reference herein.

  The following pro forma combined condensed balance sheet and condensed statements of income include:

  a) D&N Financial Corporation's historical consolidated financial information, which has been designated herein as "D&N".

  b) Macomb Federal Savings Bank's historical financial information, which has been designated herein as "MFSB".

  c) The combined statements of D&N and Macomb, which have been designated herein as "Pro Forma Combined".

  d) D&N has entered into a definitive agreement, dated November 8, 1995, to acquire, for shares of D&N Common Stock, all of the issued and outstanding common stock of MFSB. The proposed transaction would be accounted for as a pooling of interests; accordingly, historical financial data for MFSB is included for all periods presented. There can be no assurance at this stage of the process that the transaction will be completed. The pro forma financial information of MFSB, the fiscal year-end of which is June 30, has been restated to conform with D&N's fiscal year-end of December 31 by adding the results of MFSB for the six-month period ended December 31 to the most recent fiscal year-end information and deducting the results of MFSB for the six-month period ended December 31 of the preceding fiscal year.

                           D&N FINANCIAL CORPORATION
              PRO FORMA CONDENSED COMBINED STATEMENT OF CONDITION
                            AS OF SEPTEMBER 30, 1995



                                                          DNFC             MFSB         Pro Forma      Pro Forma
                                                 (as reported)    (as reported)        Adjustment       Combined

                                                          (In thousands)

 ASSETS

 Cash and due from banks                                       $2,950        $2,778                       $5,728

 Interest-bearing deposits in other banks                       3,703         2,452                        6,155
 Investment securities                                         57,001         9,095                       66,096

 Investment securities available for sale                      35,601           246                       35,847
 Mortgage-backed securities                                    72,510         4,353                       76,863

 Mortgage-backed securities available for sale                 59,045             0                       59,045

 Loans receivable, net                                        907,832        21,317                      929,149
 Other real estate owed                                         1,127             0                        1,127

 Federal income taxes                                           3,580           178                        3,758
 Property and equipment, net                                   14,450            81                       14,531

 Excess of cost over net assets of association acquired            83             0                           83

 Other assets                                                   7,304         1,547                        8,851
                                                                -----         -----                        -----
   Total assets                                            $1,165,186       $42,047    $   0          $1,207,233
                                                           ==========       =======    =====          ==========

 LIABILITIES
 Deposits                                                    $837,788       $34,534                     $872,322

 Securities sold under agreements to repurchase                41,346             0                       41,346

 FHLB advances and other borrowed money                       207,487            72                      207,559
 Advances from borrowers and investors held in escrow          10,587           311                       10,898

 Other liabilities                                              5,908           966     560  (g)           7,434
                                                                -----           ---     ---                -----
   Total liabilities                                       $1,103,116       $35,883    $560           $1,139,559
                                                           ----------       -------    ----           ----------

 STOCKHOLDERS' EQUITY

 Common Stock                                                     $68          $187       $(187) (d)          76
                                                                                              8  (d)
 Additional paid-in capital                                    48,001         1,430      (1,430) (d)      49,610
                                                                                           1,609 (d)

 Retained earnings                                             12,762         4,466        (560) (g)      16,668
 Unrealized holding gains (losses) on available-for-            1,452           153                        1,605
 sale securities

 Less cost of treasury stock                                    (213)                                      (213)

 Less unearned E.S.O.P. shares                                                 (72)                         (72)
   Total stockholders' equity                                 $62,070        $6,164       ($560)         $67,674
                                                              -------        ------       ------         -------


     Total liabilities and stockholders' equity            $1,165,186       $42,047         $  0      $1,207,233
                                                           ==========       =======         =======   ==========

 Tangible Capital Ratio                                         4.99%         14.3%                        5.27%

 Core Capital Ratio                                             4.99%         14.3%                        5.27%

 Risk-Based Capital Ratio                                       9.64%         42.4%                       10.23%


                           D&N FINANCIAL CORPORATION
                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME




                                     For Nine Months ended September 30,                    For Year  Ended December 31,
                                                1995                1994        1994                     1993            1992
                                                ----                ----        ----                     ----            ----
 INTEREST INCOME                                                (in thousands, except per share data)

 Loans                                     $  53,021           $  42,388          $   58,275       $   58,907         $  72,729
 Mortgage backed securities                    8,084               5,195               7,875           12,938            32,056

 Investments and deposits                      5,697               4,067               5,462            8,234            12,765
                                               -----               -----               -----            -----            ------

 Total                                        66,802              51,650              71,612           80,079           117,550
 INTEREST EXPENSE

 Deposits                                     27,793              21,903              29,807           33,815            46,619
 Securities sold under                         1,204                 442                 808                1               159
 agreements to repurchase

 FHLB advances and other                      10,205               4,769               7,407            9,748            21,992
 borrowed money

 Interest rate instruments                     2,421               8,313               9,812           15,309            18,776
                                               -----               -----               -----           ------            ------
 Total                                        41,623              35,427              47,834           58,873            87,646

 NET INTEREST INCOME                          25,179              16,223              23,778           21,206            29,904
 Provision for net losses                      1,500                   0                 100                0                59
                                               -----                   -                 ---                -                --

 Net interest income after
 provision for loan losses                    23,679              16,223              23,678           21,206            29,845

 NONINTEREST INCOME
 Charges and fees                              3,935               3,996               5,329            3,669             6,789

 Gain (loss) on loans held for                   583                 230                 227              777              (44)
 sale
 Gain (loss) on securities,
 investments, loans, servicing                 1,484               3,122               2,899         (29,917)             2,981
 rights, real estate owned

 Other income                                    132               1,166               1,129             552                723
                                                 ---               -----               -----             ----               ---

 Total                                         6,134               8,514               9,584         (24,919)            10,449
 NONINTEREST EXPENSE

 Compensation and benefits                    11,232              10,727              14,513           13,504            12,813
 Occupancy                                     1,619               1,487               1,994            2,053             2,122

 Deposit insurance                             1,831               2,036               2,655            2,285             2,294

 Amortization of intangibles                     290                 326                 448              777             1,950
 Other expense                                 7,686               7,583              10,076           12,510            11,223
                                               -----               -----              ------           ------            ------

 Total                                        22,658              22,159              29,686           31,129            30,402
 INCOME BEFORE INCOME TAXES                    7,155               2,578               3,576         (34,842)             9,892

 Applicable income taxes                          85                 103                 127          (3,709)             4,260
                                                  --                 ---                 ---          -------             -----

 INCOME BEFORE EXTRAORDINARY
 ITEMS AND CUMULATIVE EFFECTS
 OF ACCOUNTING CHARGES
                                              $7,070              $2,475              $3,449        ($31,133)            $5,632
                                              ======              ======              ======        =========            ======




 COMMON SHARE DATA
 Income before extraordinary
 items and cumulative effects
 of accounting changes

   Primary                                     $0.94               $0.33               $0.46          ($6.97)             $1.25

   Fully diluted                                 .89                 .33                 .46           (6.97)              1.25
 Weighted average shares

   Primary                                   7,488.2             7,485.5             7,485.7          4,464.6           4,511.6
   Fully diluted                             7,944.3             7,485.5             7,485.7          4,464.6           4,511.6


                           D&N FINANCIAL CORPORATION
                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995





                                                                                          DNFC             MFSB         Pro Forma
                                                                                 (as reported)    (as reported)        Adjustment

                                                                                       (in thousands, except per share data)
 INTEREST INCOME

   Loans                                                                            $51,718           $1,303           $53,021

   Mortgage backed securities                                                         7,893              191             8,084
   Investments and deposits                                                           5,070              627             5,697
                                                                                      -----              ---             -----

     Total                                                                           64,681            2,121            66,802
 INTEREST EXPENSE

   Deposits                                                                          26,524            1,269            27,793

   Securities sold under agreements to repurchase                                     1,204                0             1,204
   FHLB advances and other borrowed money                                            10,200                5            10,205

   Interest rate instruments                                                          2,421                0             2,421
                                                                                      -----                -             -----
     Total                                                                           40,349            1,274            41,623

 NET INTEREST INCOME                                                                 24,332              847            25,179

 Provision for loan losses                                                            1,500                0             1,500
                                                                                      -----                -             -----
 Net interest income after provision for loan losses                                 22,832              847            23,679

 NONINTEREST INCOME
 Charges and fees                                                                     3,917               18             3,935

 Gain (loss) on loans held for sale                                                     583                0               583

 Gain (loss) on securities, investments,                                              1,483                1             1,484
 loans, servicing rights, real estate owned
 Other income                                                                           132                0               132
                                                                                        ---                -               ---

     Total                                                                            6,115               19             6,134
 NONINTEREST EXPENSE

 Compensation and benefits                                                           10,886              346            11,232

 Occupancy                                                                            1,602               17             1,619
 Deposit insurance                                                                    1,738               93             1,831

 Amortization of intangibles                                                            290                0               290
 Other expense                                                                        7,575              111             7,686
                                                                                      -----              ---             -----

     Total                                                                           22,091              567            22,658

 INCOME BEFORE INCOME TAXES                                                           6,856              299             7,155
 Applicable income taxes                                                                  0               85                85
                                                                                          -               --                --

 INCOME BEFORE EXTRAORDINARY ITEMS AND                                               $6,856             $214            $7,070
                                                                                     ======             ====            ======
 CUMULATIVE EFFECTS OF ACCOUNTING CHANGES




 COMMON SHARE DATA
 Income before extraordinary items and
 cumulative effects of accounting change

   Primary                                                                            $1.02            $1.20             $0.94
   Fully diluted                                                                       0.96             1.20              0.89

 Weighted average shares

   Primary                                                                          6,722.5            177.9           7,488.2
   Fully diluted                                                                    7,178.6            177.9           7,944.3


                           D&N FINANCIAL CORPORATION
                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994



                                                                                       DNFC             MFSB         Pro Forma
                                                                               (as reported)    (as reported)         Combined

                                                                                      (in thousands, except per share data)
 INTEREST INCOME

   Loans                                                                             41,162           $1,226           $42,388

   Mortgage backed securities                                                         4,997              198             5,195
   Investments and deposits                                                           3,669              398             4,067
                                                                                      -----              ---             -----

     Total                                                                           49,828            1,822            51,650
 INTEREST EXPENSE

   Deposits                                                                          20,957              946            21,903

   Securities sold under agreements to repurchase                                       442                0               442
   FHLB advances and other borrowed money                                             4,762                7             4,769

   Interest rate instruments                                                          8,313                0             8,313
                                                                                      -----                -             -----
     Total                                                                           34,474              953            35,427

 NET INTEREST INCOME                                                                 15,354              869            16,223

 Provision for loan losses                                                                0                0                 0
                                                                                          -                -                 -
 Net interest income after provision for loan losses                                 15,354              869            16,223

 NONINTEREST INCOME
 Charges and fees                                                                     3,979               17             3,996

 Gain (loss) on loans held for sale                                                     230                0               230

 Gain (loss) on securities, investments,                                              3,121                1             3,122
 loans, servicing rights, real estate owned
 Other income                                                                         1,166                0             1,166
                                                                                      -----                -             -----

     Total                                                                            8,496               18             8,514
 NONINTEREST EXPENSE

 Compensation and benefits                                                           10,459              268            10,727

 Occupancy                                                                            1,469               18             1,487
 Deposit insurance                                                                    1,947               89             2,036

 Amortization of intangibles                                                            326                0               326
 Other expense                                                                        7,459              124             7,583
                                                                                      -----              ---             -----

     Total                                                                           21,660              499            22,159

 INCOME BEFORE INCOME TAXES                                                           2,190              388             2,578
 Applicable income taxes                                                                  0              103               103
                                                                                          -              ---               ---

 INCOME BEFORE EXTRAORDINARY ITEMS AND                                               $2,190             $285            $2,475
                                                                                     ======             ====            ======
 CUMULATIVE EFFECTS OF ACCOUNTING CHANGES




 COMMON SHARE DATA
 Income before extraordinary items and
 cumulative effects of accounting changes

   Primary                                                                            $0.33            $1.60             $0.33
   Fully diluted                                                                        .33             1.60               .33

 Weighted average shares

   Primary                                                                          6,719.8            177.9           7,485.5
   Fully diluted                                                                    6,719.8            177.9           7,485.5


                           D&N FINANCIAL CORPORATION
                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                        FOR YEAR ENDED DECEMBER 31, 1994




                                                                               DNFC                 MFSB           Pro Forma
                                                                      (as reported)        (as reported)            Combined

                                                                                 (in thousands, except per share data)
 INTEREST INCOME

 Loans                                                                    $  56,634            $   1,641           $  58,275

 Mortgage backed securities                                                   7,610                  265               7,875
 Investments and deposits                                                     4,883                  579               5,462
                                                                              -----                  ---               -----

   Total                                                                     69,127                2,485              71,612
 INTEREST EXPENSE

 Deposits                                                                    28,494                1,313              29,807

 Securities sold under agreements to repurchase                                 808                    0                 808
 FHLB advances and other borrowed money                                       7,399                    8               7,407

 Interest rate instruments                                                    9,812                    0               9,812
                                                                              -----            ---------               -----
   Total                                                                     46,513                1,321              47,834

 NET INTEREST INCOME                                                         22,614                1,164              23,778

 Provision for loan losses                                                      100                    0                 100
                                                                                ---            ---------                 ---
 Net interest income after provision for loan losses                         22,514                1,164              23,678

 NONINTEREST INCOME
 Charges and fees                                                             5,306                   23               5,329

 Gain (loss) on loans held for sale                                             227                    0                 227

 Gain (loss) on securities, investments, loans,
 servicing rights, real estate owned                                          2,898                    1               2,899
 Other income                                                                 1,129                    0               1,129
                                                                              -----            ---------               -----

   Total                                                                      9,560                   24               9,584
 NONINTEREST EXPENSE

 Compensation and benefits                                                   14,073                  440              14,513

 Occupancy                                                                    1,971                   23               1,994
 Deposit insurance                                                            2,563                   92               2,655

 Amortization of intangibles                                                    448                    0                 448
 Other expense                                                                9,928                  148              10,076
                                                                              -----            ---------              ------

   Total                                                                     28,983                  703              29,686

 INCOME BEFORE TAXES                                                          3,091                  485               3,576
 Applicable income taxes                                                          0                  127                 127
                                                                                  -            ---------                 ---

 INCOME BEFORE EXTRAORDINARY ITEMS AND
 CUMULATIVE EFFECTS OF ACCOUNTING CHARGES                                 $   3,091            $     358           $   3,449
                                                                          =========            =========           =========




 COMMON SHARE DATA
 Net Income
   Primary                                                                    $0.46                $2.01               $0.46

   Fully diluted                                                                .46                 2.01                 .46
 Weighted average shares

   Primary                                                                  6,720.0                177.9             7,485.7

   Fully diluted                                                            6,720.0                177.9             7,485.7


                           D&N FINANCIAL CORPORATION
                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                        FOR YEAR ENDED DECEMBER 31, 1993



                                                                                       DNFC             MFSB         Pro Forma
                                                                               (as reported)    (as reported)         Combined

                                                                                     (in thousands, except per share data)
 INTEREST INCOME

   Loans                                                                            $57,278           $1,629           $58,907

   Mortgage backed securities                                                        12,649              289            12,938
   Investments and deposits                                                           7,728              506             8,234
                                                                                      -----              ---             -----

     Total                                                                           77,655            2,424            80,079
 INTEREST EXPENSE

   Deposits                                                                          32,478            1,337            33,815

   Securities sold under agreements to repurchase                                         1                0                 1
   FHLB advances and other borrowed money                                             9,737               11             9,748

   Interest rate instructions                                                        15,309                0            15,309
                                                                                     ------                -            ------
     Total                                                                           57,525            1,348            58,873

 NET INTEREST INCOME                                                                 20,130            1,076            21,206

   Provision for loan losses                                                              0                0                 0
                                                                                          -                -                 -
   Net interest income after provision for loan losses                               20,130            1,076            21,206

 NONINTEREST INCOME
 Charges and fees                                                                     3,639               30             3,669

 Gain (loss) on loans held for sale                                                     777                0               777

 Gain (loss) on securities, investments, loans,                                    (29,963)               46          (29,917)
   servicing rights, real estate owned
 Other income                                                                           552                0               552
                                                                                        ---                -               ---

   Total                                                                           (24,995)               76          (24,919)
 NONINTEREST EXPENSE

 Compensation and benefits                                                           13,031              473            13,504

 Occupancy                                                                            2,027               26             2,053
 Deposit insurance                                                                    2,217               68             2,285

 Amortization of intangibles                                                            777                0               777
 Other expense                                                                       12,331              179            12,510
                                                                                     ------              ---            ------

   Total                                                                             30,383              746            31,129

 INCOME BEFORE INCOME TAXES                                                        (35,248)              406          (34,842)
 Applicable income taxes                                                            (3,803)               94           (3,709)
                                                                                    -------               --           -------

 INCOME BEFORE EXTRAORDINARY ITEMS AND                                            $(31,445)             $312         $(31,133)
                                                                                  =========             ====         =========
 CUMULATIVE EFFECTS OF ACCOUNTING CHARGES




 COMMON SHARE DATA
 Income before extraordinary items and
 cumulative effects of accounting changes

   Primary                                                                          ($8.44)            $1.82           ($6.97)
   Fully diluted                                                                     (8.44)            $1.82           ($6.97)

 Weighted average shares

   Primary                                                                          3,724.3            172.0           4,464.6
   Fully diluted                                                                    3,724.3            172.0           4,464.6


                           D&N FINANCIAL CORPORATION
                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                        FOR YEAR ENDED DECEMBER 31, 1992




                                                          DNFC           MFSB     Pro Forma
                                                  (as reported) (as reported)      Combined

                                                         (in thousands, except per share data)
 INTEREST INCOME

   Loans                                               $70,877     $1,852         $72,729

   Mortgage backed securities                           31,878        178          32,056
   Investment and deposits                              11,847        918          12,765
                                                        ------        ---          ------

     Total                                             114,602      2,948         117,550
 INTEREST EXPENSE

   Deposits                                             44,891      1,728          46,619

   Securities sold under agreement to repurchase           159          0             159
   FHLB advances and other borrowed money               21,986          6          21,992

   Interest rate instruments                            18,876          0          18,876
                                                        ------          -          ------
     Total                                              85,912      1,734          87,646

 NET INTEREST INCOME                                    28,690      1,214          29,904

 Provision for loan losses                                   0         59              59
                                                             -         --              --
 Net interest income after provision for loan loss      28,690      1,155          29,845

 NONINTEREST INCOME
 Charges and fees                                        6,756         33           6,789

 Gain (loss) on loans held for sale                       (44)          0            (44)

 Gain (loss) on securities, investments,                 3,007       (26)           2,981
 loans, servicing rights, real estate owned
 Other income                                              725        (2)             723
                                                           ---        ---             ---

     Total                                              10,444          5          10,449
 NONINTEREST EXPENSE

 Compensation and benefits                              12,363        450          12,813

 Occupancy                                               2,095         27           2,122
 Deposit insurance                                       2,207         87           2,294

 Amortization of intangibles                             1,950          0           1,950
 Other expenses                                         11,035        188          11,223
                                                        ------        ---          ------

     Total                                              29,650        752          30,402

 INCOME BEFORE INCOME TAXES                              9,484        408           9,892
 Applicable income taxes                                 4,139        121           4,260
                                                         -----        ---           -----

 INCOME BEFORE EXTRAORDINARY ITEMS AND                  $5,345       $287          $5,632
                                                        ======       ====          ======
 CUMULATIVE EFFECTS OF ACCOUNTING CHANGES




 COMMON SHARE DATA
 Income before extraordinary items and
 cumulative effects of accounting changes

   Primary                                               $1.43        N/A           $1.25
   Fully diluted                                          1.43        N/A            1.25

 Weighted average shares

   Primary                                             3,708.4        N/A         4,511.6
   Fully diluted                                       3,708.4        N/A         4,511.6


                               NOTES TO PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS



a) The pro forma information presented is not necessarily indicative of results of operations or the combined financial position that would have resulted had the Merger been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. It is anticipated that the Merger will be consummated by April 30, 1996.


b) D&N and MFSB are still in the process of reviewing their respective accounting policies in light of those employed by the other entity.
         As a result of this review, it might be necessary to restate MFSB's financial statements to conform to the accounting policies of D&N. No restatements of prior periods have been included in the proforma condensed combined financial statements. At this time it is not expected that conformance of such accounting policies will have a material impact on the pro forma condensed financial statements.

c) Certain reclassifications have been included in the unaudited pro forma condensed balance sheet and statements of income to conform statement presentations. Any transactions conducted in the ordinary course of business between the two companies are immaterial, and accordingly, have not been eliminated.


d) Pro forma adjustments to common shares and additional paid-in-capital at September 30, 1995, reflect the Merger accounted for as a "pooling of interests", through the exchange of 803,162 shares of Common Stock of the combined company (using the exchange ratio of 4.3041) for the 186,604 outstanding shares of MFSB Common Stock. See "Notes to Historical Pro Forma and Equivalent Per Share Data -- Note(c)."


         The pro forma entry is displayed below (in thousands):

         Debit Common Stock (MFSB)                 $  187
         Debit Additional paid-in-capital (MFSB)    1,430
             Credit Common Stock (Combined company)                  $    8
             Credit Additional paid-in-capital (Combined company)     1,609

e) Income per share data has been computed based on the combined historical income from continuing operations applicable to common shareholders of D&N and MFSB using the historical weighted average number of outstanding shares of D&N Common Stock, and the historical weighted average number of outstanding shares of MFSB Common Stock adjusted to equivalent shares of Common Stock of the combined company, except that, for the period prior to its initial public offering of Common Stock in 1992, MFSB's results are reflected in the combined statements as if their initial offering of 186,604 common shares had been outstanding.


f) There is currently legislation pending in Congress which would correct the FDIC premium disparity which currently exists between BIF and SAIF insured deposits. If the legislation is passed, D&N could have an after-tax charge of $4.5 to $5.5 million for fiscal year 1996, with a corresponding drop in deposit insurance premiums of approximately $1.5 million after-tax annually.






g) A liability of $850 thousand has been recorded in the unaudited pro forma condensed balance sheet to reflect D&N's and MFSB's current estimate of merger related charges. This resulted in a $560 thousand after-tax charge to retained earnings in this unaudited pro forma condensed combined balance sheet.


         The pro forma entry is displayed below (in thousands):

         Debit Retained Earnings                $560
         Debit Other liabilities-taxes payable   290
             Credit Other liabilities-reserve          $850


         This charge has been excluded from the pro forma condensed combined income statements due to its nonrecurring nature.



h) Per share amounts for D&N exclude extraordinary items for prepayment penalties of $(.52) and $(.42) for the years ended December 31, 1993 and 1992, respectively, and the cumulative effect of changes in accounting principles of $(9.04) for the year ended December 31, 1993.



i) Income per share amounts for MFSB for the year ended December 31, 1992 are not applicable as MFSB converted to a stock savings bank in August, 1992.

                             INFORMATION ABOUT D&N

    GENERAL. D&N is a savings bank holding company organized under the laws of the state of Delaware. D&N's sole subsidiary is D&N Bank, a Federal Savings Bank, a federally chartered stock savings bank headquartered in Hancock, Michigan.

    D&N Bank was founded in 1889 and operated as a state-chartered mutual savings and loan association until 1984, when it converted to a federal charter. In 1985, D&N Bank converted to a stock association, and in 1986 converted to a federal savings bank. D&N Bank adopted a holding company structure in 1988 and became wholly owned by D&N. D&N's had total assets of $1.165 billion as of September 30, 1995.

    D&N's primary business consists of attracting deposits from the general public and making real estate and consumer loans and other types of investments. D&N conducts its business through a network of 35 full-service community banking offices located in southeast Michigan, mid- Michigan, and Michigan's upper peninsula and northern Wisconsin, including its main office in Hancock, Michigan, three mortgage company offices and seven savings agency offices which provide depository services.


    RECENT DEVELOPMENTS. On January 23, 1996, D&N announced net income for 1995 of $10.1 million, or $1.45 per share ($1.40 fully diluted), compared to net income of $3.1 million or $0.46 per share, for 1994. For the fourth quarter of 1995, D&N earned $3.3 million, or $0.46 per share ($0.45 fully diluted), compared with net income of $901,000, or $0.13 per share, for the 1994 fourth quarter.


    INCORPORATION OF CERTAIN INFORMATION BY REFERENCE. Delivered with this Prospectus/Proxy Statement is a copy of D&N's 1994 Annual Report to Stockholders which contains certain financial and additional information about D&N. Other information about D&N is contained in the reports and other filings made by D&N with the Commission. See "Incorporation of Certain Documents by Reference." Financial Statements and other information as of September 30, 1995 are attached to this Prospectus/Proxy Statement as Exhibit D.

                             INFORMATION ABOUT MFSB

    GENERAL. MFSB, a federally chartered stock savings bank, was founded in 1956 and chartered by the Financial Institutions Bureau of the Michigan Department of Commerce (the "Bureau") that same year as Macomb Savings and Loan Association (the "Association"). Effective August 13, 1992, the Association converted to federal stock form, chartered by the OTS. MFSB is a member of the FHLB of Indianapolis, and its savings accounts are insured up to the applicable limits by the FDIC. MFSB maintains its principal office in St. Clair Shores, situated in Macomb County, Michigan.

    The principal business of MFSB is the acceptance of deposits from the general public, the purchase of residential mortgage loans and, on occasion, the origination of residential mortgage and consumer loans. MFSB's income is primarily interest and fees derived from its lending activities and interest and dividends earned on its investment securities. Its chief expenses include interest paid on deposits and operating expenses.

    MFSB offers a select range of consumer financial services. These services include: regular and term savings accounts and savings certificates; residential real estate loans; and consumer loans secured by deposits. MFSB has historically concentrated its business activities in Macomb, Wayne, and Oakland Counties, Michigan.


    As required by OTS regulations, MFSB established a liquidation account at the time of its conversion from a mutual savings bank to a stock savings bank in an amount equal to approximately $3,378,000. Each eligible account holder would be entitled to a proportionate share of this account in the event of complete liquidation of MFSB, and only in such an event. The account holders' shares will be eliminated if the account is closed. The liquidation account may never be increased despite any increase after conversion in the qualifying deposits of an eligible or supplemental eligible account holder. MFSB's liquidation account shall be maintained by D&N, as required, if the Merger is approved.



    INCORPORATION OF CERTAIN INFORMATION BY REFERENCE. Delivered with this Prospectus/Proxy Statement is a copy of MFSB's 1995 Annual Report to Shareholders which contains certain financial and additional information about MFSB. Other information about MFSB is contained in the reports and other filings made by MFSB with the OTS. See "Incorporation of Certain Documents by Performance." Financial Statements and other information as of December 31, 1995 are attached to this Prospectus/Proxy Statement as Exhibit E.

                           REGULATION OF D&N AND MFSB

    D&N Bank and MFSB (collective, the "Banks") are federally chartered savings banks, the deposits of which are federally insured by the Savings Association Insurance Fund ("SAIF") which is administered by the FDIC. The Banks are subject to broad federal regulation and oversight by the OTS. The Banks are members of the FHLB of Indianapolis and are subject to certain limited regulation by the Federal Reserve Board. As the savings bank holding company of D&N Bank, D&N also is subject to federal regulation and oversight. The purpose of the regulation of D&N and other holding companies is to protect subsidiary savings institutions.

    The following is a summary of certain statutes and regulations affecting D&N, D&N Bank, and MFSB. This summary is qualified in its entirety by such statutes and regulations, which are subject to change based on pending and future legislation and action by regulatory agencies.

    SAVINGS BANK HOLDING COMPANIES. D&N is a savings bank holding company and is subject to the jurisdiction of the OTS with regard to certain matters.
Among other things, a savings bank holding company is required to: (1) file and cause all of its subsidiaries which are not savings associations to file such periodic reports as may be required by the OTS; (2) maintain books and records as prescribed by the OTS; and (3) be subject to examination by the OTS.

    Under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), the OTS is granted broad power to impose restrictions on savings bank holding company activities if the OTS determines there is reasonable cause to believe that the continuation by the holding company of any activity constitutes a serious risk to the financial safety, soundness or stability of a subsidiary savings association. The restrictions, issued in the form of a directive, may limit: (1) the payment of dividends by the savings association to the holding company; (2) transactions between the savings association, the holding company, and the subsidiaries or affiliates of either; and (3) any activities of the savings association that might create a serious risk that the liabilities of the holding company or its other affiliates may be imposed on the savings association.

    Finally, a savings bank holding company must obtain prior written approval from the OTS before acquiring substantially all the assets of any savings association or savings and loan holding company or any ownership or control of any voting shares of any savings association or savings and loan holding company if, after such acquisition, it would own or control, directly or indirectly, more than five percent of the voting shares of such savings association or savings and loan holding company.

    SAVINGS BANKS. D&N Bank and MFSB are federally chartered stock savings banks subject to extensive regulation, supervision and regular examination by the OTS and to the provisions of the HOLA as amended by FIRREA, and the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), and other federal laws including the Federal Deposit Insurance Act. Federal law governs, among other things, the scope of the savings association's reserves, the investments a savings association may make, the loans a savings association may make, and transactions with affiliates. Deposits held by D&N Bank and MFSB are insured, to the extent permitted by law, by SAIF.

    TRANSACTIONS WITH AFFILIATES. Sections 23A and 23B of the Federal Reserve Act generally apply to savings associations in the same manner and to the same extent as they apply to Federal Reserve Member banks. Sections 23A and 23B of the Federal Reserve Act impose certain restrictions on loans and extensions of credit by a Federal Reserve Member bank to its affiliates, on investments by a bank in the stock or securities of its affiliates, on acceptance of such stock or securities as collateral for loans by the bank to any borrower and on leases and services and other contracts between a bank and its affiliates.

      Notwithstanding Sections 23A and 23B, HOLA provides that savings associations may not make any loan or extension of credit to any affiliate unless the affiliate is engaged only in permissible bank holding company activities. Further, savings associations are barred from investing in the securities of an affiliate other than a subsidiary of the savings association.

    The affiliates of a savings association include its holding company and all other companies (including banks and other savings associations) controlled by the holding company. Transactions between banks that are at least 80 percent owned by the same holding company are exempt from certain of the restrictions of Sections 23A and 23B of the Federal Reserve Act under the so-called "sister bank" exemption.

    Savings associations are also subject to Section 22(h) of the Federal Reserve Act, which places limitations on loans to insiders. Under Section 22(h), a savings association may extend credit to its or its affiliates' executive officers, directors and principal shareholders or their related interests only if the loan is made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with non-insiders and if credit underwriting standards are followed that are no less stringent than those applicable to comparable transactions with non-insiders. Also, loans to insiders must not involve more than the normal risk of repayment or present other unfavorable features and must, in certain circumstances, be approved in advance by a majority of the entire board of directors of the lending institution. The aggregate amount that can be lent to all insiders is limited to the institution's unimpaired capital and surplus. No insider shall knowingly receive any extension of credit not authorized under Section 22(h). Savings associations also are subject to Section 22(g) of the Federal Reserve Act which imposes additional restrictions on loans to executive officers.

    CAPITAL REQUIREMENTS. The OTS capital regulations require savings institutions to meet three capital standards: (i) "tangible capital" in an amount not less than 1.5 percent of adjusted total assets; (ii) "core capital" in an amount not less than 3 percent of adjusted total assets; and (iii) "risk-based capital" of at least 8 percent of risk-weighted assets. Savings institutions must meet all of the standards in order to comply with the capital requirements.

    The capital regulations require tangible capital of at least 1.5 percent of adjusted total assets. Tangible capital includes common stockholders' equity and retained earnings, noncumulative perpetual preferred stock and related income. In addition, certain intangible assets and mortgage servicing rights in excess of limitations set forth in the regulations must be deducted from tangible capital.

    Consistent with Financial Accounting Standards No. 122 adopted in May 1995, the OTS adopted an Interim Rule on August 1, 1995 providing that mortgage servicing rights, both originated and purchased, may be included in a savings association's capital. The maximum amount of mortgage servicing rights, together with other qualifying intangible assets that can be included in capital, is the lesser of (i) 50 percent of core capital computed before the deduction of any disallowed qualifying intangible assets or mortgage servicing rights, or (ii) the value of such qualifying intangible assets and mortgage servicing rights, which is the lesser of 90 percent of their fair market value or 100 percent of their remaining unamortized book value.

    The OTS regulations also establish special capitalization requirements for savings institutions that own subsidiaries. Under these regulations certain subsidiaries are consolidated for capital purposes and others are excluded from assets and capital. In determining compliance with the capital requirements, all subsidiaries engaged solely in activities permissible for national banks or engaged in certain other activities solely as agent for its customers are "includable" subsidiaries that are consolidated for capital purposes in proportion to the institution's level of ownership, including the assets of includable subsidiaries in which the institution has a minority interest that is not consolidated for GAAP purposes. For excludable subsidiaries the debt and equity investments in such subsidiaries are deducted from assets and capital, with a five-year transition period beginning on July 1, 1990, for investments made before April 12, 1989.

    The capital standards also require core capital equal to at least 3 percent of adjusted total assets. Core capital generally consists of tangible capital plus certain intangible assets, including supervisory goodwill (which was phased-out over a five-year period) and purchased credit card relationships.

    As required by federal law, the OTS has proposed a rule revising its minimum core capital requirement to be no less stringent than that imposed on national banks. The OTS has proposed that only those savings institutions rated a composite one (the highest rating) under the CAMEL rating system for savings institutions will be permitted to operate at or near the regulatory minimum leverage ratio of 3 percent. All other savings institutions will be required to maintain a minimum leverage ratio of 4 percent to 5 percent. The OTS will assess each individual savings institution through the supervisory process on a case-by-case basis to determine the applicable requirement. No assurance can be given as to the final form of any such regulation or the date of its effectiveness.

    Each savings institution also must maintain total capital equal to at least 8 percent of risk-weighted assets. Total capital consists of the sum of core and supplementary capital, provided that supplementary capital cannot exceed core capital, as defined above. Supplementary capital includes permanent capital instruments such as cumulative perpetual preferred stock, perpetual subordinated debt, and mandatory convertible subordinated debt, maturing capital instruments such as subordinated debt, intermediate-term preferred stock and mandatory redeemable preferred stock, subject to an amortization schedule, and general valuation loan and lease loss allowances up to 1.25 percent of risk-weighted assets. In computing the risk-based capital ratio, the portion of land loans and non-residential construction loans in excess of an 80 percent loan-to-value ratio, and equity investments must be deducted from both risk-weighted assets and total capital. In addition, OTS regulations require that an institution with a greater than "normal" level of interest rate risk exposure will be subject to a deduction from total capital for purposes of calculating the risk-based capital requirement.

    The risk-based capital regulation assigns each balance sheet asset held by a savings institution to one of five risk categories based on the amount of credit risk associated with that particular class of asset. Assets not included for purposes of calculating capital are not included in calculating risk-weighted assets. The risk categories range from 0 percent for cash and United States government securities that are backed by the full faith and credit of the United States government to 100 percent for repossessed assets or assets more than 90 days past due (except residential real estate loans more than 90 days past due) and certain equity investments that have the same risk characteristics as real estate owned as determined by the OTS. Qualifying residential mortgage loans (including certain multi-family mortgage loans) are assigned a 50 percent risk-weight. Consumer, commercial, home equity and residential construction loans are assigned a 100 percent risk weight, as are nonqualifying residential mortgage loans and that portion of land loans and nonresidential construction loans which do not exceed an 80 percent loan-to-value ratio.

    PROMPT CORRECTIVE ACTION. In addition to the existing capital requirements discussed above, FDICIA created a new approach to supervision of insured savings associations that requires, or in some cases permits, federal regulatory agencies to take certain actions based on an institution's capital level. This "prompt corrective action" framework addresses capital deficiencies and supervisory concerns of institutions with the intent of resolving problems of institutions at the least possible long-term costs to SAIF. FDICIA and prompt corrective action regulations adopted by the federal regulatory agencies create five capital categories. Each insured depository institution will be categorized based on its level of capital as measured by specified ratios. An institution's capital category determines what regulatory restrictions and supervisory actions, if any, must, or in some cases may, be taken by federal regulators. These provisions became effective December 19, 1992.

    The five capital categories are well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. The specified capital ratios for determining the capital category of all but critically undercapitalized institutions are: (1) the ratio of total capital to risk-weighted assets (total risk based ratio); (2) the ratio of Tier 1 or core capital to risk-weighted assets (Tier 1 risk based ratio); and (3) the ratio of Tier 1 or core capital to total average assets (Tier 1 leverage ratio). The sole capital measure for defining critically undercapitalized institutions is the ratio of tangible equity to total assets. The required ratios for each of the five capital categories are summarized in the following table:

                                                                    TIER 1
                            TOTAL RISK           TIER 1 RISK       LEVERAGE
 CATEGORY                   BASED RATIO          BASED RATIO         RATIO           OTHER
------------------          -----------          -----------       --------          -----
 Well-capitalized           10% or                 6% or             5% or           Not subject to a
                            above                  above             above           directive to meet a
                                                                                     specific level for any
                                                                                     capital measure

 Adequately                 8% or above            4% or             4% or           Does not meet
 capitalized                                       above            above(1)         definition of well-
                                                                                     capitalized
 Undercapitalized           Under 8%             Under 4%            Under
                                                                     4%(2)

 Significantly              Under 6%             Under 3%           Under 3%
 undercapitalized
 Critically                                                                          Ratio of tangible
 undercapitalized                                                                    equity to total assets
                                                                                     of 2% or under.
-------------------------
(1) 3% or above for institutions rated CAMEL 1 or MACRO 1 in most recent examination by federal regulators.
(2) Under 3% for institutions rated CAMEL 1 or MACRO 1 in most recent examination by federal regulators.

    FDICIA also provides that a well-capitalized institution may be reclassified as adequately capitalized and that an adequately capitalized or undercapitalized institution may be required to comply with restrictions and be subjected to supervisory actions as if it were in the next lower capital category, if the appropriate federal regulatory agency determines, after notice and opportunity for an informal hearing, that the institution is in an unsafe or unsound condition or is deemed to be engaging in an unsafe or unsound practice. An institution may be deemed to be engaged in an unsafe or unsound practice if it received a less-than-satisfactory rating in its most recent examination. Although no restrictions apply automatically and regulatory agencies are not required to take other supervisory action as a result of reclassification, such a reclassification permits an institution's regulatory agency to impose various restrictions and to take supervisory action to deal with the institution's deficiencies.

    D&N Bank is adequately capitalized. D&N currently has no reason to believe or otherwise anticipate that D&N Bank will be reclassified to a lower capital category. MFSB is well capitalized. MFSB currently has no reason to believe or otherwise anticipate that it will be reclassified to a lower capital category.

    FDICIA and the prompt corrective action regulations specifically impose certain restrictions on and require regulators to take certain supervisory actions with respect to less than adequately capitalized institutions. The imposition of other restrictions and supervisory actions are left to the regulatory agencies' discretion. Certain of the more significant provisions are generally described below. Among the mandatory provisions are the following. Under FDICIA all institutions are prohibited from making a capital distribution or paying a management fee to a controlling person that would leave the institution undercapitalized. All institutions which are undercapitalized or worse are subject to increased monitoring and capital restoration requirements. Significant additional restrictions apply to significantly and critically undercapitalized institutions. In addition to these mandatory supervisory actions, if an institution is undercapitalized or worse, the institution's federal regulatory agency has the authority to, among other things, restrict the institution's activities, growth and affiliate relationships.

    STANDARDS FOR SAFETY AND SOUNDNESS. FDICIA requires each federal banking agency, including the OTS, to prescribe for all insured depository institutions and their holding companies standards relating to internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, and compensation, fees and benefits and such other operational and managerial standards as the agency deems appropriate. In addition, the federal banking regulatory agencies, including the OTS, are required to prescribe by regulation standards specifying: (1) a maximum ratio of classified assets to capital; (2) minimum earnings sufficient to absorb losses without impairing capital; (3) to the extent feasible, a minimum ratio of market value to book value for publicly traded shares of depository institutions or the depository institution holding companies; and
(4) such other standards relating to asset quality, earnings and valuation as the agency deems appropriate. Finally, each federal banking agency, including the OTS, is required to prescribe standards for employment contracts and other compensation arrangements of executive officers, employees, directors and principal stockholders of insured depository institutions that would prohibit compensation and benefits and arrangements that are excessive or that could lead to a material financial loss for the institution. If an insured depository institution or its holding company fails to meet any of the standards described above, it will be required to submit to the appropriate federal banking agency a plan specifying the steps that will be taken to cure the deficiency. If an institution fails to submit an acceptable plan or fails to implement the plan, the appropriate federal banking agency will require the institution or holding company to correct the deficiency and, until corrected, may impose restrictions on the institution or company, including any of the restrictions applicable under the prompt corrective action provisions of FDICIA.

    On September 23, 1994, the Riegle Community Development and Regulatory Improvement Act of 1994 (the "RCDRIA") was enacted. The RCDRIA amended Section 39 of the Federal Deposit Insurance Act: (1) to authorize the federal bank regulators to establish safety and soundness standards by regulation or by guideline for all insured depository institutions; (2) to give the regulators greater flexibility in prescribing asset quality and earnings standards; and
(3) to eliminate the requirement that standards prescribed under Section 39 apply to depository institution holding companies. Further, under the RCDRIA, if a regulator determines an institution fails to meet any standard established guideline, the institution may be required to submit an acceptable plan to achieve compliance with the standard.

    On July 10, 1995, federal regulators adopted Interagency Guidelines Establishing Standards for Safety and Soundness (the "Guidelines") and also adopted a final rule establishing deadlines for submission and review of safety and soundness compliance plans. Federal bank regulators are authorized, but not required, to request a compliance plan for failure to satisfy the safety and soundness standards set out in the Guidelines. An institution must file a compliance plan within 30 days of a request to do so from the institution's primary federal regulator. Regulators expect to request a compliance plan from an institution whose failure to meet one or more of the standards is of such severity that it could threaten the safe and sound operation of the institution.

    With respect to operational and managerial standards, the Guidelines focus on an institution's general practices, and permit regulators to evaluate overall performance. The Guidelines provide that matters such as internal controls and information systems will be evaluated in terms of the effectiveness of the function they perform (e.g. effective risk assessment) rather than compliance with a prescribed organizational structure. Each institution is required to have an internal audit system that provides for adequate testing and review of internal controls and information systems.

    Additional operational matters addressed in the Guidelines include: loan documentation (prescribes evaluation based on substantive criteria such as whether loan documents support legally enforceable claims against a borrower); credit underwriting (establishes general parameters based on key considerations such as borrower financial condition); interest rate exposure (generally permits institutions to manage interest rate risk in a manner appropriate to the size of the institutions and complexity of its assets and liabilities); asset growth (does not impose a quantitative limit, but requires growth to be based on plan considering source of funds, increase in credit or interest rate risk accompanying growth, and effect of growth on capital); and compensation issues (rule dovetails operational standard with excessive compensation concerns discussed below).

    With respect to compensation issues, the Guidelines provide that compensation would be considered excessive if it were unreasonable or disproportionate to the services actually performed by the individual being compensated. In making this determination, agencies will consider a variety of factors, including compensation history, financial condition of the institution, and compensation practices at comparable institutions.

    The final rule does not set forth any standards related to asset quality and earnings. Federal regulators intend to add revised asset quality and earnings standards to the Guidelines after receiving comments and finalizing such standards. The federal regulators also concluded that establishing stock valuation standards for publicly traded institutions is not appropriate. Regulators intend to continue the existing practice of monitoring publicly-traded institutions through the review of stock price changes, market price to book value ratios, bond ratings and other indicators of the market's assessment of an institution's performance.

    D&N Bank and MFSB both believe that their respective operational and managerial standards substantially comply with the standards set forth in the Guidelines and that compliance with the Guidelines will, therefore, not impose a significant burden on their respective operations.

    OTHER LIMITATIONS BASED ON CAPITAL. FDICIA and implementing regulations place certain limitations, based on an institution's capital categorization, on the acceptance of brokered deposits, interest rates on deposits, and deposit insurance coverage. Only well-capitalized institutions may accept brokered deposits without limitation. Adequately capitalized institutions may accept brokered deposits only upon obtaining a waiver from the FDIC. Further, an adequately capitalized institution may not offer rates of interest on deposits that are significantly more than relevant local or national rates. Undercapitalized institutions may not accept brokered deposits.

    AUDIT AND REPORTING REQUIREMENTS. FDICIA added a section to the Federal Deposit Insurance Act, the purpose of which is to facilitate early identification of problems in financial institutions' management through annual independent audits, more stringent reporting requirements, and the establishment and maintenance of internal control structures and procedures. Under FDICIA and implementing regulations of the FDIC, the requirements apply to institutions with assets of $500 million or more, with certain exceptions for subsidiaries of holding companies, and are effective for fiscal years beginning after December 31, 1992.

    The audit and reporting requirements under FDICIA generally required are as follows. Each insured depository institution (or its holding company, as discussed below) must submit to its primary regulatory agency and make publicly available an annual report including the following: (1) financial statements audited by an independent public accounting firm; (2) a report by the institution's management, which acknowledges responsibility for the financial statements and compliance with safety and soundness laws and regulations and assesses the institution's internal controls; and (3) an attestation and report by the independent public accountant on management's assertions on internal control structure and procedures for financial reporting. In addition, a nonpublic issued statement by the independent public accountant related to the findings on compliance with laws and regulations relating to insider loans and dividends should be filed. Additionally, each institution (or its holding company) must have an independent audit committee comprised entirely of outside directors and subject to duties specified by FDICIA and FDIC regulations.

    D&N Bank is subject to requirements described above. It is currently anticipated that the independent audit requirement will be satisfied by the audit at the holding company level.

    RESERVE REQUIREMENTS. FRB regulations require savings institutions to maintain non-interest-earning reserves against their transaction accounts (primarily NOW and demand accounts). The FRB regulations currently require that reserves be maintained against aggregate transaction accounts as follows: for accounts aggregating $52 million or less (subject to adjustment by the FRB) the reserve requirement is 3 percent or approximately $1.56 million. Net transaction accounts in excess of $52 million currently are subject to a 10 percent reserve requirement which is subject to adjustment by the FRB between 8 percent and 14 percent. The first $4.3 million of otherwise reservable balances (subject to adjustments by the FRB) are exempted from the reserve requirements.

    DEPOSIT INSURANCE. Savings associations are insured by the FDIC. Under FIRREA, separate funds have been established for banks and savings associations, with the Bank Insurance Fund ("BIF") generally covering banks and SAIF generally covering savings associations. A minimum designated reserve ratio, i.e., the ratio of the insurance fund's reserves to total estimated insured deposits of 1.25 percent of insured deposits has been established for both BIF and SAIF. However, the FDIC may set a higher designated reserve ratio for either fund if circumstances raise a significant risk of substantial future losses to the fund. Assessment rates will be established sufficient to maintain reserves at the designated reserve ratio or, if the reserve ratio is less than the designated reserve ratio, to increase the reserve ratio to the designated reserve ratio within a reasonable period of time. The FDIC is authorized to impose special assessments as it deems necessary. The rates on regular assessments may be changed by the FDIC semi-annually for each fund independent of the other. All insured financial institutions are assessed on a semi-annual basis.

    Under FDICIA, the FDIC has established a system of risk based deposit insurance premiums effective January 1, 1994. Under a risk based assessment system, each institution's semi-annual assessment will be based on the probability that the insurance fund will incur a loss related to that institution, the likely amount of the loss and the revenue needs of the deposit insurance fund. To arrive at a risk based assessment for each insured institution for each semi-annual period, the FDIC places it in one of nine assessment risk classifications using a two-step analysis based first on capital ratios and then on supervisory risk factors.

    Three capital categories are used, well-capitalized, adequately capitalized and undercapitalized, which are identical to those adopted for prompt corrective action purposes, except the deposit insurance premium rule excludes references to supervisory evaluations and directives included under the prompt corrective action rule (see "Regulation of D&N and MFSB - Prompt Corrective Action"). Each institution also is assigned to one of three supervisory risk subgroups based on consideration of supervisory evaluations by the institution's primary regulatory agency and other information relevant to the institution's financial condition and the risk of loss to the insurance fund posed by the institution. Subgroup A is for financially sound institutions with only a few minor weaknesses. Subgroup B is for institutions that demonstrate weakness that, if not corrected, could result in significant deterioration. Subgroup C is for institutions that pose a substantial probability of loss to the insurance fund unless effective corrective action is taken. These supervisory subgroups will modify premium rates within each of the three capital categories.

    The FDIC notifies institutions of their assessment risk classification for each semi-annual period by the first day of the month preceding each semi-annual period (June 1 for the period beginning July 1 and December 1 for the period beginning January 1). An institution may submit a written request for review of its assessment risk classification. Under the current schedule applicable to SAIF member institutions, there is an eight basis point spread between the highest and lowest assessment rates. Institutions classified as strongest by the FDIC are subject to an annual rate of $0.23 per hundred dollars of deposits, and institutions classified as the lowest are subject to a rate of $0.31 per hundred dollars of deposits. D&N Bank and MFSB are covered by SAIF and are subject to assessments at the SAIF rates.

    The recent history of deposit insurance fund assessment rate determination has been characterized by efforts to recapitalize the insurance funds following the savings and loan crisis of the 1980's. When the former Federal Savings and Loan Insurance Corporation ("FSLIC") was declared bankrupt as of year end 1986, Congress passed the Competitive Equality Banking Act of 1987 ("CEBA"), authorizing funds to assist the recapitalization of the FSLIC. Under CEBA, Congress authorized the Financing Corp. ("FICO") to issue bonds, the proceeds of which were to be used to purchase the capital stock of the FSLIC. The funds provided by CEBA were not sufficient and additional efforts at recapitalization were undertaken in FIRREA, wherein a statutory assessment rate schedule was imposed. FIRREA abolished the FSLIC and transferred the FSLIC's deposit insurance activities to the FDIC. FIRREA also established designated reserve ratios for the deposit insurance funds, specifying that the funds should maintain cash reserves equalling 1.25 percent of insured deposits.

    The FDIC may increase assessment rates for either BIF or SAIF if necessary to restore a fund's ratio of reserves to insured deposits to its target level. If the FDIC determines to increase the assessment rate for all SAIF member institutions, institutions in all risk categories could be affected. While an increase in premiums for D&N could have an adverse effect on earnings, a decrease in premiums could have a positive impact on earnings.

    The FICO bond obligations are imposed on the SAIF. For this reason, the SAIF's ability to recapitalize in order to reach the prescribed reserve ratio has been hindered. While the BIF reached the target reserve ratio at the end of May 1995, SAIF is not projected to reach the required level until early next decade.

    The BIF and SAIF assessment rate schedules had been identical. However, the FDIC recently adopted modified assessment rate schedules for SAIF and BIF member institutions. While the assessments for SAIF members continue to range from 0.23 percent to 0.31 percent of deposits, a new assessment rate schedule for BIF members ranges from 0 percent to 0.27 percent of deposits. As a result of the newly-adopted assessment rate schedule, BIF member institutions will benefit from reduced deposit insurance premiums and SAIF member institutions will be placed at a competitive disadvantage based on higher deposit insurance premium obligations. Until the competitive effect of the regulations can be ascertained, the consequences of a deposit insurance premium differential and the possible impact on D&N's operations cannot be predicted.

    An additional burden that is borne by the SAIF is the responsibility for resolution of failed SAIF insured thrifts after June 30, 1995. The authority for taking failed thrift institutions into conservatorship or receivership, or otherwise resolving thrift failures, had previously been exercised by the Resolution Trust Corporation. However, the Resolution Trust Corporation's case resolution authority expired as of June 30, 1995, and the SAIF assumed jurisdiction over all subsequent resolution of troubled thrifts. Given the responsibility for troubled thrift resolution, the continuing FICO bond obligations, and the discrepancy between the SAIF and the BIF fund with regard to their respective capitalization levels, several legislative initiatives have been undertaken in order to address the foregoing matters.


    One legislative proposal contained in the Balanced Budget Act of 1995, which passed both the Senate and the House of Representatives but was vetoed by President Clinton, included a plan for addressing issues related to the current status of the SAIF. This proposed plan calls for a special one-time assessment on SAIF insured deposits to assist with recapitalization of the SAIF. The second part of the proposal also provides for all BIF and SAIF insured institutions to assist in paying the FICO bond obligations. In addition, the deposit insurance funds would be merged on January 1, 1998 if no insured depository institution is a savings association. It is anticipated that these or other similar provisions will be included in subsequent legislation. Based on a one-time charge of between 60 and 85 basis points and an estimated drop in deposit premiums to 4 basis points, D&N estimates that it could have an after-tax charge of $4.5 to $5.5 million for fiscal year 1996, with a corresponding drop in deposit insurance premiums of approximately $1.5 million after-tax annually.


    Until Congress enacts legislation concerning the foregoing matters, neither D&N nor MFSB can determine what impact any legislation concerning deposit fund insurance issues may have on their respective operations.

    SAIF members are generally prohibited from converting to the status of members of the BIF, also administered by the FDIC, or merging with or transferring assets to a BIF member until such time as the SAIF's ratio of reserved to insured deposits equals 1.25 percent. The FDIC, however, may approve such a transaction in the case of a SAIF member in default or if the transaction involves an insubstantial portion of the deposits of each participant. In addition, mergers, transfers of assets and assumptions of liabilities may be approved by the appropriate bank regulator so long as deposit insurance premiums continue to be paid to the SAIF for deposits attributable to the SAIF members plus an adjustment for the annual rate of growth of deposits in the surviving bank without regard to subsequent acquisitions. Each depository institution participating in a SAIF-to-BIF conversion transaction is required to pay an exit fee to SAIF and an entrance fee to BIF. A savings institution is not prohibited from adopting a commercial bank or state savings bank charter while the prohibition on insurance fund conversions remains in effect, provided that the resulting bank remains a SAIF member.

    FDIC regulations provide that any insured depository institution with a ratio of Tier 1 capital to total assets of less than 2 percent will be deemed to be operating in an unsafe or unsound condition, which would constitute grounds for the initiation of termination of deposit insurance proceedings.
The FDIC, however, will not initiate termination of insurance proceedings if the depository institution has entered into and is in compliance with a written agreement with its primary regulator, and the FDIC is a party to the agreement, to increase its Tier 1 capital to such a level as the FDIC deems appropriate. Tier 1 capital is defined as the sum of common stockholders' equity, noncumulative perpetual preferred stock (including any related surplus) and minority interests in consolidated subsidiaries, minus all intangible assets other than certain purchased servicing rights and purchased credit card receivables and qualifying supervisory goodwill eligible for inclusion in core capital under OTS regulations and minus identified losses and investments in certain securities subsidiaries. Insured depository institutions with Tier 1 capital equal to or greater than 2 percent of total assets may also be deemed to be operating in an unsafe or unsound condition notwithstanding such capital level. Management of D&N does not know of any practice, condition or violation that might lead to termination of deposit insurance.

    On October 5, 1994 the FDIC issued an "Advanced Notice of Proposed Rulemaking" pursuant to which the FDIC is soliciting comments on whether the deposit-insurance assessment base currently provided for in the FDIC's assessment regulations should be redefined. As a result of the recent transition to a risk-based deposit insurance system, effective January 1, 1994, the assessment base, which had been determined by statute pursuant to the Federal Deposit Insurance Act, is now determined by the FDIC by regulation. At present, however, the FDIC's assessment base regulations continue to be based on the statutory provisions under the Federal Deposit Insurance Act. Under current law, insurance premiums paid to the FDIC are calculated by multiplying the institution's assessment base (which equals total domestic deposits, as adjusted for certain elements) by its assessment rate.

    Based on the change to the new deposit insurance system, developments in the financial services industry, changes in the activities of depository institutions and other factors, the FDIC seeks comments on whether the assessment base should be redefined. The FDIC has stated that review of the definition of "assessment base" does not signal any intent to change the total dollar amount of assessments collected, but that such redefinition may impact the assessments paid on an institution-by-institution basis. Until final regulations are adopted affecting the definition of an institution's assessment base, neither D&N Bank nor MFSB can predict what impact such regulation may have on their respective operations.

    DIVIDEND REGULATION. A savings bank holding company which controls an institution that is classified as undercapitalized or worse for prompt corrective action purposes (see "Regulation of D&N and MFSB - Prompt Corrective Action") may be prohibited from making any capital distribution, including a dividend payment, without prior approval of the OTS. In addition, the ability of a savings bank holding company to obtain funds for the payment of dividends to its shareholders and for other cash requirements is largely dependent on the amount of dividends which may be declared by its subsidiary savings bank. Federal statutes and regulations restrict the payment of dividends by savings associations. Certain of these statutes and regulations affect D&N and D&N Bank.

    Under FDICIA, no insured depository institution may declare any dividend if, following the payment of such dividend, the institution would be undercapitalized (see "Regulation of D&N and MFSB -- Prompt Corrective Action").

    OTS regulations impose various restrictions or requirements on savings associations with respect to their ability to pay dividends or make other distributions of capital. OTS regulations prohibit a savings association from declaring or paying any dividends or from repurchasing any of its stock if, as a result, the regulatory capital of the institution would be reduced below the amount required to be maintained for the liquidation account established in connection with its mutual to stock conversion.

    The OTS utilizes a three-tiered approach to permit savings associations, based on their capital level and supervisory condition, to make capital distributions which include dividends, stock redemptions or repurchases, cash-out mergers, and other transactions charged to the capital account.

    Generally, Tier 1 institutions, which are institutions that before and after the proposed distribution meet their fully phased-in capital requirements, may make capital distributions during any calendar year equal to the greater of 100 percent of net income for the year-to-date plus 50 percent of the amount by which the lesser of the institution's tangible, core or risk-based capital exceeds its fully phased-in capital requirement for such capital component, as measured at the beginning of the calendar year, or the amount authorized for a Tier 2 institution. However, a Tier 1 savings association deemed to be in need of more than normal supervision by the OTS may be downgraded to a Tier 2 or Tier 3 institution as a result of such a determination. Tier 2 institutions, which are institutions that before and after the proposed distribution meet or exceed their current minimum capital requirements, may make capital distributions up to 75 percent of their net income for the most recent four quarter period.

    Tier 3 savings associations (which are institutions that do not meet current minimum capital requirements) that propose to make any capital distribution and Tier 2 savings associations that propose to make a capital distribution in excess of the noted safe harbor level must obtain OTS approval prior to making such distribution. Tier 2 savings associations proposing to make any capital distribution within the safe harbor provisions and Tier 1 savings associations proposing to make any capital distributions need only submit written notice to the OTS 30 days prior to such distribution. The OTS may object to the distribution during the 30-day period based on safety and soundness concerns.

    The OTS has proposed regulations that would revise the current capital distribution restrictions. The proposal eliminates the current tiered structure and the safe harbor percentage limitations. Under the proposal, a savings association may make a capital distribution without notice to the OTS (unless it is a subsidiary of a holding company) provided that it has a CAMEL 1 or 2 rating, is not in troubled condition and would remain adequately capitalized (as defined in the OTS prompt corrective action regulation) following the proposed distribution. Savings associations that would remain adequately capitalized following the proposed distribution but do not meet the other noted requirements must notify the OTS 30 days prior to declaring a capital distribution. The OTS stated it will generally regard as permissible capital distributions that do not exceed 50 percent of the savings association's excess regulatory capital plus net income to date during the calendar year. A savings association may not make a capital distribution without prior approval of the OTS and the FDIC if it is undercapitalized before, or as a result of, such a distribution. A savings association will be considered in troubled condition if it has a CAMEL rating of 4 or 5, is subject to an enforcement action relating to its safety and soundness or financial viability or has been informed in writing by the OTS that it is in troubled condition. As under the current rule, the OTS may object to a capital distribution if it would constitute an unsafe or unsound practice. No assurance may be given as to whether or in what form the regulations may be adopted.

    During 1994 and 1995, D&N Bank paid no cash dividends to D&N.

QUALIFIED THRIFT LENDER REQUIREMENT

    In order for D&N Bank and MFSB to exercise the powers granted to SAIF-insured institutions and maintain full access to FHLB advances, each must qualify as a qualified thrift lender ("QTL"). Under HOLA, as modified by FDICIA, savings institutions are required to maintain a level of qualified thrift investments equal to at least 65 percent of its "portfolio assets" (total assets less (i) specified liquid assets up to 20 percent of total assets, (ii) intangibles, including goodwill, and (iii) the value of property used to conduct business) on a monthly basis for nine out of twelve months per calendar year. Qualified thrift investments for purposes of the QTL test consist primarily of residential mortgages and related investments, including mortgage-backed securities. At September 30, 1995, D&N Bank maintained 87.47 percent of its portfolio assets in qualified thrift investments and therefore meet the QTL test. At the same period, MFSB maintained 78.17 percent of its portfolio assets in qualified thrift investments and therefore meet the QTL test.

    A savings institution that fails to become or remain a QTL shall either become a national bank or be subject to restrictions specified in the HOLA. A savings institution that fails to meet the QTL test and does not convert to a national bank will be: prohibited from making any new investment or engaging in activities that would not be permissible for national banks; prohibited from establishing any new branch office where a national bank located in the savings institution's home state would not be able to establish a branch office; ineligible to obtain new advances from any FHLB; and subject to limitations on the payment of dividends comparable to the statutory and regulatory dividend restrictions applicable to national banks. Also, beginning three years after the date on which the savings institution ceases to be a qualified thrift lender, the savings institution would be prohibited from retaining any investment or engaging in any activity not permissible for a national bank and would be required to repay any outstanding advances to any FHLB. A savings institution may requalify as a QTL if it thereafter complies with the QTL test.

    MONETARY POLICY AND ECONOMIC CONDITIONS. The business of savings associations is affected by the monetary and fiscal policies of various regulatory agencies, including the OTS and the FRB. Among the regulatory techniques available to the FRB are open market operations in United States government securities, changing the discount rate for member bank borrowings, and imposing and changing the reserve requirements applicable to savings association deposits and to certain borrowings by savings associations and their affiliates (including parent companies). These policies influence to a significant extent the overall growth and distribution of loans, investments, and deposits, and the interest rates charged on loans, as well as the interest rates paid on savings and time deposits.

    The monetary policies of the FRB have had a significant effect on the operating results of savings associations in the past and are expected to continue to do so in the future. In view of constantly changing conditions in the national economy and the money market, as well as the effect of acts by monetary and fiscal authorities, including the FRB, no definitive predictions can be made by D&N or MFSB as to future changes in interest rates, credit availability, or deposit levels or the effect of any such changes on D&N's or MFSB's financial condition.

                                 OTHER MATTERS

    FEES AND EXPENSES. MFSB and D&N will each pay its own fees and expenses incident to the negotiation and performance of the Merger Agreement including the fees and expenses of counsel, accountants, and other experts, whether or not the Merger is consummated.

    SOURCES OF INFORMATION. All information about MFSB included in this Prospectus/Proxy Statement has been prepared from information furnished by MFSB for inclusion herein, and all information about D&N has been furnished by D&N.

                                 LEGAL MATTERS

    Legal matters in connection with the Merger, including issuance of D&N Common Stock, will be passed upon for D&N by Howard & Howard Attorneys, P.C., Kalamazoo, Michigan.

    Legal matters in connection with the Merger will be passed upon for MFSB by Bodman, Longley & Dahling, L.L.P., Detroit, Michigan.


                                    EXPERTS

    The financial statements of MFSB as of June 30, 1995 and 1994, and for each of the three years in the period ended June 30, 1995 included and incorporated by reference in this Prospectus/Proxy Statement have been audited by Kelman, Rosenbaum, Rollins & Quayhackx, P.C., independent auditors, as stated in their report appearing herein, and are incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements of D&N as of December 31, 1994 and 1993, and for the years ended December 31, 1994 and December 31, 1993, incorporated by reference herein and elsewhere in the Registration Statement have been incorporated by reference herein and in the Registration Statement in reliance upon the report of Coopers & Lybrand LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of D&N Financial Corporation for the year ended December 31, 1992 incorporated by reference in the Prospectus of D&N Financial Corporation, which is referred to and made a part of this Prospectus/Proxy Statement and the Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report incorporated by reference herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                  EXHIBIT A
                            Opinion of Roney & Co.

                                                                       EXHIBIT A




                                 (313) 963-6700

December 21, 1995


Board of Directors
Macomb Federal Savings Bank
23505 Greater Mack Avenue
St. Clair Shores, Michigan  48080

Gentlemen:

We understand that Macomb Federal Savings Bank ("Macomb" or the "Company") intends to be acquired by D&N Financial Corporation ("D&N") pursuant to the Agreement and Plan of Merger dated November 8, 1995 (referred to as the "Agreement"). D & N proposes that the affiliation be effected by a merger of Macomb with and into D&N Bank, a subsidiary of D&N. Under the proposed terms contained in the Agreement, based on assumed fully diluted Macomb shares outstanding of 191,104, the proposed acquisition would be fixed at $48 for each share of Macomb. Each share of the Company would be exchanged into that number of shares of D & N equivalent to $48 per share based on the average price of D & N as defined in the Agreement. You have requested that Roney & Co. render an opinion as to whether the consideration to be received under the Agreement is fair, from a financial point of view, to the shareholders of the Company.

Roney & Co. is a regional investment banking firm of recognized standing. As part of our investment banking services, we are regularly engaged in the valuation of corporate entities in connection with public offerings and merger and acquisition transactions. Our research analysts publish regular reports on individual banks and thrifts as well as other financial institutions. Our firm makes principal markets in various financial institution stocks, and, as you are aware, we have managed public offerings for banks and thrifts as well as other companies.

In arriving at the opinion as set forth below, we have, among other things:

         * Reviewed the Company's Annual Reports on Form 10-K and related financial information since it became a public company up to December 31, 1994 and the Company's Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission up to September 30, 1995;

         * Reviewed the historical stock price and trading activity for the common stock of the Company and D&N;

         *       Reviewed the most recent draft of the Prospectus/Proxy
                 Statement;

         * Compared certain financial characteristics of the Company and D & N with other Michigan and Midwestern financial institutions we deemed to be comparable;

Macomb Federal Savings Bank
December  21, 1995
Page 2 of 2


         * Compared the proposed terms of the offer contemplated in the Agreement with the financial terms of certain other mergers and acquisitions in the financial services industry which we deemed to be relevant;

         * Conducted discussions with members of senior management of both the Company and D & N concerning their respective business and prospects;

         * Prepared a discounted cash flow analysis on the Company and an estimate of the difference in value of the Company depending whether it was sold currently or remains independent;

         * Reviewed such other financial data and performed such other analysis and took into account such other matters as we deemed necessary.

In preparing our opinion, we have relied upon the accuracy and completeness of all of the above information and all other financial and other information supplied or otherwise made available to us by the Company and D & N and we have not independently verified such information or undertaken an independent evaluation or appraisal of the assets or liabilities of the Company or D & N, and have not been furnished any such evaluation or appraisal.

On the basis of, and subject to, the foregoing, we are of the opinion that, as of the date hereof, the consideration to be received by the shareholders of Macomb Federal Savings Bank, as proposed by the Agreement, is fair to the shareholders of Macomb, from a financial point of view.

We consent to the inclusion of this opinion as an exhibit to the Prospectus/Proxy Statement. Further, we consent to the use of our firm's name and references to this opinion in such Prospectus/Proxy Statement, with such uses and references being subject to our prior approval.


Sincerely,



RONEY & CO.

                                  EXHIBIT B

    Agreement and Plan of Reorganization among D&N Financial Corporation, D&N Bank, a Federal Savings Bank, and Macomb Federal Savings Bank dated as of November 8, 1995.

                                                                       EXHIBIT B






                      AGREEMENT AND PLAN OF REORGANIZATION


                                     AMONG


                           D&N FINANCIAL CORPORATION,


                        D&N BANK, A FEDERAL SAVINGS BANK


                                      AND


                          MACOMB FEDERAL SAVINGS BANK


                          DATED AS OF NOVEMBER 8, 1995

                               TABLE OF CONTENTS


ARTICLE ONE
THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

  1.01 Plan of Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
  1.02 Manner of Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
  1.03 Effect of Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

ARTICLE TWO
REPRESENTATIONS AND WARRANTIES OF D&N . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3

  2.01 Organization; Qualification; Good Standing; Corporate Power  . . . . . . . . . . . . . . . . . . . . . . .    3
  2.02 Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
  2.03 Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
  2.04 Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
  2.05 Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
  2.06 Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
  2.07 No Violation, Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
  2.08 Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
  2.09 Taxes, Returns and Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
  2.10 Corporate Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
  2.11 Brokerage Commissions, Fees, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
  2.12 Regulatory Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
  2.13 Compliance With ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
  2.14 Shares to be Issued in Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
  2.15 Orders, Injunctions, Decrees, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
  2.16 Ownership of MFSB Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
  2.17 Community Reinvestment Act Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
  2.18 Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
  2.19 Other Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
  2.20 Advice of Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10

ARTICLE THREE
REPRESENTATIONS AND WARRANTIES OF MFSB  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10

  3.01 Organization; Qualification; Good Standing; Corporate Power  . . . . . . . . . . . . . . . . . . . . . . .   10
  3.02 Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
  3.03 Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
  3.04 Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
  3.05 Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
  3.06 Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
  3.07 No Violation, Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

  3.08 Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
  3.09 Taxes, Returns and Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
  3.10 Corporate Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
  3.11 Obligations to Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
  3.12 Brokerage Commissions, Fees, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
  3.13 Certain Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
  3.14 Charter, Bylaws, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
  3.15 Orders, Injunctions, Decrees, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
  3.16 Stockholders of MFSB . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
  3.17 Regulatory Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
  3.18 Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
  3.19 Conduct  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
  3.20 Fiduciary Responsibilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
  3.21 Compliance With Environmental and Safety Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
  3.22 Insider Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
  3.23 No Sensitive Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
  3.24 Community Reinvestment Act Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
  3.25 Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
  3.26 Qualified Thrift Lender  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
  3.27 Other Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
  3.28 Advice of Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20

ARTICLE FOUR
COVENANTS OF D&N  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20

  4.01 Conduct Of Business; Certain Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
  4.02 SEC Registration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
  4.03 Authorization and Reservation of Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
  4.04 Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
  4.05 Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
  4.06 Required Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
  4.07 Board of Directors of D&N  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
  4.08 Retirement Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
  4.09 Information, Access Thereto  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22

ARTICLE FIVE
COVENANTS OF MFSB . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23

  5.01 Stockholders' Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
  5.02 Conduct Of Business; Certain Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
  5.03 Affiliate Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
  5.04 Information, Access Thereto  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
  5.05 Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
  5.06 Recommendation of Merger to Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27

  5.07 Litigation Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
  5.08 Larger Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27

ARTICLE SIX
CONDITIONS TO OBLIGATIONS OF EACH OF THE PARTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27

  6.01 Approval by Affirmative Vote of Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
  6.02 Approval by OTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
  6.03 Approval of Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
  6.04 Tax Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
  6.05 Registration Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
  6.06 Blue Sky . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
  6.07 Other Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
  6.08 Orders, Decrees and Judgments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
  6.09 Fairness Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
  6.10 Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
  6.11 Contracts Terminated . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
  6.12 ESOP and Profit Sharing Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29

ARTICLE SEVEN
FURTHER CONDITIONS TO THE OBLIGATIONS OF MFSB . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29

  7.01 Compliance by D&N  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
  7.02 Sufficiency of Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
  7.03 Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
  7.04 Officers' Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
  7.05 Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
  7.06 Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
  7.07 Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
  7.08 Accuracy of Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32

ARTICLE EIGHT
FURTHER CONDITIONS TO THE OBLIGATIONS OF D&N  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32

  8.01 Compliance by MFSB . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
  8.02 Sufficiency of Documents, Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
  8.03 Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
  8.04 Officers' Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
  8.05 Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
  8.06 Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
  8.07 Transfer by Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
  8.08 Plan of Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
  8.09 Pooling of Interests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
  8.10 Accuracy of Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35

  8.11 Employee Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
  8.12 Exercise of Option Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35

ARTICLE NINE
ABANDONMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35

  9.01 Abandonment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
  9.02 Effect of Abandonment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36

ARTICLE TEN
MODIFICATIONS, AMENDMENTS AND WAIVER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37

  10.01  Modifications, Amendments and Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37

ARTICLE ELEVEN
MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37

  11.01  Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
  11.02  Merger Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
  11.03  Procurement of Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
  11.04  Further Acts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
  11.05  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
  11.06  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
  11.07  Nonsurvival of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
  11.08  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
  11.09  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
  11.10  Binding Effect and Parties in Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
  11.11  Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
  11.12  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
  11.13  Severability Clause  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
  11.14  Public Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
  11.15  Identification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41

EXHIBIT A
  AGREEMENT AND PLAN OF MERGER

EXHIBIT B
  AFFILIATE LETTER

                      AGREEMENT AND PLAN OF REORGANIZATION


    THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") by and among D&N FINANCIAL CORPORATION, a Delaware corporation ("D&N"), D&N BANK, A FEDERAL SAVINGS BANK, a federally chartered stock savings association and a wholly owned subsidiary of D&N ("D&N BANK") and MACOMB FEDERAL SAVINGS BANK, a federally chartered stock savings association ("MFSB").

                              W I T N E S S E T H:

    WHEREAS, D&N BANK is a wholly owned subsidiary of D&N, and D&N and MFSB desire that MFSB shall be merged with D&N BANK in accordance with the applicable statutes of the United States and in accordance with an Agreement and Plan of Merger (the "Plan of Merger") substantially on the terms and in the form attached hereto as Exhibit A (the merger provided for therein being herein called the "Merger");

    NOW, THEREFORE, in consideration of the premises and the mutual and dependent promises hereinafter contained, the parties do represent, warrant, covenant and agree as follows:


                                  ARTICLE ONE

                                   THE MERGER

    1.01 Plan of Merger. D&N BANK, MFSB and D&N agree to execute and adopt the Plan of Merger substantially on the terms and in the form attached hereto as Exhibit A.

    1.02 Manner of Merger. At the Effective Time, as hereinafter defined, MFSB shall be merged into D&N BANK, under the Charter of D&N BANK as the resulting association, pursuant to the terms of this Agreement and with the effect of the Home Owners Loan Act ("HOLA"). The "Effective Time" shall be the date on which the Merger is consummated by D&N BANK and MFSB or such later date specified in the Articles of Combination by the Secretary of the Office of Thrift Supervision (the "OTS").

    At the Effective Time, the corporate existence of MFSB shall cease, and the corporate existence of D&N BANK, with all its purposes, objects, rights, privileges, powers and franchises, shall continue unaffected and unimpaired by the Merger.

    1.03     Effect of Merger.  Upon the Merger becoming effective:

         (a) Charter: Bylaws: Offices. Upon the Merger becoming effective, the name of the resulting association (herein called the "Resulting Association" whenever reference is made to it as of the Effective Time or thereafter) shall be "D&N BANK, A FEDERAL SAVINGS BANK." The Charter of the Resulting Association shall be the Charter of D&N BANK in effect immediately prior to the Effective Time. The Bylaws of the Resulting Association shall be those of D&N BANK as in existence immediately before the Effective Time. The home office of the Resulting Association shall be the home office of D&N BANK. All branches of MFSB and D&N BANK which were in lawful operation immediately before the Effective Time or whose establishment has been approved before the Merger shall be retained and operated or established and operated as branches of the Resulting Association.

         (b) Effect of Merger. Upon the Merger becoming effective, the corporate existence of D&N BANK and MFSB shall be merged into and continued in D&N BANK as the Resulting Association, and all assets and property (real, personal, and mixed, tangible and intangible, choses in action, rights, and credits) then owned by each of D&N BANK and MFSB or which would inure to any of them, shall immediately by operation of law and without any conveyance, transfer or further action, become the property of D&N BANK as the Resulting Association. The Resulting Association shall be deemed to be a continuation of the entity of each of D&N BANK and MFSB. All rights and obligations of D&N BANK and MFSB shall remain unimpaired, and D&N BANK as the Resulting Association shall, as of the Effective Time, succeed to all those rights and obligations. Savings accounts shall be deemed issued in the name of D&N BANK as the Resulting Association in accordance with applicable OTS regulations.

         (c) Additional Actions. If, at any time after the Effective Time, the Resulting Association shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Resulting Association its rights, title or interest in, to or under any of the rights, properties or assets of MFSB acquired or to be acquired by the Resulting Association as a result of, or in connection with, the Merger, or
    (b) otherwise carry out the purposes of this Agreement or the Plan of Merger, MFSB and its proper officers and directors shall be deemed to have granted to the Resulting Association an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Resulting Association and otherwise to carry out the purposes of this Agreement and the Plan of Merger; and the proper officers and directors of the Resulting Association are fully authorized in the name of MFSB or otherwise to take any and all such action. The Resulting Association shall defend, hold harmless and indemnify the former officers and directors of MFSB from any liability or claim of liability with respect to any action taken by the Resulting Association pursuant to or under authority of this
    Section 1.03(c).

         (d) Each issued and outstanding share of MFSB Common Stock (the "MFSB Shares") shall be exchanged for and represent the right to receive such number of shares (rounded to the nearest ten thousandth of a share) of D&N Common Stock as shall be equal to (i) $48.00 divided by (ii) the average of the means between the high and low transaction prices of D&N Common Stock as quoted on NASDAQ (the "Average Price") during the last fifteen trading days on which reportable sales of D&N Common Stock took place (the "Valuation Period") immediately prior to, but not including, the third calendar day prior to the Effective Time (the "Exchange Ratio"). The Exchange Ratio will increase proportionately if the Average Price decreases and the Exchange Ratio will decrease proportionately if the Average Price increases; provided, however, the Exchange Ratio will not be decreased below 3.5555 or be increased above 5.0526.

         (e) All Option Rights (as hereinafter defined) outstanding immediately prior to the Effective Time shall be exercised by the holders thereof prior to the Effective Time and converted into shares of MFSB Common Stock in accordance with the terms thereof such that no Option Rights will remain outstanding at the Effective Time and the shares of MFSB Common Stock issued upon exercise thereof shall be exchanged for and represent the right to receive D&N Common Stock as provided in Section 1.03(d) hereof.

         (f) No certificates or scrip for fractional shares of D&N Common Stock will be issued. In lieu thereof, D&N will pay the value of such fractional shares in cash on the basis of the Average Price, subject to the limits described in Section 1.03(d) above.

         (g) In the event of any extraordinary dividend distribution to the holders of D&N Common Stock or in the event of any increase or reduction in the number of shares of D&N Common Stock issued and outstanding caused by split-up, reverse split, reclassification, reorganization, recapitalization, merger, consolidation, distribution of stock dividends or change of par or stated value, the parties agree to amend the Plan of Merger to cause a proportionate adjustment to be made to the Exchange Ratio.

                                  ARTICLE TWO

                     REPRESENTATIONS AND WARRANTIES OF D&N

    D&N represents and warrants to MFSB as follows:

    2.01     Organization; Qualification; Good Standing; Corporate Power.

         (a) D&N is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on D&N'S consolidated financial condition, business or operations or the ability to consummate the transactions contemplated by this Agreement. D&N is a registered savings association holding company under HOLA. D&N has the corporate power and authority to carry on its business as it is now conducted, to own, lease and operate its properties, to execute and deliver this Agreement and the Plan of Merger and the power to consummate the transactions contemplated hereby and thereby.

         (b) D&N BANK is a federally chartered stock savings association duly organized, validly existing and in good standing under the laws of the United States. D&N BANK has the corporate power and authority to carry on its business as it is now conducted and to own, lease and operate its properties, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on D&N BANK'S consolidated financial condition, business or operations or the ability to consummate the transactions contemplated by this Agreement.

         (c) D&N and D&N BANK hold all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of its and their businesses, except where failure to do so would have a material adverse effect on the consolidated financial condition, business or operations of D&N. D&N and D&N BANK have each conducted its business so as to comply in all material respects with all applicable statutes, ordinances, regulations or rules, and neither D&N nor D&N BANK is presently charged with, or, to D&N'S knowledge, under governmental investigation with respect to, any actual or alleged material violations of any statute, ordinance, regulation or rule; and neither D&N nor D&N BANK is the subject of any pending or, to D&N'S knowledge, threatened material proceeding by any regulatory authority having jurisdiction over its business, properties or operations.

    2.02 Authorization. The execution, delivery and performance of this Agreement and the Plan of Merger by each of D&N and D&N BANK have been duly authorized and approved by all necessary corporate action, and this Agreement and the Plan of Merger are legally binding on and enforceable against each of D&N and D&N BANK in accordance with their terms, subject to the receipt of all required regulatory or other governmental approvals and except as enforceability may be limited by bankruptcy laws, insolvency laws or other laws affecting creditors' rights generally. The execution and delivery of this Agreement and the Plan of Merger do not, and the consummation of the Merger will not, violate the provisions of D&N'S or D&N BANK'S respective Articles of Incorporation, as amended, Charter, as amended, or Bylaws, as amended.

    2.03 Capitalization. As of September 30, 1995, the authorized capitalization of D&N consisted of 10,000,000 shares of D&N Common Stock, par value .01 per share, of which 6,750,521 shares were outstanding and of which 21,456 shares were held as treasury shares by D&N; 1,000,000 shares of Preferred Stock, without par value, of which none were issued and outstanding. Except incident to D&N'S management stock incentive plans, and except with respect to warrants to acquire 1,001,915 shares of D&N Common Stock on or before December 31, 1996, at a price of $8.25 per share, there were, as of September 30, 1995, no outstanding warrants, options, rights, calls, or other commitments of any nature relating to the authorized but unissued shares of D&N Common Stock or D&N Preferred Stock or concerning the authorization, issuance or sale of any other class of equity securities of D&N. The number of shares set forth above is subject to change before the Effective Time by purchase, sale, issuance, redemption, conversion, distribution or other transaction. A vote of the shares set forth above is not required to approve this Agreement or the Plan of Merger. All of the outstanding shares set forth above are validly issued, fully paid, and nonassessable and none of such shares has been issued in violation of the preemptive rights of any person, firm or entity.

    2.04      Financial Statements.

         (a) D&N has furnished to MFSB true, correct and complete copies of:
    (i) the audited Consolidated Statements of Condition of D&N as of December 31, 1992, December 31, 1993 and December 31, 1994, and the related Consolidated Statements of Operations, Consolidated Statements of
    Changes in Stockholders' Equity and the Consolidated Statements of Cash Flows for each of the three years ended December 31, 1994, including the respective notes thereto, together with the reports of Coopers & Lybrand, L.L.P. relating thereto; and (ii) the unaudited Consolidated Statement of Condition as of June 30, 1995, and the related unaudited Consolidated Statement of Operations for the period then ended (the "D&N Financial Statements"). Subject to such changes which may result from an audit which includes the period of the unaudited Financial Statements as of and for the six months ended June 30, 1995 (which changes, in the aggregate, will not be material), such Financial Statements fairly present the consolidated financial position of D&N as of and for the periods ended on their respective dates and the consolidated operating results and changes in financial position of D&N for the indicated periods in conformity with generally accepted accounting principles applied on a consistent basis.

         (b) D&N will furnish MFSB with copies of its audited and unaudited Consolidated Balance Sheets, and related reports, for each annual and quarterly period subsequent to June 30, 1995, until the Effective Time (the "Subsequent D&N Financial Statements").

         (c) Subject to such changes which may result from an audit of the June 30, 1995 D&N Financial Statements or of any Subsequent D&N Financial Statements (which changes, in the aggregate, will not be material), all of the aforesaid D&N Financial Statements have been, and, with respect to the Subsequent D&N Financial Statements, will be, prepared in accordance with generally accepted accounting principles, utilizing accounting practices consistent with prior years except as otherwise disclosed. None of the aforesaid D&N Financial Statements contain, and none of the Subsequent D&N Financial Statements will contain, any material undisclosed extraordinary or prior period items or fail to disclose any material items that should be disclosed. All of the aforesaid

    D&N Financial Statements present fairly, and all of the Subsequent D&N Financial Statements will present fairly, the consolidated financial position of D&N and the results of its operations and changes in its financial position as of and for the periods ending on their respective dates. Subject to such changes which may result from an audit of the June 30, 1995, D&N Financial Statements or of any Subsequent D&N Financial Statements (which changes, in the aggregate, will not be material), the allowance for loan losses in such D&N Financial Statements is, and with respect to the Subsequent D&N Financial Statements will be, adequate under the standards applied by the OTS and based on past loan loss experiences and potential losses in current portfolios to cover all known or anticipated loan losses. There are, and with respect to the Subsequent D&N Financial Statements will be, no agreements, contracts or other instruments to which D&N is a party or by which it or (to the knowledge of D&N) any of the officers, directors, employees or stockholders of D&N have rights which would have a materially adverse effect on the consolidated financial condition, business or operations of D&N which are not reflected in the D&N Financial Statements and the Subsequent D&N Financial Statements.

    2.05 Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the D&N Financial Statements or the Subsequent D&N Financial Statements, neither D&N nor D&N BANK has, and with respect to the Subsequent D&N Financial Statements will not have, any liabilities or obligations, of any nature, secured or unsecured (whether accrued, absolute, contingent or otherwise) including, without limitation, any tax liabilities due or to become due, which would have a materially adverse effect on the consolidated financial condition, business or operations of D&N.

    2.06 Material Adverse Change. Since June 30, 1995, there has been no material adverse change in, and no event, occurrence or development in, the business of D&N or D&N BANK that, taken together with other events, occurrences and developments with respect to such business, would have or would reasonably be expected to have a material adverse effect on D&N'S consolidated financial condition, business or operations (other than changes in banking laws or regulations, changes in generally accepted accounting principles or interpretations thereof that affect the savings association industry generally or changes in general economic conditions that uniformly affect the savings association industry on a nationwide basis, including changes in the general level of interest rates).

    2.07 No Violation, Consents. Neither the execution and delivery of this Agreement and the Plan of Merger nor the consummation of the transactions contemplated hereby and thereby, with or without the giving of notice or the lapse of time, or both, will: (i) violate, conflict with, result in the breach or termination of, constitute a default under, accelerate the performance required by, or result in the creation of any material lien, charge or encumbrance upon any of the properties or assets of D&N or D&N BANK taken as a whole, pursuant to any indenture, mortgage, deed of trust or other agreement (including borrowing agreements) or instrument to which either D&N or D&N BANK is a party or by which it or any of its properties or assets may be bound; or
(ii) violate any statute, rule or regulation applicable to D&N or D&N BANK which would have a material adverse effect on D&N'S consolidated financial condition, business or operations. No consent, approval, authorization, order, registration or qualification of or with any court, regulatory authority or other governmental body, or of any lender or purchaser under any borrowing agreement, other than as specifically contemplated by this Agreement, is required for the consummation by D&N and D&N BANK of the transactions contemplated by this Agreement.

    2.08 Litigation. There are no legal, quasi-judicial, administrative, or other actions, suits, proceedings or investigations of any kind or nature pending or, to the knowledge of D&N, threatened against D&N or D&N BANK that challenge the validity or propriety of the transactions contemplated by this Agreement or which would have a material adverse effect on D&N'S consolidated financial condition, business or operations. Neither D&N nor D&N BANK is subject to, or in default with respect to, nor are any of their assets subject to, any outstanding judgment, order or decree of any court or of any governmental agency or instrumentality which would have a material adverse effect on D&N'S consolidated financial condition, business or operations.

    2.09 Taxes, Returns and Reports. D&N has duly filed all tax returns required to be filed. The reserve for taxes in D&N'S June 30, 1995, Consolidated Statement of Condition is adequate to cover all of its tax liabilities (including, without limitation, income taxes and franchise fees) that may become payable in future years in respect to any transactions consummated prior to June 30, 1995. D&N has not had and, to the best of D&N'S knowledge, will not have any material liability for taxes of any nature for or in respect of the operation of its business or ownership of its assets from June 30, 1995, up to and including the Effective Time, or on the Subsequent D&N Financial Statements or otherwise reflected in the books and records of D&N for the period following its then most recent Subsequent D&N Financial Statements, or otherwise reflected in the books and records of D&N for the period following the then most recent Subsequent D&N Financial Statements.

    2.10 Corporate Properties. No proceedings to take all or any part of the properties of D&N (whether leased or owned) by condemnation or right of eminent domain are pending or, to D&N'S knowledge, threatened. D&N owns 100% of the issued and outstanding shares of D&N BANK.

    2.11 Brokerage Commissions, Fees, Etc. All negotiations relating to this Agreement and the Plan of Merger and the transactions contemplated herein and therein have been and will be carried on by D&N directly with MFSB, its counsel, accountants and other representatives in such a manner as not to give rise to any claim against MFSB for any brokerage commission, finder's fee, investment advisor's fee or other like payment.

    2.12 Regulatory Filings. D&N and D&N BANK have filed and will continue to file in a timely manner all required filings with (i) the Securities and Exchange Commission ("SEC"), including all reports on Form 10-K, Form 10-Q, Form 8-K and proxy statements and will furnish MFSB with copies of all such SEC filings made subsequent to the date hereof until the Effective Time; (ii) the OTS; (iii) the Federal Deposit Insurance Corporation (the "FDIC"); and (iv) any other federal or state regulatory authority having jurisdiction over it or them, where failure to do so would have a material adverse impact on D&N'S consolidated financial condition, business or operations, and, to the best knowledge of D&N, all such filings were complete and accurate in all material respects as of the dates of the filings, and no such SEC filing made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by the Internal Revenue Service or the OTS or the FDIC in the regular course of the business of the D&N and D&N BANK, no federal, state or local governmental agency, commission or other entity has initiated any proceeding or, to the best of the knowledge and belief of the D&N, investigation into the business or operations of the D&N and D&N BANK within the past three years which would have a material adverse effect on the consolidated financial condition, business or operations of D&N. To D&N'S knowledge, there is no unresolved violation, criticism or exception of a material nature by the SEC or the OTS or the FDIC or any other authority or other agency, commission or entity with respect to any report or statement referred to herein. Since the date of any such filings there has been no material change in D&N'S consolidated financial condition, business or operations, such that had such change occurred prior to any such filing, such change would have been required to be disclosed or described therein.

    2.13     Compliance With ERISA.  All employee benefit plans (as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA")) established or maintained by D&N or to which D&N contributes ("D&N Employee Plans") are in compliance in all material respects with all applicable requirements of ERISA, and are in compliance in all material respects with all applicable requirements (including qualification and nondiscrimination requirements in effect as of the Effective Time) of the Internal Revenue Code of 1986, as amended (the "Code"), for obtaining the tax benefits the Code thereupon permits with respect to such D&N Employee Plans. No D&N Employee Plan has, or as of the Effective Time will have, any amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) for which D&N would be liable to any person under Title IV of ERISA if the D&N Employee Plans were terminated as of the Effective Time, which amounts would be material to D&N. The D&N Employee Plans are funded in accordance with Section 412 of the Code (if applicable). There would be no obligations which would be material to D&N under Title IV of ERISA relating to any Employee Plan that is a multi-employer plan if any such plan were terminated or if D&N or D&N BANK withdrew from any such plan as of the Effective Time.

    2.14 Shares to be Issued in Merger. The D&N Common Stock which the stockholders of MFSB will be entitled to receive upon consummation of the Merger pursuant to the Plan of Merger will, at the Effective Time, be duly authorized and will, when issued pursuant to the Plan of Merger, be validly issued, fully paid and nonassessable, and will not have been issued in violation of the preemptive rights of any person, and will have been registered under the Securities Act of 1933, as amended (the "Securities Act") and all applicable state securities or blue sky laws.

    2.15 Orders, Injunctions, Decrees, Etc. D&N is not subject to any order, injunction, or decree of any governmental body or court, or in violation of any order, injunction, or decree, or any other requirement of any governmental body or court, which would have a material adverse effect on the condition (financial or otherwise), business, properties, assets, operations, or liabilities of D&N on a consolidated basis.

    2.16 Ownership of MFSB Stock. As of the date of this Agreement, neither D&N nor D&N BANK owns any shares of any class of the capital stock of MFSB.

    2.17 Community Reinvestment Act Compliance. D&N BANK is in substantial compliance with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder. As of the date of this Agreement, D&N has not been advised of the existence of any fact or circumstance or set of facts or circumstances which, if true, would cause D&N BANK to fail to be in substantial compliance with such provisions. D&N BANK has not received a CRA rating from the OTS which is less than "satisfactory".

    2.18 Approvals. D&N knows of no reason why all regulatory approvals necessary to permit it to consummate the transactions contemplated hereby in the manner provided herein should not be obtained or why the opinion letter referred to in Section 8.09 hereof cannot be obtained.

    2.19 Other Information. No representation or warranty by D&N contained in this Agreement, no certificate or other instrument or document furnished or to be furnished by or on behalf of D&N or D&N BANK pursuant to this Agreement and no information furnished or to be furnished by D&N or D&N BANK for use in the Prospectus/Proxy Statement (as hereinafter defined) or the Registration Statement (as hereinafter defined) or the regulatory filings described in
Section 4.06 hereof contains or will contain any untrue statement of material fact or omits or will omit to state any material fact required to be stated herein or therein which is necessary to make the statements contained herein or therein, in light of the circumstances in which they are or were made, not misleading in any material respect.

    2.20 Advice of Changes. Between the date hereof and the Effective Time, D&N shall promptly advise MFSB in writing of any fact which, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact which, if existing or known at the date hereof, would have made any of the representations contained herein materially untrue.

                                 ARTICLE THREE

                     REPRESENTATIONS AND WARRANTIES OF MFSB

    MFSB represents and warrants to D&N as follows: (For purposes of this Article Three a "MFSB Schedule" is defined as a schedule prepared and executed by an Officer of MFSB and delivered to D&N and dated on or before the date of the execution of this Agreement).

    3.01     Organization; Qualification; Good Standing; Corporate Power.

         (a) MFSB is a federally chartered stock savings association duly organized, validly existing and in good standing under the laws of the United States and is duly qualified to do business and is in good standing in Michigan and in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary. MFSB has the corporate power and authority to carry on its business as it is now conducted, to own, lease and operate its properties, to execute and deliver this Agreement and the Plan of Merger and the power to consummate the transactions contemplated hereby and thereby.

         (b) MFSB holds all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of its business and where failure to do so would have a material adverse effect on the financial condition, business or operations of MFSB. MFSB has conducted its business so as to comply in all material respects with all applicable federal, state and local statutes, ordinances, regulations or rules, and MFSB is not presently charged with, or, to MFSB'S knowledge, under governmental investigation with respect to, any actual or alleged material violations of any statute, ordinance, regulation or rule; and MFSB is not the subject of any pending or, to MFSB'S knowledge, threatened proceeding by any regulatory authority having jurisdiction over its business, properties or operations.

    3.02 Authorization. The execution, delivery and performance of this Agreement and the Plan of Merger by MFSB have been duly authorized and approved by all necessary corporate action, and this Agreement and the Plan of Merger are legally binding on and enforceable against MFSB in accordance with their terms, subject in each case to the approval of the stockholders of MFSB and subject to the receipt of all required regulatory and other government approvals and except as enforceability may be limited by bankruptcy laws, insolvency laws or other laws affecting creditors' rights generally. The execution and delivery of this Agreement and of the Plan of Merger do not, and the consummation of the Merger will not violate MFSB'S Charter, as amended, or Bylaws, as amended.

    3.03     Capitalization.

         (a) As of the date of this Agreement, the authorized capitalization of MFSB consists of (i) 3,000,000 shares of MFSB Common Stock, $1.00 par value, of which 186,604 shares are issued and outstanding. MFSB has no other class of stock and there are, and as of the Effective Time there will be, no fractional shares of MFSB Common Stock issued or outstanding. In addition, as of the date of this Agreement, there are outstanding options for the purchase of 4,500 shares of MFSB Common Stock (which have an exercise price of Twenty-One and 00/100 Dollars ($21.00) per share (the "Option Price")) granted to certain employees of MFSB pursuant to MFSB'S 1994 Incentive Stock Option Plan (the "Stock Option Plan"). Option rights granted pursuant to the Stock Option Plan are sometimes collectively referred to herein as the "Option Rights". All Option Rights have been granted as "Incentive Options" as that term is used in the Stock Option Plan. In addition, 18,000 shares of MFSB Common Stock (the "ESOP Shares") are owned by the Macomb Federal Savings Bank Employee Stock Ownership Plan (the "ESOP"). 10,551 shares in the ESOP are allocated to participant's accounts as of the date hereof. MFSB makes quarterly payments of $9,000 plus interest to Comerica Bank to repay a loan (the "ESOP Loan") made to the ESOP to enable it to purchase the ESOP Shares. Such payments are due at the beginning of each calendar quarter. Unallocated ESOP Shares are pledged as collateral with regard to the ESOP Loan. All ESOP Shares are issued and outstanding as of the date hereof. Except with respect to the Option Rights, MFSB has not granted any outstanding warrants, options, rights, calls, agreements, understandings or other commitments of any nature relating to the authorization, issuance, sale or repurchase of any equity securities of MFSB. Except in connection with the exercise of the Option Rights, the number of shares set forth above is not subject to change before the Effective Time. Assuming the exercise of all of the Option Rights prior to the Effective Time, at the Effective Time the number of shares of MFSB Common Stock which will be issued and outstanding will not exceed 191,104. All of the issued and outstanding shares of MFSB Common Stock will be entitled to vote to approve this Agreement and the Plan of Merger. All of the outstanding shares set forth above are validly issued, fully paid, and nonassessable and none of such shares has been issued in violation of the preemptive rights of any person, firm or entity.

         (b) MFSB does not own directly or indirectly any equity or other proprietary interest in any other corporation, joint venture, partnership, entity, association or other business.

         (c) All of the outstanding shares of MFSB are validly issued, fully paid and nonassessable and, in the case of the shares of any subsidiary, are owned free and clear of all liens, charges or encumbrances.

    3.04     Financial Statements.

         (a) MFSB has furnished to D&N true, correct and complete copies of:
    (i) the audited Balance Sheets of MFSB and the related Statements of Operations, Statements of Changes in Stockholders' Equity and Statements of Cash Flows for each of the two years ended June 30, 1995, including the respective notes thereto, together with the reports of Kelman, Rosenbaum, Rollins & Quayhackx, P.C. relating thereto ("MFSB Financial Statements"). Such MFSB Financial Statements fairly present the financial position of MFSB as of and for the periods ended on their respective dates and the operating results of MFSB for the indicated periods in conformity with generally accepted accounting principles applied on a consistent basis.

         (b) MFSB will furnish D&N with copies of its audited and unaudited Consolidated Balance Sheets, and related reports, for each annual and quarterly period, and each financial report filed by it with the OTS, subsequent to June 30, 1995, until the Effective Time ("Subsequent MFSB Financial Statements").

         (c) Subject to such changes which may result from an audit which includes Subsequent MFSB Financial Statements (which changes in the aggregate will not be material), all of the aforesaid MFSB Financial Statements have been, and, with respect to the Subsequent MFSB Financial Statements, will be, prepared in accordance with generally accepted accounting principles (except with respect to reports filed with the OTS which have, and will have, in each case, been prepared in accordance with OTS requirements), utilizing accounting practices consistent with prior years except as otherwise disclosed. None of the aforesaid MFSB Financial Statements contain, and none of the Subsequent MFSB Financial Statements will contain, any material undisclosed extraordinary or prior period items or fail to disclose any material items that should be disclosed. All of the aforesaid MFSB Financial Statements present fairly, and all of the Subsequent MFSB Financial Statements will present fairly, the financial position of MFSB and the results of its operations and changes in its financial position as of and for the periods ending on their respective dates. Subject to such changes which may result from an audit of any Subsequent MFSB Financial Statements (which changes in the aggregate will not be material), the provision for loan losses in such MFSB Financial Statements is, and, with respect to the Subsequent MFSB Financial Statements will be, adequate under the standards applied by the OTS and based on past loan loss experiences and potential losses in current portfolios to cover all known or anticipated loan losses. There are, and with respect to the Subsequent MFSB Financial Statements will be, no agreements, contracts or other instruments to which MFSB is a party or by which it or they or (to the knowledge of MFSB) any of the officers, directors, employees or stockholders of MFSB have rights which would have a materially adverse effect on the financial condition, business or operations of MFSB which are not disclosed herein or reflected in the MFSB Financial Statements and the Subsequent MFSB Financial Statements.

    3.05 Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the MFSB Financial Statements or the Subsequent MFSB Financial

Statements, MFSB did not have and with respect to the Subsequent MFSB Financial Statements will not have, any liabilities or obligations, of any nature, secured or unsecured, (whether accrued, absolute, contingent or otherwise) including, without limitation, any tax liabilities due or to become due, which would have a materially adverse effect on the financial condition, business or operations of MFSB.

    3.06 Material Adverse Change. Since June 30, 1995, there has been no material adverse change in, and no event, occurrence or development in, the business of MFSB that, taken together with other events, occurrences and developments with respect to such business, would have or would reasonably be expected to have a material adverse effect on the financial condition, business or operations of MFSB (other than changes in banking laws or regulations, changes in generally accepted accounting principles or interpretations thereof that affect the savings association industry generally or changes in general economic conditions that uniformly affect the savings association industry on a nationwide basis, including changes in the general level of interest rates).

    3.07 No Violation, Consents. Neither the execution and delivery of this Agreement and the Plan of Merger nor, subject to the approval of this Agreement and the Plan of Merger by the stockholders of MFSB, the consummation of the transactions contemplated hereby and thereby, with or without the giving of notice or the lapse of time, or both, will: (i) violate, conflict with, result in the breach or termination of, constitute a default under, accelerate the performance required by, or result in the creation of any material lien, charge or encumbrance upon any of the properties or assets of MFSB pursuant to any indenture, any mortgage, deed of trust, or other material agreement (including borrowing agreements) or instrument to which MFSB is a party or by which it or any of its properties or assets may be bound, except for the ESOP Loan, and, as identified in MFSB Schedule 3.11, certain employment contracts and the officers and directors deferred compensation plan; or (ii) violate any statute, rule or regulation applicable to MFSB which would have a material adverse effect on the financial condition, business or operations of MFSB. Other than as specifically contemplated by this Agreement, no consent, approval, authorization, order, registration or qualification of or with any court, regulatory authority or other governmental body, or of any lender or purchaser under any borrowing agreement, is required for the consummation by MFSB of the transactions contemplated by this Agreement.

    3.08 Litigation. There are no legal, quasi-judicial, administrative, or other actions, suits, proceedings, or investigations of any kind or nature pending or, to the knowledge of MFSB, threatened against MFSB that challenge the validity or legality of the transactions contemplated by this Agreement or which would have a material adverse effect on the financial condition, business or operations of MFSB. There is no litigation which is pending or, to the knowledge of MFSB, threatened against MFSB as of the date hereof. MFSB is not subject to or in default with respect to, nor are any of its assets subject to, any outstanding judgment, order or decree of any court or of any governmental agency or instrumentality which would have a material adverse effect on the financial condition, business or operations of MFSB.

    3.09 Taxes, Returns and Reports. MFSB has duly filed all tax returns required to be filed. The reserve for taxes in MFSB June 30, 1995 Balance Sheet is adequate to cover all tax liabilities of MFSB (including, without limitation, income taxes and franchise fees) that may become payable in future years in respect to any transactions consummated prior to June 30, 1995. MFSB has no and to the best of MFSB'S knowledge, will have no material liability for taxes of any nature for or in respect of the operation of its business or ownership of its assets from June 30, 1995, up to and including the Effective Time, except to the extent reflected in MFSB'S Balance Sheet as of June 30, 1995, or the Subsequent MFSB Financial Statements, or otherwise reflected in the books and records of MFSB for the period following the then most recent Subsequent MFSB Financial Statements.

    3.10     Corporate Properties.

         (a) MFSB Schedule 3.10 accurately identifies: (i) all real property owned or leased by MFSB, including a brief description of any buildings located thereon; and (ii) all known copyrights, patents, trademarks, trade names, franchises, and related applications and all other similar intangible assets owned by MFSB. Except as set forth in said MFSB Schedule, all of MFSB'S properties, leasehold improvements, and equipment are in reasonable operating condition, free from any known defects, except defects which in the aggregate do not materially and adversely affect the financial condition, business or operations of MFSB, and all known copyrights, patents, trademarks, trade names, franchises, and related applications are valid and in full force and effect in accordance with their terms. No complaints have been received by MFSB, and, to the best of MFSB'S knowledge, none are threatened that MFSB is in violation of applicable building, zoning, environmental, safety, or similar laws, ordinances, or regulations in respect of its buildings or equipment, or the operation thereof, and to the best of MFSB'S knowledge, MFSB is not in material violation of any such law, ordinance, or regulation, except as disclosed in said MFSB Schedule. To the knowledge of MFSB, no proceedings to take all or any part of the properties of MFSB (whether leased or owned) by condemnation or right of eminent domain are pending or threatened.

         (b) MFSB has good and marketable title to all of its real and personal property, free, clear, and discharged of, and from, any and all liens, charges, encumbrances, security interests, and/or equities.

    3.11 Obligations to Employees. Except as required under the agreements set forth in MFSB Schedule 3.11 or as otherwise disclosed in MFSB Schedule 3.11, all material obligations of MFSB, whether arising by operation of law or by contract, for payments to trusts or other funds or to any governmental agency or to any individual director, officer, employee or agent (or his or her heirs, legatees or legal representatives) with respect to unemployment compensation benefits, profit sharing, deferred compensation, pension or retirement benefits or social security benefits have been paid, or adequate actuarial accruals for such payments have been and are being made, by MFSB.
All material obligations of MFSB, whether arising by operation of law or by contract, for bonuses and other forms of compensation which are or may become payable to their directors, officers, employees or agents have been paid, or adequate accruals for payment therefor have been and are being made to the extent required in accordance with generally accepted accounting principles, all of which accruals are reflected in the books and records of MFSB. MFSB Schedule 3.11 includes a list of all of MFSB'S pension, profit sharing, health, accident, welfare, life insurance, employee stock ownership and other employee benefit plans within the meaning of Section 3(3) of ERISA ("MFSB Employee Plans"). All such MFSB Employee Plans established or maintained by MFSB or to which MFSB contributes are in compliance in all material respects with all applicable requirements of ERISA, and are in compliance in all material respects with all applicable requirements (including qualification and nondiscrimination requirements in effect as of the Effective Time) of the Code, for obtaining the tax benefits the Code thereupon permits with respect to such MFSB Employee Plans. No MFSB Employee Plan has any amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) for which MFSB would be liable to any person under Title IV of ERISA if any MFSB Employee Plans were terminated as of the Effective Time, which amounts would be material to MFSB. The MFSB Employee Plans are funded in accordance with Section 412 of the Code (if applicable). There would be no obligations which would be material to MFSB under Title IV of ERISA relating to any MFSB Employee Plan that is a multi-employer plan if any such plan were terminated or if MFSB withdrew from any such plan as of the Effective Time.

    3.12 Brokerage Commissions, Fees, Etc. All negotiations relating to this Agreement and the Plan of Merger and the transactions contemplated herein and therein have been and will be carried on by MFSB directly with D&N, its counsel, accountants and other representatives in such a manner as not to give rise to any claim against D&N or MFSB for any brokerage commission, finder's fee, investment advisor's fee or other like payment, except that MFSB has agreed to make payment to Roney & Co. for services rendered as financial advisor in connection with the transactions contemplated pursuant to that certain letter agreement dated May 15, 1995, between MFSB and Roney & Co., a copy of which has been provided to D&N by MFSB.

    MFSB has fee agreements with all outside attorneys, accountants, and other independent experts and advisors it has used or plans to use in connection with the transactions contemplated in this Agreement, which provide that such attorneys, accountants, and other independent experts and advisors will be compensated only at their normal hourly or per diem rates plus reasonable out-of-pocket expenses.

    3.13 Certain Agreements. MFSB Schedule 3.13 accurately identifies all of the following agreements, contracts, or other instruments written or, to the knowledge of MFSB, oral, to which MFSB is a party or by which it is bound or affected or, to the knowledge of MFSB, by which any of the stock, properties, or assets of MFSB is bound or affected, or under which any of its officers, directors, employees, or stockholders have rights: (a) all material leases of real property under which MFSB is either lessor, sublessor, lessee, or sublessee; (b) all insurance policies held by MFSB relating to its properties or operations, including but not limited to those covering their leasehold improvements, properties, equipment, furniture, fixtures, lives of, or performance of their duties by their directors, officers, and employees (all such policies of insurance, including blanket bonds and director and officer liability insurance, are in force as of the date hereof and, until the Effective Time, MFSB will cause all such policies to continue in force or to obtain substitute policies acceptable to D&N with comparable coverage in amounts deemed by D&N to be sufficient; provided that insurance policies maintained incident to the deferred compensation plans, identified in MFSB Schedule 3.11 may be terminated upon termination of such plans); (c) to the extent not disclosed in MFSB Schedule 3.11, all employment contracts, pension, retirement, stock option, stock purchase, deferred compensation, savings, profit sharing, deferred compensation, consultant, incentive, bonus, noncompetition, or collective bargaining agreements, group insurance contracts, or other incentive, benefit, or welfare plans or arrangements of MFSB, including any trust or comparable agreement or instrument relating thereto, and including for each plan the latest actuary's report on the condition of the plan and any determination letters issued by the Internal Revenue Service (except as otherwise disclosed in said MFSB Schedule, all such contracts, plans, practices, or arrangements are terminable at the will of the employer without liability on not more than 60 days' notice to any affected employee); and (d) except as entered into with respect to loan transactions or work outs in the ordinary course of business by MFSB, any other agreement, instrument, or understanding of MFSB, whether or not made in the ordinary and regular course of business. MFSB has delivered to D&N true, complete, and correct copies of all of the plans, written agreements, contracts, or other instruments, and written descriptions of the material details of any oral agreements or instruments identified in said MFSB Schedule
3.11 or MFSB Schedule 3.13. Except as otherwise specifically disclosed in said MFSB Schedule 3.11 or MFSB Schedule 3.13, all such agreements, contracts, or other instruments are in full force and effect and MFSB is not in material default under any such agreement, contract, or other instrument to which it is a party or by which it may be bound.

    3.14 Charter, Bylaws, Etc. MFSB Schedule 3.14 includes complete and correct copies of the following: (a) the Charter, and all amendments thereto, of MFSB; (b) the Bylaws of MFSB, as amended to date; and (c) a specimen certificate for each type of outstanding security of MFSB.

    3.15 Orders, Injunctions, Decrees, Etc. MFSB is not subject to any order, injunction or decree of any governmental body or court, and is not in violation of any order, injunction, or decree, or any other requirement of any governmental body or court, which would have a material adverse effect on the financial condition, business, or operations of MFSB.

    3.16 Stockholders of MFSB. MFSB Schedule 3.16 accurately identifies the names and addresses of all of the stockholders who, to MFSB'S knowledge, beneficially own more than 5% of MFSB Common Stock and the number of shares of stock of MFSB held by each such stockholder and by each director and senior officer of MFSB. From the date hereof until the Effective Time, MFSB shall, upon request, provide D&N with a complete list of all of its stockholders, including the names, addresses and number of shares of MFSB Common Stock held by each stockholder. Without the advance written consent of MFSB, D&N will not disclose or make use of the information provided by MFSB pursuant hereto except as may be required in connection with regulatory or other filings permitted by this Agreement, the mailing of the

Prospectus/Proxy Statement (as hereinafter defined) or as is otherwise specifically permitted by this Agreement.

    3.17 Regulatory Filings. MFSB has filed and will continue to file in a timely manner all required filings with (i) the SEC (and will furnish D&N with copies of all such filings made subsequent to the date hereof until the Effective Time); (ii) the OTS; (iii) the FDIC; and (iv) any other federal or state regulatory authority having jurisdiction over it, and to the best knowledge of MFSB, all such filings were true, complete and accurate in all material respects as of the dates of the filings, and no such filing made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by the Internal Revenue Service or the OTS or the FDIC in the regular course of the business of MFSB, no federal, state or local governmental agency, commission or other entity has initiated any proceeding or, to the best of the knowledge and belief of MFSB, investigation into the business or operations of MFSB within the past three years which would have a material adverse effect on the financial condition, business or operations of MFSB. To MFSB'S knowledge, there is no unresolved violation, criticism or exception of a material nature by the SEC or the OTS or the FDIC or other agency, commission or entity with respect to any report or statement referred to herein. Since the date of any such filings there has been no material change in the financial condition, business or operations of MFSB such that, had such change occurred prior to any such filing, such change would have been required to be disclosed or described therein.

    3.18 Loans. All loans and loan commitments extended by MFSB (the "Loans") have been made in accordance with MFSB'S customary lending standards in the ordinary course of business. The Loans are evidenced by appropriate and sufficient documentation and constitute valid and binding obligations of the borrowers enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights and remedies generally from time to time in effect and by applicable law which may affect the availability of equitable remedies. All such Loans are, and at the Effective Time will be, free and clear of any security interest, lien, encumbrance or other charge, except for rights of participating financial institutions pursuant to participation agreements entered into in the ordinary course of business, and MFSB has complied, and at the Effective Time will have complied, in all material respects with all laws and regulations relating to such Loans. The Loans are not subject to any material offsets, or to the knowledge of MFSB, claims of material offset, or claims of other material liability on the part of MFSB, except in each case, claims of offset or liability which in the aggregate would not have a material adverse effect on the financial condition, business or operations of MFSB.

    3.19 Conduct. Between June 30, 1995, and the date hereof, MFSB has not: (i) conducted its business or entered into any transaction other than in the ordinary course, or incurred or become subject to any liabilities or obligations except liabilities incurred in the ordinary course of business;
(ii) suffered any labor trouble; (iii) discharged or satisfied any material lien or encumbrance or paid any material obligation or liability other than those presented in MFSB Financial Statements or incurred after the date thereof in the ordinary course of business; (iv) mortgaged, pledged, or subjected to lien, charge or other encumbrance any material part of its assets, or sold or transferred any such assets, except in the ordinary course of business; (v) made or permitted an amendment or termination of any material contract to which it is a party except in the ordinary course of business; (vi) issued, agreed to issue or sold any of its capital stock or corporate debt obligations (whether authorized and unissued or held in the treasury); (vii) granted any options, warrants or other rights for the purchase of its capital stock; (viii) declared, agreed to declare, set aside or paid any dividend or other distribution in respect of its capital stock or, directly or indirectly purchased, redeemed, or otherwise acquired or agreed to purchase or redeem or otherwise acquire any shares of such stock; (ix) entered into any employment contract with any officer or salaried employee, made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any of its present officers or employees, increased the rate of compensation payable or to become payable by them to any of its officers or employees, or instituted or made any material increase in any employee welfare, retirement or similar plan or arrangement, in each case other than in the ordinary course of business; or (x) entered into any other material transaction other than in the ordinary course of business.

    3.20 Fiduciary Responsibilities. To the best of MFSB'S knowledge, MFSB has performed all of its duties in its capacity as trustee, executor, administrator, registrar, guardian, custodian, escrow agent, receiver or any other fiduciary capacity in a manner which complies in all material respects with all applicable laws, regulations, orders, agreements, wills, instruments and common law standards.

    3.21     Compliance With Environmental and Safety Laws.

         (a) To the best knowledge of MFSB'S officers and directors, MFSB'S operations have complied in all material respects with all applicable federal, state, and local environmental statutes and regulations; none of MFSB'S operations are subject to any judicial or administrative proceedings alleging the violation of any federal, state or local environmental, health or safety statute or regulation; none of MFSB'S operations are the subject of a federal, state or local investigation evaluating whether any remedial action is needed to respond to a release of any hazardous or toxic waste, substance or constituent, or any other substance into the environment; MFSB has not generated hazardous waste in its operations; MFSB has not transported hazardous waste for treatment, storage or disposal; and MFSB has not reported and has not had any legal duty to report a spill or release of a hazardous or toxic waste, substance or constituent or any other substance in the environment due to its operations.

         (b) To the best knowledge of MFSB'S officers and directors, all real estate owned or leased by MFSB has complied in all material respects with all applicable federal, state, and local environmental statutes and regulations; such real estate is not subject to any judicial or administrative proceedings alleging the violation of any federal, state or local environmental, health or safety statute or regulation; such real estate is not the subject of a federal, state or local investigation evaluating whether any remedial action is needed to respond to a release of any hazardous or toxic waste, substance or constituent, or any other substance into the environment;
    MFSB has not generated any hazardous material on such real estate; and MFSB has not transported any hazardous material from such real estate to any waste treatment, storage or disposal facility.

    3.22 Insider Interests. All loans, extensions of credit, and other contractual arrangements (including deposit relationships) between MFSB and any officer or director of MFSB, or any affiliate of any such officer or director, conform to applicable rules and regulations and requirements of all applicable regulatory agencies. No officer or director of MFSB has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of MFSB.

    3.23 No Sensitive Transactions. Within the past five (5) years, neither MFSB nor, to MFSB'S knowledge, any director, employee, or agent of MFSB, has directly or indirectly used funds or other assets of MFSB for (a) illegal contributions, gifts, entertainment, or other expenses related to political activities; (b) payments to or for the benefit of any governmental official or employee, other than payments required or permitted by law; (c) illegal payments to or for the benefit of any person, firm, corporation, or other entity, or any officer, employee, agent, or representative thereof; or
(d) the establishment or maintenance of a secret or unrecorded fund.

    3.24 Community Reinvestment Act Compliance. MFSB is in substantial compliance with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder. As of the date of this Agreement, MFSB has not been advised of the existence of any act or circumstance or set of facts or circumstances which, if true, would cause MFSB to fail to be in substantial compliance with such provisions. MFSB has not received a CRA rating from the OTS which is less than "satisfactory."

    3.25 Approvals. MFSB knows of no reason why all regulatory approvals necessary to permit D&N to consummate the transactions contemplated hereby in the manner provided herein should not be obtained.

    3.26 Qualified Thrift Lender. MFSB is a "Qualified Thrift Lender" as defined under Section 10(m) of HOLA, 12 USC 1467a(m).

    3.27 Other Information. No representation or warranty by MFSB contained in this Agreement, or disclosure in any MFSB Schedule, certificate or other instrument or document furnished or to be furnished by or on behalf of MFSB pursuant to this Agreement and no information furnished or to be furnished by MFSB for use in the Prospectus/Proxy Statement (as hereinafter defined) or the Registration Statement (as hereinafter defined) or the regulatory filings described in Section 4.06 hereof contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated herein or therein which is necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading in any material respect.

    3.28 Advice of Changes. Between the date hereof and the Closing Date, MFSB shall promptly advise D&N in writing of any fact which, if existing or known as of the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact which, if existing or known as of the date hereof, would have made any of the representations contained herein materially untrue.


                                  ARTICLE FOUR

                                COVENANTS OF D&N

    D&N hereby covenants and agrees with MFSB as follows:

    4.01 Conduct Of Business; Certain Covenants. From and after the execution and delivery of this Agreement and until the Effective Time, D&N and D&N BANK will:

         (a) conduct its and their business and operate only in the usual ordinary course of business and maintain its and their properties, books, contracts, business, operations, commitments, records, loans, investments and any trust operations in accordance with generally accepted accounting principles;

         (b) conduct its and their business and operate only in accordance with sound banking and business practices;

         (c) remain in good standing with all applicable banking regulatory authorities.

         (d) not take any action which constitutes a breach or default of its obligations under this Agreement or the Plan of Merger or which is reasonably likely to delay or jeopardize the receipt of any of the regulatory approvals required hereby or is reasonably likely, to the best of D&N'S knowledge, to preclude the Merger from qualifying for "pooling of interests" accounting treatment or cause any of the other conditions set forth in Articles Six, Seven or Eight hereof to fail.

    4.02 SEC Registration. D&N shall file with the SEC as soon as practicable after the execution of this Agreement, a registration statement on an appropriate form under the Securities Act covering the D&N Common Stock to be issued pursuant to the Plan of Merger and shall use its best efforts to cause the same to become effective and thereafter, until the Effective Time or termination of this Agreement, to keep the same effective and, if necessary, to amend and supplement the same. Such registration statement and any amendments and supplements thereto are referred to herein as the "Registration Statement." The Registration Statement shall include a prospectus/proxy statement thereto ("the Prospectus/Proxy Statement"), prepared for use in connection with the meeting of stockholders of MFSB referred to in Section 5.01 of this Agreement, all in accordance with the rules and regulations of the SEC. D&N shall, as soon as practicable after the execution of this Agreement, make all filings required to obtain all material

Blue Sky permits, authorizations, consents or approvals required for the issuance of the D&N Common Stock.

    4.03 Authorization and Reservation of Common Stock. By appropriate resolution, a certified copy of which shall be provided to MFSB, the Board of Directors of D&N shall, prior to the Effective Time, authorize and reserve the required number of shares of D&N Common Stock to be issued pursuant to the Plan of Merger.

    4.04 Confidentiality. D&N will cause all internal, nonpublic financial and business information obtained by it from MFSB to be treated confidentially (exercising the same degree of care as it uses to preserve and safeguard its own confidential information); provided, however, that notwithstanding the foregoing, nothing contained herein shall prevent or restrict D&N from making such disclosure thereof as may be required by law in connection with purchases or sales of securities or as may be required in the performance of this Agreement. If the Merger shall not take place, all nonpublic financial statements, documents and materials and all copies thereof shall be returned to MFSB, or destroyed by D&N, and shall not be used by D&N in any way detrimental to MFSB.

    4.05 Indemnification. D&N agrees that it will honor all rights to indemnification, including rights to payments of advances for indemnification obligations, existing in favor of the employees, directors, and officers of MFSB as provided in MFSB'S Charter or Bylaws.

    4.06 Required Approvals. As soon as practicable after the execution of this Agreement, D&N will submit: (a) an application with the OTS for the acquisition by D&N of MFSB; (b) an application with the OTS to permit the Merger (collectively, with any amendments or supplements thereto, the "Applications"). D&N will use its best efforts to cause the Applications to be approved and to obtain such other regulatory consents and approvals as may be necessary to facilitate the Merger. D&N will provide MFSB with copies of the Applications as soon as is reasonably practicable prior to the filing and copies of all final Applications and related correspondence.


    4.07 Board of Directors of D&N. D&N will take such action as may be necessary so that the number of Directors of D&N shall be increased by one (1) subsequent to the Effective Time. One individual designated by the Chairman of the Board of Directors of MFSB within 30 days prior to the Effective Time (subject to the approval of D&N which shall not be unreasonably withheld) shall be added to the Board of Directors of D&N subsequent to the Effective Time. Such individual shall be added to the class of Directors whose terms expire not less than two (2), nor more than three (3), years from the date of the annual meeting of stockholders of D&N immediately preceding the Effective Time. Such individual shall hold office for the term which shall coincide with the remaining term of the class to which such person is added.

    4.08 Retirement Plans. For purposes of crediting periods of service for eligibility and vesting, but not for benefit accruals, under the D&N BANK 401k Plan and Trust (the "D&N 401k

Plan"), and for purposes of crediting periods of service for eligibility and vesting for other employee benefits provided to employees of D&N and its affiliates, employees of MFSB who otherwise would be eligible to participate in such plans and benefit programs after the Effective Time shall be given credit for service with MFSB prior to the Effective Time. After the Effective Time, D&N will take such action as is reasonably required to complete the transactions contemplated by Section 6.12 of this Agreement in the manner described therein.

    4.09 Information, Access Thereto. MFSB, its representatives and agents shall, at all times during normal business hours prior to the Effective Time, have full and continuing access to the facilities, operations, records and properties of D&N and D&N BANK. MFSB, its representatives and agents may, prior to the Effective Time, make or cause to be made such investigation of the operations, records and properties of D&N and D&N BANK, and of its and their financial and legal condition as MFSB shall deem necessary or advisable to familiarize itself with such records, properties and other matters. Upon request, D&N and its subsidiaries will furnish MFSB or its representatives or agents, its and their attorneys' responses to auditors requests for information and such financial and operating data and other information requested by MFSB developed by D&N and D&N BANK, its and their auditors, accountants or attorneys, and will permit MFSB, its representatives or agents to discuss such information directly with any individual or firm performing auditing or accounting functions for D&N or D&N BANK, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to MFSB or its representatives or agents. No investigation by MFSB shall affect the representations and warranties made by D&N herein. No investigation or access provided hereunder shall interfere with the normal operations of D&N or D&N BANK.


                                  ARTICLE FIVE

                               COVENANTS OF MFSB

    MFSB hereby covenants and agrees with D&N as follows:

    5.01 Stockholders' Meeting. MFSB shall cause a meeting of its stockholders to be held at the earliest practicable date after the execution of this Agreement and availability of the Prospectus/Proxy Statement for the purpose of acting upon this Agreement and the Plan of Merger, and in connection therewith shall distribute the Prospectus/Proxy Statement and any amendments or supplements thereto and shall solicit proxies from its stockholders in accordance with the rules and regulations of the SEC.

    5.02     Conduct Of Business; Certain Covenants.

         (a) From and after the execution and delivery of this Agreement and until the Effective Time, MFSB will:

             (i) conduct its business and operate only in the usual ordinary course of business and maintain its properties, books, contracts, business, operations, commitments, records, loans, investments and any trust operations in accordance with generally accepted accounting principles;

             (ii) conduct its business and operate only in accordance with sound banking and business practices, including charging off all loans required to be charged off by bank regulators and regulations, statutes and sound banking practices;

             (iii) maintain a provision for loan losses at a level based on past loan loss reserve practices;

             (iv) remain in good standing with all applicable banking regulatory authorities and preserve each of its existing banking locations;

             (v) use its best efforts to retain the services of such of its present officers and employees that its goodwill and business relationships with customers and others are not materially and adversely affected;

             (vi) maintain insurance covering the performance of its duties by its and their directors, officers and employees; and

             (vii) consult with D&N prior to acquiring any interest in real property other than mortgage foreclosures in the ordinary course of business.

         (b) From and after the execution and delivery of this Agreement and until the Effective Time, MFSB will not, without the prior written consent of D&N:

             (i) amend its Charter or Bylaws;

             (ii) except in connection with the exercise of Option Rights, issue or sell any shares of its capital stock or issue or grant any stock options, warrants, rights, calls or commitments of any character calling for or permitting the issue or sale of its capital stock (or securities convertible into or exchangeable, with or without additional consideration, for shares of such capital stock);

             (iii) pay or declare any cash dividend or other dividend or distribution with respect to MFSB'S capital stock.

             (iv) increase or reduce the number of shares of its capital stock by split-up, reverse split, reclassification, distribution of stock dividends, or change of par or stated value;

             (v) except in connection with the exercise of Option Rights, permit the conversion of or otherwise acquire or transfer for any consideration any outstanding shares of its or their capital stock or securities carrying the right to acquire, or convert into or exchange for such stock, with or without additional consideration;

             (vi) except as contemplated by Sections 6.11 and 6.12 hereof, amend or otherwise modify any bonus, pension, profit sharing, retirement or other compensation plan or enter into any contract of employment with any officer which is not terminable at will without cost or other liability (other than benefits accrued as of the date of such termination), except as herein provided and except as may be required by applicable law or regulation, including revenue laws or regulations;

             (vii) incur any obligations or liabilities except in the ordinary course of business;

             (viii) mortgage, pledge (except pledges required for existing Federal Home Loan Bank advances or pledges of such assets as may be required to permit MFSB to accept deposits of public funds) or subject to any material lien (excluding mechanics liens), charge, security interest, or any other encumbrance, any of its assets or property, except for liens for taxes not yet due and payable;

             (ix) transfer or lease any of its assets or property except in the ordinary course of business, or, except for branching commitments in effect on the date hereof which are disclosed in a MFSB Schedule, open or close any banking office or enter into any agreement to do so;

             (x) transfer or grant any rights, under any leases, licenses or agreements, other than in the ordinary course of business;

             (xi) make or grant any general or individual wage or salary increase except for general salary and wage adjustments now in progress, or as part of the conduct of a normal salary administration program consistent with past practices;

             (xii) except as provided in Section 5.08 hereof and other than with respect to (x) transactions affecting existing loans and (y) deposits in the ordinary course of business, make or enter into any material transaction, contract or agreement or incur any other material commitment, which is defined for purposes of this provision as any transaction, contract, agreement or commitment in excess of $5,000.00;

             (xiii) incur any indebtedness for borrowed money, except for deposit liabilities and except for indebtedness incurred in the ordinary course of business the repayment term of which does not exceed one year;

             (xiv) cancel or compromise any debt or claim, which has not previously been charged off, other than in the ordinary course of business in an aggregate amount which is not materially adverse;

             (xv) enter into any transaction, contract or agreement which would permit the sale of investment or similar products by third parties on MFSB premises;

             (xvi) take any action which would result in acceleration of payments on the ESOP Loan;

             (xvii) invite or initiate, or, subject to the fiduciary duties of the Board of Directors of MFSB in each case as determined after consultation with counsel, engage in discussions or negotiations for the acquisition or merger of MFSB by or with any corporation or other entity other than D&N and D&N BANK; and

             (xviii) take any action which constitutes a breach or default of its obligations under this Agreement or the Plan of Merger which is reasonably likely to delay or jeopardize the receipt of any of the regulatory approvals required hereby or is reasonably likely to preclude the Merger from qualifying for "pooling of interests" accounting treatment or cause any of the other conditions set forth in Articles Six, Seven, or Eight hereof to fail.

    5.03 Affiliate Agreements. Within five (5) business days after the execution of this Agreement, MFSB shall use its best efforts to furnish to D&N an agreement in the form set forth in Exhibit B, executed by each person, other than D&N and any of its affiliates, who is an affiliate of MFSB, as such term is defined in Rule 144 under the Securities Act.

    5.04 Information, Access Thereto. D&N, its representatives and agents shall, at all times during normal business hours prior to the Effective Time, have full and continuing access to the employees, facilities, operations, records and properties of MFSB. D&N, its representatives and agents may, prior to the Effective Time, make or cause to be made such investigation of the operations, records and properties of MFSB, and of its financial and legal condition as D&N shall deem necessary or advisable to familiarize itself with such records, properties and other matters. Upon request, MFSB will furnish D&N or its representatives or agents, its attorneys' responses to auditors requests for information and such financial and operating data and other information requested by D&N developed by MFSB, its auditors, accountants or attorneys, and will permit D&N, its representatives or agents to discuss such information directly with any individual or firm performing auditing or accounting functions for MFSB, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as
developed to D&N or its representatives or agents.   D&N and D&N'S agents,
contractors and environmental consultants shall also have the right of access to the real estate owned, beneficially or otherwise, or controlled by MFSB, before the Effective Time for the purpose of undertaking such environmental investigation and testing as D&N deems necessary or appropriate. D&N and D&N'S agents, contractors and environmental consultants shall also have the right of access to MFSB'S records or employees for the purpose of carrying out necessary investigation and testing. No investigation by D&N shall affect the representations and warranties made by MFSB herein. No investigation or access provided hereunder shall interfere with the normal operations of MFSB.

    5.05 Confidentiality. MFSB will cause all materials and other internal, nonpublic financial and business information obtained by it from D&N or D&N BANK to be treated confidentially (exercising the same degree of care as it uses to preserve and safeguard its own confidential information); provided, however, that notwithstanding the foregoing, nothing contained herein shall prevent or restrict MFSB from making such disclosure thereof as may be required by law in connection with purchases or sales of securities or as may be required in the performance of this Agreement. If the Merger shall not be consummated, all nonpublic financial statements, documents and material and all copies thereof shall be returned to D&N, or destroyed by MFSB, and shall not be used by MFSB in any way detrimental to D&N or D&N BANK.

    5.06 Recommendation of Merger to Stockholders. The Board of Directors of MFSB will unanimously recommend in the Prospectus/Proxy Statement approval of the Merger by all stockholders of MFSB entitled to vote thereon.

    5.07 Litigation Matters. MFSB will consult with D&N about any proposed settlement or lack thereof or any disposition of any litigation matter in which it is or becomes involved.

    5.08 Larger Expenses. At or before the Effective Time, MFSB shall have the right to incur and pay or accrue expense for items such as investment banking, legal, and accounting fees, and for items duly earned for senior management termination charges, and charges applicable to the termination of deferred compensation benefits for officers and directors of MFSB in excess of $10,000 so long as the total costs related to such items do not in the aggregate exceed $1,096,520 plus the amount of the cash surrender value at the Effective Time of certain life insurance policies owned by MFSB which had a value of $1,300,800 on June 30, 1995.

                                  ARTICLE SIX

                CONDITIONS TO OBLIGATIONS OF EACH OF THE PARTIES

    The obligation of each of the parties hereto to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions at or prior to the Effective Time:

    6.01 Approval by Affirmative Vote of Stockholders. This Agreement and the Plan of Merger shall have been duly approved, confirmed and ratified by the requisite vote of the stockholders of MFSB.

    6.02 Approval by OTS. Prior approval shall have been received from the OTS of the acquisition by D&N of MFSB without any conditions which in the reasonable opinion of D&N or MFSB are materially adverse and such approval shall not have been withdrawn or stayed.

    6.03 Approval of Merger. Prior approval shall have been received from the OTS for the Merger in the manner set forth herein and in the Plan of Merger without any conditions which in the reasonable opinion of D&N or MFSB are materially adverse and such approval shall not have been withdrawn or stayed.

    6.04 Tax Opinion. An opinion shall have been delivered by Howard & Howard Attorneys, P.C. in form and substance reasonably satisfactory to D&N and MFSB and to its counsel, that (i) the Merger will qualify as a tax-free reorganization under the Code, (ii) except with regard to cash received in exchange for fractional shares, that no gain or loss will be recognized by the holders of MFSB Common Stock upon receipt of shares of D&N Common Stock in exchange for their shares of MFSB Common Stock, (iii) the basis of such D&N Common Stock will equal the basis of MFSB Common Stock for which it is exchanged, and (iv) the holding period of such D&N Common Stock will include the holding period of MFSB Common Stock for which it is exchanged, assuming that such stock is a capital asset in the hands of the holder thereof at the Effective Time.

    6.05 Registration Statement. The Registration Statement filed by D&N with the SEC with respect to the D&N Common Stock to be issued pursuant to this Agreement and the Plan of Merger shall have become effective and no stop order proceedings with respect thereto shall be pending or threatened.

    6.06 Blue Sky. D&N shall have obtained any and all material Blue Sky permits, authorizations, consents or approvals required for the issuance of the D&N Common Stock and no stop order proceedings with respect thereto shall be pending or threatened.

    6.07 Other Approvals. All actions, consents or approvals, governmental or otherwise, which are, or in the opinion of counsel for D&N may be, necessary to permit or enable D&N BANK, upon and after the Merger, to conduct all or any part of the business of MFSB in the manner in which such activities and businesses are conducted up to the Effective Time, shall have been obtained without any conditions which in the reasonable opinion of D&N are materially adverse, and shall not have been withdrawn or stayed.

    6.08 Orders, Decrees and Judgments. Consummation of the transactions contemplated by this Agreement shall not violate any order, decree or judgment of any court or governmental body having competent jurisdiction.

    6.09 Fairness Opinion. An opinion shall have been received by MFSB from Roney & Co., prior to distribution of the Prospectus/Proxy Statement to the stockholders of MFSB as required by Section 5.01 of this Agreement, to the effect that the consideration to be received by MFSB'S stockholders pursuant to this Agreement is fair to the stockholders of MFSB from a financial point of view and such opinion shall not have been withdrawn or materially modified prior to the vote of the stockholders.

    6.10 Consents and Approvals. Any consents or approvals required to be secured by either party by the terms of this Agreement or the Plan of Merger or otherwise reasonably necessary in the opinion of D&N or MFSB to consummate the transactions contemplated by this Agreement or the Plan of Merger shall have been obtained and shall not contain any conditions which in the reasonable opinion of D&N or MFSB are materially adverse.

    6.11 Contracts Terminated. The deferred compensation plan for directors identified in MFSB Schedule 3.11 shall have been terminated and D&N BANK shall have agreed to honor the employment contracts referred to in MFSB
Schedule 3.11 after the Effective Time, subject to the amendment to the Jeffrey
I. Kopelman employment contract referred to in Section 8.11 hereof. .

    6.12 ESOP and Profit Sharing Plan. It is anticipated that as soon after the Effective Time as is reasonably practicable, D&N will cause the Macomb Federal Savings & Loan Association Restated Profit Sharing Plan and Trust (the "Profit Sharing Plan") to be terminated. Further, it is anticipated that on or after May 1, 1996, D&N will cause the ESOP to be merged with the D&N 401k Plan. D&N and MFSB shall have each reasonably cooperated with the other to complete such matters as are reasonably required to be completed prior to the Effective Time with respect thereto and D&N and MFSB each agree that no action shall be taken by either to alter the terms of the ESOP, the ESOP Loan or any agreements collateral thereto, including, but not limited to, the request or acceptance of any waiver with respect to any obligation under the terms of or enforcement of such agreements.


                                 ARTICLE SEVEN

                 FURTHER CONDITIONS TO THE OBLIGATIONS OF MFSB

    The obligation of MFSB to consummate the transactions contemplated by this Agreement is further subject to the satisfaction of the following conditions:

    7.01 Compliance by D&N. (a) All the terms, covenants and conditions of this Agreement required to be complied with and satisfied by D&N or D&N BANK at or prior to the Effective Time shall have been duly complied with and satisfied in all material respects, and (b) the representations and warranties made by D&N shall be true and correct in all material respects at and as of the Effective Time, except for those specifically relating to a time or times other than the Effective Time (which shall be true and correct in all material respects at such time or times) and except for changes permitted by this Agreement and the Plan of Merger, with the same force and effect as if made at and as of the Effective Time.

    7.02 Sufficiency of Documents. All documents and proceedings of D&N in connection with the Registration Statement, the Prospectus/Proxy Statement, regulatory filings and the Closing (as hereinafter defined) contemplated by this Agreement and the Plan of Merger shall be reasonably satisfactory to legal counsel to MFSB.

    7.03 Opinion of Counsel. There shall have been delivered and addressed to MFSB an opinion of Howard & Howard Attorneys, P.C., legal counsel to D&N and D&N BANK, in form and substance reasonably satisfactory to Bodman, Longley & Dahling, LLP, legal counsel to MFSB, dated the Closing Date (as hereinafter defined) to the effect that:

         (a) D&N is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and D&N BANK is a federally chartered stock savings association duly organized, validly existing and in good standing under the laws of the United States;

         (b) D&N has the corporate power and authority to carry on its business as now conducted, to own, lease and operate its properties and to consummate the transactions contemplated by this Agreement and the Plan of Merger;

         (c) this Agreement and the Plan of Merger have been duly authorized, executed and delivered by D&N and D&N BANK and constitute the valid and binding obligation of D&N and D&N BANK;

         (d) as of the close of business on the date hereof, the capitalization of D&N was as set forth in Section 2.03 hereof;

         (e) all corporate acts and other proceedings required to be taken by or on the part of D&N or D&N BANK to consummate the transactions contemplated by this Agreement and the Plan of Merger have been properly taken; neither the execution and delivery of this Agreement or the Plan of Merger, nor the consummation of the transactions contemplated hereby and thereby, with or without the giving of notice or the lapse of time, or both, will (x) violate any provision of the Articles of Incorporation or Charter or Bylaws of D&N or D&N BANK, or (y) to the knowledge of such counsel, violate, conflict with, result in the breach or termination of, constitute a default under, accelerate the performance required by, or result in the creation of any material lien, charge or encumbrance upon any of the properties or assets of D&N and D&N BANK pursuant to any indenture, mortgage, deed of trust, or other agreement or instrument to which it is a party or by which it or any of its properties or assets may be bound, or violate any statute, rule or regulation applicable to D&N which would have a material adverse effect on D&N'S consolidated financial condition, business or operations; to the knowledge of such counsel, no consent, approval, authorization, order, registration or qualification of or with any court, regulatory authority or other governmental body, other than as specifically contemplated by this Agreement, is required for the consummation by D&N of the transactions contemplated by this Agreement or the Plan of Merger;

         (f) the D&N Common Stock to be issued in exchange for MFSB Common Stock has been duly authorized and, when such D&N Common Stock is issued and delivered as contemplated by this Agreement and the Plan of Merger, all such D&N Common Stock will have been validly issued, fully paid and nonassessable;

         (g) the Registration Statement has been declared effective by the SEC or has become effective and, to the knowledge of such counsel, no stop order proceedings are pending or threatened with respect thereto by the SEC or state securities authorities;

         (h) except as disclosed in such opinion, to the knowledge of such counsel there are no actions, suits, proceedings or investigations of any nature pending or threatened that challenge the validity or propriety of the transactions contemplated by this Agreement or the Plan of Merger or which seek or threaten to restrain, enjoin or prohibit or to obtain substantial damages in connection with the consummation of such transactions; and

         (i) the Prospectus/Proxy Statement as of the date thereof and as amended or supplemented prior to the date of the meeting of MFSB'S stockholders referred to in Section 5.01 (except as to financial statements and other financial data contained therein, upon which such counsel need express no opinion) complies as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder; such counsel has participated in the preparation of the Prospectus/Proxy Statement, and although such counsel has not independently verified the information contained therein, nothing has come to the attention of such counsel to lead such counsel to believe that the Prospectus/Proxy Statement, as of the date thereof and as amended and supplemented prior to the date of the meeting of MFSB'S stockholders referred to in Section 5.01, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading (except that such counsel need express no opinion with respect to financial statements and other financial data contained therein or with respect to matters relating to MFSB or its business, properties, management, or securities), and such counsel does not know of any contracts or other documents relating to D&N of a character required to be filed with the Prospectus/Proxy Statement as of such dates, or of any documents, other contracts, statutes or legal or governmental proceedings relating to D&N required to be described therein which are not filed or described as required.

    7.04 Officers' Certificate. D&N shall deliver to MFSB a certificate signed by its President and Chief Executive Officer and attested to by its Secretary or Assistant Secretary, dated the Closing Date, certifying to his best knowledge and belief, that D&N has met and fully complied with all conditions necessary to make this Agreement and the Plan of Merger effective as to it. D&N shall have delivered all such other certificates and documents with respect to D&N as may reasonably have been requested by MFSB.

    7.05 Absence of Certain Changes or Events. From the date hereof to the Effective Time, there shall be and have been no material adverse change in the consolidated capitalization, business, properties or financial condition of D&N. Any one-time or similar assessment on SAIF insured deposits which may be announced or implemented by the FDIC on or before the Effective Time shall not constitute a material adverse change for purposes of this Section 7.05.

    7.06 Consents and Approvals. Any consents or approvals required to be secured by either party by the terms of this Agreement or the Plan of Merger or otherwise reasonably necessary in the opinion of MFSB to consummate the transactions contemplated by this Agreement or the Plan of Merger shall have been obtained and shall be satisfactory to MFSB.

    7.07 Litigation. No action, suit, proceeding or claim shall have been instituted, made or threatened by any person relating to the Merger or the validity or propriety of the transactions contemplated by this Agreement or the Plan of Merger.

    7.08 Accuracy of Financial Statements. The D&N Financial Statements and the Subsequent D&N Financial Statements heretofore or hereafter furnished by D&N to MFSB shall not be inaccurate in any material respect.


                                 ARTICLE EIGHT

                  FURTHER CONDITIONS TO THE OBLIGATIONS OF D&N

    The obligations of D&N and D&N BANK to consummate the transactions contemplated by this Agreement and the Plan of Merger are further subject to satisfaction of the following conditions:

    8.01 Compliance by MFSB. (a) All the terms, covenants and conditions of this Agreement required to be complied with and satisfied by MFSB at or prior to the Effective Time shall have been duly complied with and satisfied in all material respects, and (b) the representations and warranties made by MFSB shall be true and correct in all material respects at and as of the Effective Time, except for those specifically relating to a time or times other than the Effective Time (which shall be true and correct in all material respects at such time or times) and except for changes permitted by this Agreement and the Plan of Merger, with the same force and effect as if made at and as of the Effective Time.

    8.02 Sufficiency of Documents, Proceedings. All documents delivered by and proceedings of MFSB in connection with the transactions contemplated by this Agreement and the Plan of Merger shall be reasonably satisfactory to Howard & Howard, Attorneys, P.C.

    8.03 Opinion of Counsel. There shall have been delivered to D&N an opinion of Bodman, Longley & Dahling, LLP, legal counsel to MFSB, in form and substance reasonably satisfactory to Howard & Howard Attorneys, P.C., dated the Closing Date, to the effect that:

         (a) MFSB is a federally chartered stock savings association duly organized, validly existing and in good standing under the laws of the United States;

         (b) MFSB has the corporate power and authority to carry on its business as described in the Prospectus/Proxy Statement, to own, lease and operate its properties and to consummate the transactions contemplated by this Agreement and the Plan of Merger;

         (c) this Agreement and the Plan of Merger have been duly authorized and approved by MFSB and this Agreement and the Plan of Merger have been approved by MFSB'S stockholders and duly authorized, executed and delivered by MFSB and this Agreement and the Plan of Merger constitute the valid and binding obligation of MFSB;

         (d) the authorized capitalization of MFSB is as set forth in Section
    3.03 hereof;

         (e) all corporate acts and other proceedings required to be taken by or on the part of MFSB, including the adoption of this Agreement and the Plan of Merger by the stockholders of MFSB, to consummate the transactions contemplated by this Agreement and the Plan of Merger have been properly taken; neither the execution and delivery of this Agreement and the Plan of Merger nor the consummation of the transactions contemplated hereby and thereby, with or without the giving of notice or the lapse of time, or both, will (i) violate any provision of the Charter or Bylaws of MFSB; or
    (ii) to the knowledge of such counsel, violate, conflict with, result in the material breach or termination of, constitute a material default under, accelerate the performance required by, or result in the creation of any material lien, charge or encumbrance upon any of the properties or assets of MFSB pursuant to any indenture, mortgage, deed of trust, or other agreement or instrument to which MFSB is a party or by which it or any of its properties or assets may be bound, or violate any statute, rule or regulation applicable to MFSB which would have a material adverse effect on the financial condition, business or operations of MFSB; to the knowledge of such counsel, no consent, approval, authorization, order, registration or qualification of or with any court, regulatory authority or other governmental body, other than as specifically contemplated by this Agreement and the Plan of Merger, is required for the consummation by MFSB of the transactions contemplated by this Agreement or the Plan of Merger;

         (f) to the knowledge of such counsel, since June 30, 1995, MFSB has not granted any options, warrants, calls, agreements or commitments of any character relating to any of the shares of MFSB, nor has MFSB granted any other rights to purchase or otherwise acquire from MFSB any shares of MFSB'S capital stock;

         (g) except as disclosed in such opinion, to the knowledge of such counsel there are no actions, suits, proceedings or investigations of any nature pending or threatened that challenge the validity or legality of the transactions contemplated by this Agreement or the Plan of Merger or which seek or threaten to restrain, enjoin or prohibit (or obtain substantial damages in connection with) the consummation of such transactions; and

         (h) except as disclosed in said opinion, such counsel does not know of any litigation, appraisal or other proceeding or governmental investigation pending or threatened against or relating to the business or property of MFSB which would have a materially adverse effect on the financial condition of MFSB or of any legal impediment to the continued operation of the properties and business of MFSB in the ordinary course after the consummation of the transactions contemplated by this Agreement and the Plan of Merger.

    8.04 Officers' Certificate. MFSB shall deliver to D&N a certificate signed by its President and Chief Executive Officer and attested to by its Secretary, dated the Effective Date, certifying to his best knowledge and belief that MFSB has met and fully complied with all conditions necessary to make this Agreement and the Plan of Merger effective as to MFSB. MFSB shall have delivered all such other certificates and documents with respect to MFSB as may reasonably have been requested by D&N.

    8.05 Absence of Certain Changes or Events. From the date hereof to the Effective Time, there shall be and have been no material adverse change in the capitalization or in the business, properties or financial condition of MFSB. For purposes of determining whether there has been a material adverse change, payments made pursuant to Section 5.08 shall not be considered. Any one-time or similar assessment on SAIF insured deposits which may be announced or implemented by the FDIC on or before the Effective Time shall not constitute a material adverse change for purposes of this Section 8.05.

    8.06     Litigation.   MFSB shall not be made a party to, or threatened by,
any actions, suits, proceedings, litigation or legal proceedings which, in the reasonable opinion of D&N, have or are likely to have a material adverse effect on the assets, properties, business, operations or condition, financial or otherwise, of MFSB, nor shall any director or officer or employee or former director or officer of employee of MFSB be made a party to, or threatened by, any actions, suits, proceedings, litigation or legal proceedings relating to their performance or nonperformance of their legal or fiduciary duties as directors and officers of MFSB which in the reasonable opinion of D&N is likely to have a material adverse effect on MFSB. No action, suit, proceeding or claim shall have been instituted, made or threatened by any person relating to the Merger or the validity or propriety of the transactions contemplated by this Agreement or the Plan of Merger which would make consummation of the Merger inadvisable in the reasonable opinion of D&N.

    8.07 Transfer by Affiliates. Each of the affiliates of MFSB shall have executed the affiliate agreements referred to in Section 5.03 and MFSB shall have delivered such agreements to D&N.

    8.08 Plan of Merger. The Plan of Merger shall have been duly executed and the other terms and conditions of the Plan of Merger shall have been satisfied so as to permit the Merger to be consummated as contemplated thereby.

    8.09 Pooling of Interests. D&N shall have received an opinion, dated as of the Closing Date, from Coopers & Lybrand, L.L.P. that the Merger shall be accounted for as a pooling of interests.

    8.10 Accuracy of Financial Statements. The MFSB Financial Statements, Schedules and Subsequent MFSB Financial Statements heretofore or hereafter furnished to D&N shall not be inaccurate in any material respect.

    8.11 Employee Agreements. D&N shall have entered into an agreement with Esther Mason, on terms and conditions reasonably acceptable to D&N (which shall not require Ms. Mason to work more than three and one-half (3 1/2) days per week), to remain employed by D&N BANK for not less than one (1) year following the Effective Time. The Jeffrey I. Kopelman employment contract referred to in MFSB Schedule 3.11 shall have been amended to provide (i) Mr. Kopelman will not exercise his rights under Section 11 of such contract before November 1, 1996; (ii) D&N BANK shall continue to employ Mr. Kopelman until such date; (iii) the time period for exercise of Mr. Kopelman's rights pursuant to Section 11 of such contract shall not expire until November 5, 1996; and
(iv) Mr. Kopelman will be paid a salary of $9,000.00 per month from the Effective Time through October 31, 1996.

    8.12 Exercise of Option Rights. All Option Rights shall have been exercised in full and all holders thereof shall have made payment to MFSB of the full amount of the Option Price for each of the Option Rights.

                                  ARTICLE NINE
                                  ABANDONMENT

    9.01 Abandonment. This Agreement may be terminated and the Plan of Merger abandoned at any time prior to the Effective Time, (whether before or after approval of this Agreement and the Plan of Merger by the stockholders of
MFSB):

         (a) by agreement among D&N, D&N BANK and MFSB authorized by a majority of the entire Board of Directors of each;

         (b) by D&N, D&N BANK or MFSB if adversely affected and if any of the conditions set forth in Article Six hereof shall not have been fulfilled and shall not have been waived pursuant to Section 10.01 (b) hereof or shall become impossible of fulfillment, provided that the failure of such occurrence shall not be due to the failure of the party seeking to terminate to perform or observe in any material respect its obligations under this Agreement.

         (c) by MFSB if any of the conditions set forth in Article Seven hereof shall not have been fulfilled and shall not have been waived pursuant to
    Section 10.01 (b) hereof or shall become impossible of fulfillment, provided that the failure of such occurrence shall not be due to the failure of MFSB to perform or observe in any material respect its obligations under this Agreement;

         (d) by D&N or D&N BANK if any of the conditions set forth in Article Eight hereof shall not have been fulfilled and shall have not been waived pursuant to Section 10.01 (b) hereof or shall become impossible of fulfillment, provided that the failure of such occurrence shall not be due to the failure of D&N to perform or observe in any material respect its obligations under this Agreement.

         (e) by D&N, D&N BANK or MFSB in the event of a material breach by the opposite party of any representation, warranty, covenant or agreement contained herein which has not been cured within thirty (30) days after written notice of such breach has been given to the party causing such breach; or

         (f) by D&N, D&N BANK or MFSB in the event the Merger is not consummated on or before April 30, 1996, provided that the failure of such occurrence shall not be due to the failure of the party seeking to terminate to perform or observe in any material respect its obligations under this Agreement.

         (g) by D&N, D&N BANK or MFSB in the event that the Average Price is less than $9.50 or greater than $14.50.

    9.02 Effect of Abandonment. In the event this Agreement is terminated and the Plan of Merger abandoned as provided in Section 9.01, this Agreement and the Plan of Merger shall become void and of no further force and effect without any liability on the part of the terminating party or parties or their respective stockholders, directors or officers; provided, however, that (i)
Section 4.04 and Section 5.05 of this Agreement shall survive any such abandonment and (ii) a termination pursuant to Section 9.01 shall not relieve a party for a willful breach of any covenant, undertaking, representation or warranty giving rise to such termination; and provided further, in the event the Agreement is terminated after April 30, 1996, and MFSB is not in default of its obligations hereunder and all of the conditions to its obligations hereunder have been satisfied and if the Average Price is $9.50 or greater and is not more than $14.50, then D&N shall pay MFSB a termination fee of $250,000.00 in full satisfaction of any obligation D&N may have to MFSB hereunder. In the event of termination of this Agreement and abandonment of the Plan of Merger as provided in Section 9.01, written notice thereof and the reasons therefor shall be given to the other parties by the terminating party.


                                  ARTICLE TEN

                      MODIFICATIONS, AMENDMENTS AND WAIVER

    10.01 Modifications, Amendments and Waiver. At any time prior to the Effective Time and before or after approval of this Agreement and the Plan of Merger by stockholders of MFSB, MFSB, D&N and D&N BANK may, (a) by written agreement executed by a duly authorized officer of each extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) by written notice executed by a duly authorized officer of the party adversely affected waive compliance in whole or in part with any of the covenants, agreements or conditions contained in this Agreement or the Plan of Merger, or
(c) by written agreement executed by a duly authorized officer of each, make any other amendment or modification of this Agreement or the Plan of Merger; provided, however, that, after approval of this Agreement and the Plan of Merger by stockholders of MFSB, no such extension, waiver, amendment or modification shall (i) change the amount or kind of shares, securities, cash, property, or rights to be received in exchange for or on conversion of any or all of the shares of any class or series of MFSB; or (ii) change any other terms and conditions of the Agreement if such change would materially and adversely affect MFSB or the holders of the shares of any class or series of MFSB. Any such extension, waiver, amendment or modification shall be conclusively evidenced by the execution and delivery of the same by the President and Chief Executive Officer of D&N and D&N BANK and the President and Chief Executive Officer of MFSB, attested to by the Secretary or Assistant Secretary of each party. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party's right at a later time to enforce the same. No waiver by any party of any condition or of the breach of any term contained in this Agreement or the Plan of Merger, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or a waiver of any other condition or of the breach of any other term of this Agreement or the Plan of Merger.

                                 ARTICLE ELEVEN

                                 MISCELLANEOUS

    11.01 Closing. A closing (the "Closing") of the transactions provided for herein shall take place at the offices of MFSB in St. Clair Shores, Michigan, on the fifth business day following the day upon which all of the approvals required hereby and by the Plan of Merger shall have become effective and all applicable waiting periods shall have expired, or on such later day and at such other place as the parties may agree (the "Closing Date") provided that in any event the Closing Date shall not occur more than three (3) days prior to the Effective Time. In the event the Closing does not take place on the date referred to in the preceding sentence because any condition to the obligations of any party under this Agreement and the Plan of Merger is not met on that date, the other parties to this Agreement may postpone the Closing to any designated subsequent business day by giving the nonperforming party to this Agreement notice of the postponed date. At the Closing the parties will exchange the certificates, opinions, and other documents called for herein. Subject to the terms and conditions hereof, consummation of the Merger in the manner described herein shall be accomplished as soon as practicable after the exchange of the documents at the Closing has been completed.

    11.02 Merger Documents. Subject to the provisions of this Agreement, on the Closing Date, as herein defined, all documents required to be filed with respect hereto, shall be executed as required by the HOLA or the rules and regulations promulgated pursuant thereto and duly filed with the OTS.

    11.03 Procurement of Approvals. Subject to the terms of this Agreement, D&N, D&N BANK and MFSB shall each use its best efforts to proceed as expeditiously as possible and cooperate fully in the procurement of any required consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise, necessary for the consummation of the Merger on the terms provided herein and in the Plan of Merger, including, without being limited to, preparation by D&N and submission of any required application for prior approval of the OTS, preparation by D&N and submission under the Securities Act of the Registration Statement, the preparation of the Prospectus/Proxy Statement by MFSB and D&N and the distribution of the Prospectus/Proxy Statement and the solicitation of proxies by MFSB.

    11.04 Further Acts. Subject to the terms of this Agreement, each of the parties (a) shall perform such further acts and execute such further documents as may be reasonably required to effect the Merger (including, without limitation, the certification, execution, acknowledgement and filing of the Plan of Merger) and (b) shall use all reasonable efforts to satisfy or obtain the satisfaction of the conditions set forth in Articles Six, Seven and Eight hereof.

    11.05 Notices. All documents, notices, requests, demands and other communications that are required or permitted to be delivered or given under this Agreement and the Plan of Merger shall be in writing and shall be deemed to have been duly delivered or given upon the delivery or mailing thereof, as the case may be, if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid:

         (a) if to MFSB, to:

             MACOMB FEDERAL SAVINGS BANK
             23505 Greater Mack Avenue
             St. Clair Shores, Michigan 48080
             ATTENTION:   Mr. Stanley A. Jacobson
                          President and Chief Executive Officer

with a copy to:

             Bodman, Longley & Dahling, LLP
             34th Floor, 100 Renaissance Center
             Detroit, Michigan 48243
             ATTENTION:   Herold McC. Deason, Esq.

             and

             James H. Hudnut, Esq.
             3250 W. Big Beaver
             Suite 124
             Troy, Michigan 48084

         (b) and if to D&N or D&N BANK to:

             D&N FINANCIAL CORPORATION
             400 Quincy Street
             Hancock, Michigan 49930
             ATTENTION:   Mr. George J. Butvilas
                          President and Chief Executive Officer

with a copy to:

             Howard & Howard Attorneys, P.C.
             Suite 400
             107 West Michigan Avenue
             Kalamazoo, Michigan 49007
             ATTENTION:   Joseph B. Hemker, Esq.

or to such other person or address as a party hereto shall specify hereunder.

    11.06 Expenses. MFSB, D&N and D&N BANK shall each pay all of their own fees and expenses incident to the negotiation, preparation, execution and performance of this Agreement, stockholders' meetings, including the fees and expenses of their own counsel, accountants, investment bankers and other experts, whether or not the transactions contemplated by this Agreement are consummated; provided, however, in the event this Agreement is terminated by D&N as a result of a material misrepresentation or a material breach of any representation, warranty, or covenant contained herein by MFSB, D&N shall be entitled to recover from MFSB the fees and expenses incurred by D&N incident hereto. D&N and MFSB each agree to indemnify and hold the other harmless, and their respective officers, directors and affiliates, against and in respect of any and all claims made by, and losses incurred with respect to, third parties that arise out of or are based upon any willful misrepresentation or willful breach by the indemnifying party of any representation, warranty or covenant contained herein, including but not limited to, damages, judgments, settlements, attorneys' fees and costs; provided, however, that neither D&N nor MFSB shall be held liable for false statements made in the Prospectus/Proxy Statement, the Registration Statement or any application filed in connection with this Agreement to the extent such false statement was based upon information provided in writing by the other.

    11.07 Nonsurvival of Representations and Warranties. No representation or warranty contained in this Agreement or the Plan of Merger (other than contained in the last sentence of Section 2.14 relating to shares of D&N Common Stock to be issued pursuant to the Plan of Merger, shall survive the
Merger.   Covenants of the parties which relate to periods or activities subsequent to the Merger shall survive the Merger for the applicable period.

    11.08 Entire Agreement. This Agreement, the Plan of Merger and the MFSB Schedules constitute the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and thereby, supersede any and all prior agreements and understandings relating to the subject matter hereof and thereof and may not be modified, amended or terminated except in writing signed by each of the parties hereto.

    11.09 Governing Law. This Agreement and the Plan of Merger shall be governed by, and construed and enforced in accordance with, the laws of the State of Michigan and, to the extent applicable, the laws of the United States.

    11.10 Binding Effect and Parties in Interest. This Agreement and the Plan of Merger may not be assigned by any party hereto without the written consent of the other parties. This Agreement and the Plan of Merger shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement and the Plan of Merger.

    11.11 Captions. The caption headings of the Articles, Sections and subsections of this Agreement are for convenience of reference only and are not intended to be, and should not be construed as, a part of this Agreement or the Plan of Merger.

    11.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute a single agreement.

    11.13 Severability Clause. If any provision of this Agreement or the Plan of Merger shall be held invalid, the remainder shall nevertheless, be deemed valid and effective, and the parties shall negotiate in good faith to modify this Agreement or the Plan of Merger in order to preserve the anticipated benefits under this Agreement to each party and any other person who is specifically conferred rights hereunder.

    11.14 Public Statements. D&N and MFSB shall agree with each other as to the form and substance of any press release related to this Agreement and the Plan of Merger or the transactions contemplated hereby and thereby; provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which it determines in good faith is required by law or regulation.

    11.15 Identification. This Agreement may be identified by date of execution of the last to sign of D&N, D&N BANK and MFSB.

    IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date set forth hereafter.

MACOMB FEDERAL SAVINGS BANK

By: /s/ Stanley A. Jacobson
    -------------------------------------
    Stanley A. Jacobson
    President and Chief Executive Officer

Dated: November 8, 1995
                           Attest: /s/ James H. Hudnut
                                   -------------------
                                    Secretary

D&N FINANCIAL CORPORATION

By: /s/ George J. Butvilas
    -------------------------------------
    George J. Butvilas
    President and Chief Executive Officer

Dated:  November 8, 1995

                           Attest: Kenneth R. Janson
                                   ------------------------
                                   Executive Vice President

D&N BANK, A FEDERAL SAVINGS BANK

By: /s/ George J. Butvilas
    ----------------------------------------
       George J. Butvilas
       President and Chief Executive Officer

Dated:  November 8, 1995

                          Attest: Peter Lemmer
                                  ---------------------
                                  Senior Vice President

                      APPROVAL AND AGREEMENT OF DIRECTORS


    The undersigned, being all of the Directors of MACOMB FEDERAL SAVINGS BANK, St. Clair Shores, Michigan, do hereby approve the foregoing Agreement and the basis of exchange set forth therein, and in consideration of the benefits to be derived from affiliation by MACOMB FEDERAL SAVINGS BANK and its stockholders, each of us hereby agrees with each of the corporate parties to (i) exchange all shares of stock in MACOMB FEDERAL SAVINGS BANK, now or hereafter beneficially owned by each, upon consummation of the Merger in accordance with the terms of the Agreement and the Plan of Merger, (ii) to vote said shares, in person or by proxy, at any meeting of stockholders of said MACOMB FEDERAL SAVINGS BANK or adjournments thereof, in favor of approval of the Agreement and the Plan of Merger, and (iii) to unanimously recommend acceptance and approval of the Agreement and the Plan of Merger by stockholders of MACOMB FEDERAL SAVINGS BANK in the Prospectus/Proxy Statement.


/s/ Paul E. Andrews                     /s/ Stanley A. Jacobson
------------------                      -----------------------
Paul E. Andrews                         Stanley A. Jacobson


/s/ Jon M. Fox                          /s/ Esther Mason
------------------                      -----------------------
Jon M. Fox                              Esther Mason


/s/ James H. Hudnut                     /s/ Steven E. Zack
-------------------                      -----------------------
James H. Hudnut                         Steven E. Zack


/s/ Mark T. Jacobson
--------------------
Mark T. Jacobson

                                        EXHIBIT A


                          AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER ("Plan of Merger") is made and entered into as of ___________________, 1995, by and between D & N BANK ("D&N BANK"), A FEDERAL SAVINGS BANK, a federally chartered stock savings association, located at 400 Quincy Street, Hancock, Michigan, 49930-1829, and MACOMB FEDERAL SAVINGS BANK, (the "BANK"), a federally chartered stock savings association, located at 23505 Greater Mack Avenue, St. Clair Shores, Michigan 48080-1997. D&N BANK and the BANK are hereinafter sometimes collectively referred to as the "Constituent Banks."

                                    RECITALS

        WHEREAS, D&N BANK is duly organized and validly existing under the laws of the United States having totaled authorized Common Stock of _______________________ shares, $________________ par value, of which
__________________________ shares are issued and outstanding ("D&N BANK Common Stock"). D&N BANK has its savings accounts insured by the Savings Association Insurance Fund; and

        WHEREAS, BANK is duly organized and validly existing under the laws of the United States having total authorized Common Stock of 3,000,000 shares of common stock, $1.00 par value, of which 186,604 shares are issued and outstanding ("BANK Common Stock"). The BANK has its savings accounts insured by the Savings Association Insurance Fund; and

        WHEREAS, D&N FINANCIAL CORPORATION ("D&N"), a Delaware corporation and a Savings and Loan Holding Company under the provisions of the Home Owners' Loan Act ("HOLA"), is the sole shareholder of all of the outstanding D&N BANK Common Stock; and

        WHEREAS, in accordance with the provisions of Office of Thrift Supervision ("OTS") regulations promulgated at 12 C.F.R. Part 552.13, directors of D&N BANK and BANK, in each case constituting not less than a two-thirds majority of the respective Boards of Directors of D&N BANK and BANK, have agreed upon this Agreement and Plan of Merger.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto hereby covenant and agree as follows:

                                   ARTICLE I

   1.1 MERGER. At the Effective Time, the BANK shall merge with and into D&N BANK (the "Merger") under the Charter of D&N BANK as set forth in Section
1.2 hereof pursuant to the applicable provisions of, and with the effect provided in HOLA and the regulations and requirements thereunder of the OTS. D&N BANK shall be the "Resulting Association" in the Merger and the BANK shall be the "Merging Association" in the Merger. The "Effective Time" shall be the date on which the Merger is consummated by the Constituent Banks or such later date specified in the Articles of Combination by the Secretary of the OTS.

   1.2 CHARTER: BYLAWS: OFFICES. Upon the Merger becoming effective, the name of the Resulting Association (herein called the "Resulting Association" whenever reference is made to it as of the Effective Time or thereafter) shall be "D&N BANK, A FEDERAL SAVINGS BANK." The Charter of the Resulting Association shall be the Charter of D&N BANK in effect immediately prior to the Effective Time. The Bylaws of the Resulting Association shall be those of D&N BANK as in existence immediately before the Effective Time. The home office of the Resulting Association shall be the home office of D&N BANK. All branches of the BANK and D&N BANK which were in lawful operation immediately before the Effective Time or whose establishment has been approved before the Merger shall be retained and operated or established and operated as branches of the Resulting Association. The location of the home office and the branch offices of the Resulting Association shall be as set forth in Schedule A hereto.

   1.3 EFFECT OF MERGER. Upon the Merger becoming effective, the corporate existence of D&N BANK and the BANK shall be merged into and continued in D&N BANK as the Resulting Association, and all assets and property (real, personal, and mixed, tangible and intangible, choses in action, rights, and credits) then owned by each Constituent Bank or which would inure to any of them, shall immediately by operation of law and without any conveyance, transfer or further action, become the property of D&N BANK as the Resulting Association. The Resulting Association shall be deemed to be a continuation of the entity of each Constituent Bank. All rights and obligations of the Constituent Banks shall remain unimpaired, and D&N BANK as the Resulting Association shall, as of the Effective Time, succeed to all those rights and obligations. Savings accounts shall be deemed issued in the name of D&N BANK as the Resulting Association in accordance with applicable OTS regulations.

   1.4 ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Resulting Association shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Resulting Association its rights, title or interest in, to or under any of the rights, properties or assets of the BANK acquired or to be acquired by the Resulting Association as a result of, or in connection with, the Merger, or (b) otherwise carry out the purposes of this Plan of Merger, the BANK and its proper officers and directors shall be deemed to have granted to the Resulting Association an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Resulting Association and otherwise to carry out the purposes of this Plan of Merger; and the proper officers and directors of the Resulting Association are fully authorized in the name of the BANK or otherwise to take any and all such action.

                                   ARTICLE II

   2.1  MANNER AND BASIS OF CONVERTING SHARES OF BANK COMMON STOCK.

        (a) The shares of D&N BANK Common Stock outstanding immediately prior to the Effective Time shall remain outstanding after the Effective Time without any change therein. No shares of D&N BANK Common Stock and no securities convertible into such stock shall be issued or delivered in the Merger.

        (b) Any shares of BANK Common Stock or any other class or series of stock of the BANK held in the treasury of the BANK immediately prior to the Effective Time shall be retired and cancelled, and no D&N Common Stock shall be issuable or exchangeable with respect thereto.

        (c) At the Effective Time, each issued and outstanding share of BANK Common Stock, issued and outstanding prior to the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchanged for a number of shares of D&N Common Stock equal to (i) $48.00 divided by (ii) the average of the means between the high and low transaction prices of D&N Common Stock as quoted on the NASDAQ (the "Average Price") during the last fifteen (15) trading days on which reportable sales of D&N Common Stock took place (the "Valuation Period") immediately prior to, but not including, the third calendar day prior to the Effective Time (the "Exchange Ratio"). The Exchange Ratio will increase proportionately if the Average Price decreases and will decrease proportionately if the Average Price increases; provided, however, the Exchange Ratio will not be decreased below
3.5555 or increased above 5.0526. Each certificate representing shares of BANK Common Stock immediately prior to the Effective Time shall, until surrendered as provided for in paragraph (d) of this Article II, evidence ownership of the number of shares of D&N Common Stock into which the shares of BANK theretofore represented thereby shall have been converted in the Merger.

        (d) After the Effective Time, the former holder of shares of BANK Common Stock which have been converted into shares of D&N Common Stock in the Merger shall, upon surrender in proper form to D&N for cancellation of the certificate or certificates which prior to the Effective Time presented such holder's shares of BANK Common Stock, be entitled to receive one or more certificates representing the shares of D&N Common Stock into which the shares of BANK Common Stock previously represented by the surrendered certificates shall have been so converted.

                                  ARTICLE III

   3.1 DIRECTORS OF THE RESULTING ASSOCIATION. After the Effective Time, the number of Directors of the Resulting Association shall be nine (9). The names of the Directors of the Resulting Association and their respective terms of office shall be as follows:

        The residence address of each of the Directors of the Resulting Association is set forth on Schedule B hereto.

        After the Effective Time, the said Directors shall serve until the expiration of the term shown above and until their successors are elected and duly qualified.

                                   ARTICLE IV

        4.1 COUNTERPARTS. This Plan of Merger may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

        4.2 GOVERNING LAW. This Plan of Merger shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the State of Michigan and the laws of the United States.

        4.3 AMENDMENT. Subject to applicable law, this Plan of Merger may be amended, modified or supplemented only by written agreement of the BANK, D&N BANK, or by their respective officers thereunto duly authorized, at any time prior to the Effective Time.

        4.4 WAIVER. Any of the terms or conditions of this Plan of Merger may be waived at any time by whichever of the Constituent Banks is, or the stockholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such Constituent Banks.

        4.5 TERMINATION. This Plan of Merger shall terminate upon the termination of that certain Agreement and Plan of Reorganization among D&N, D&N BANK and the BANK dated as of November 8, 1995 (the "Agreement and Plan of Reorganization").

        4.6 PROCUREMENT OF APPROVALS. This Plan of Merger shall be submitted to the stockholders of the Constituent Banks for adoption at a meeting to be called and held by it in accordance with the applicable provisions of law and its respective Charters and Bylaws. The Constituent Banks shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms provided, including, without being limited to, the preparation and submission of an application to the OTS for approval of the Merger.

        4.7 CONDITIONS PRECEDENT. The obligations of the parties under this Plan of Merger shall be subject to: (i) the approval, ratification and confirmation of this Plan of Merger by two-thirds of the outstanding voting stock the shareholders of the BANK at a meeting of shareholders duly called and held; (ii) receipt of approval of the Merger from all governmental and banking authorities whose approval is required; (iii) receipt of any necessary regulatory approval to operate the main office of the BANK as a branch of the Resulting Association; and (iv) the consummation of the transactions contemplated by the Agreement and Plan of Reorganization on or before the Effective Time.

        IN WITNESS WHEREOF, each of the constituent Banks have caused this Agreement and Plan of Merger to be executed on their behalf by their officers hereunto duly authorized and their respective corporate seals to be affixed hereto, all as of the date first above written.

D&N BANK, A FEDERAL SAVINGS BANK


By:______________________________________
   President and Chief Executive Officer         (Corporate Seal)



                                        Attest:________________________________

                                                 Secretary



MACOMB FEDERAL SAVINGS BANK


By:______________________________________
   President and Chief Executive Officer         (Corporate Seal)



                                        Attest:_______________________________
                                                 Secretary

                                   EXHIBIT B


D&N FINANCIAL CORPORATION
400 Quincy Street
Hancock, Michigan 49930

Gentlemen:

        I have been advised that I may be deemed an "affiliate" within the meaning of paragraph (c) of Rule 145 of the Rules and Regulations of the Securities and Exchange Commission ("SEC") under the Securities Act of 1933 (the "Act") of MACOMB FEDERAL SAVINGS BANK, a federally chartered stock savings association ("MFSB") and may be deemed such at the time of the merger ("Merger") of MFSB with D&N BANK, A FEDERAL SAVINGS BANK, a federally chartered
stock savings association ("D&N BANK") with MFSB.   Pursuant to the Merger, I
will acquire shares of the Common Stock ("D&N Common Stock") of D&N FINANCIAL CORPORATION ("D&N") in exchange for each share of common stock of MFSB ("MFSB Common Stock") held by me. I agree that I will not make any sale, transfer or other disposition of the D&N Common Stock or MFSB Common Stock in violation of the Act or the rules and regulations promulgated thereunder by the SEC.

        I have been advised that the issuance of the D&N Common Stock to me pursuant to the Merger has been registered under the Act by D&N by the filing of a Registration Statement with the SEC. I have also been advised that such registration does not apply to any distribution by me of the D&N Common Stock received by me in the Merger. I have also been advised that, since at the effective time of the Merger, I may be deemed to have been an "affiliate" of MFSB, any offering or sale by me of any of the D&N Common Stock will, under current law, require either (i) the further registration under the Act of the D&N Common Stock to be sold; (ii) compliance with Rule 145 promulgated under the Act; or (iii) the availability of another exemption from such registration. In addition, I have been advised that any transferee in a private offering or other similar disposition will be subject to the same limitations as those imposed on me.

        I represent and warrant to D&N that:

        1. I have carefully read this letter and discussed its requirements and other applicable limitations upon the sale, transfer or other disposition of the D&N Common Stock to the extent I felt necessary, with my counsel or counsel for MFSB.

        2. I have been informed by D&N that the D&N Common Stock must be held by me indefinitely unless (i) any of the D&N Common Stock received by me in the Merger and to be distributed by me is first registered under the Act other than by the registration by D&N referred to above; (ii) a sale of the D&N Common Stock is made in conformity with the volume and other applicable limitations of paragraph (d) of Rule 145 (which incorporates by reference paragraphs (c), (e), (f) and (g) of Rule 144); or (iii) some other exemption from registration is available with respect to any such proposed sale, transfer or other disposition of the D&N Common Stock. I will be required to deliver to D&N evidence of compliance with such requirements in connection with any proposed sale, transfer or other disposition by me which may include, in the case of a distribution under some other exemption from registration, an opinion of counsel satisfactory to counsel for D&N that such exemption is available.

        3. I understand that D&N is under no obligation to register the D&N Common Stock that I may wish to sell, transfer, or otherwise dispose of or to take any other action necessary in order to make compliance with an exemption from registration available.

        4. If I rely on the exemption from the registration provisions contained in Section 4 of the Act (other than that contained in Rule 144 or 145), I will obtain and deliver to D&N a copy of a letter from any prospective transferee which will contain (a) representations reasonably satisfactory to D&N as to the nondistributive intent, sophistication, ability to bear risk, and access to information of such transferee; (b) an acknowledgment concerning restrictions on transfer of the D&N Common Stock; and (c) an assumption of the obligations of the undersigned under this paragraph 4.

        5. I understand that D&N expects that the Merger will be accounted for as a pooling-of-interests and that Topic 2-E of staff accounting bulletin of the SEC provides that the risk sharing requirement for the applicability of pooling-of-interests accounting will have occurred if no affiliate of either D&N or MFSB sells or in any other way reduces his or her risk relative to (i) MFSB Common Stock within thirty (30) days prior to the effective time of the Merger and (ii) any D&N Common Stock received in the Merger until such time as financial results covering at least 30 days of post-Merger combined operations have been published. I agree, in order to preserve pooling-of-interests accounting for the Merger, to make no disposition of (i) any shares of MFSB Common Stock within thirty (30) days prior to the effective time of the Merger, which D&N or MFSB shall advise me in writing, and (ii) any shares of D&N Common Stock received in the Merger, or in any other way reduce my risk relative to the shares of D&N received in the Merger, until publication by D&N of financial results covering at least 30 days of post-Merger combined operations in the form of a Form 10-Q or Form 8-K filing with the SEC, the issuance of a quarterly earnings report, or any other public issuance which includes combined net sales and net income. Excluded from the foregoing undertaking shall be such sales, pledges, transfers or other dispositions of shares of MFSB Common Stock or D&N Common Stock which, in D&N'S sole judgment, are individually and in the aggregate de minimus within the meaning of Topic 2-E of the staff accounting bulletin series of the SEC.

        6. I also understand that to enforce the foregoing commitments, stop transfer instructions will be given to MFSB'S transfer agent with respect to MFSB Common Stock and to D&N'S transfer agent with respect to the D&N Common Stock and that there will be placed on the certificates for the D&N Common Stock, or any substitutions therefor, a legend stating in substance:

        THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION EFFECTED ON _________________, 199____, TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") APPLIES, HAVE BEEN DELIVERED IN RELIANCE UPON THE REPRESENTATION OF THE REGISTERED HOLDER HEREOF THAT THEY HAVE BEEN ACQUIRED FOR SUCH HOLDER'S ACCOUNT, AND MAY BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF, WHETHER IN WHOLE OR IN PART, ONLY IN COMPLIANCE WITH THE APPLICABLE REQUIREMENTS OF RULE 145 OR PURSUANT TO A REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM SUCH REGISTRATION AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNTIL SUCH TIME AS FINANCIAL STATEMENTS OF D&N FINANCIAL CORPORATION COVERING AT LEAST THIRTY (30) DAYS OF COMBINED OPERATIONS FOLLOWING THE ACQUISITION OF MACOMB FEDERAL SAVINGS BANK SHALL HAVE BEEN PUBLISHED.


                                     Very truly yours,

                                  EXHIBIT C

            Section 552.14, Title 12, Code of Federal Regulations.

                                                                       EXHIBIT C


             SECTION 552.14, TITLE 12, CODE OF FEDERAL REGULATIONS


Section  552.14  DISSENTER AND APPRAISAL RIGHTS.

            (a) Right to demand payment of fair or appraised value. Except as provided in paragraph (b) of this section, any stockholder of a Federal stock association combining in accordance with Section 552.13 of this part shall have the right to demand payment of the fair or appraised value of his stock:
Provided, That such stockholder has not voted in favor of the combination and complies with the provisions of paragraph (c) of this section.

            (b) Exceptions. No stockholder required to accept only qualified consideration for his or her stock shall have the right under this section to demand payment of the stock's fair or appraised value. If such stock was listed on a national securities exchange or quoted on the National Association of Securities Dealers' Automated Quotation System ("NASDAQ") on the date of the meeting at which the combination was acted upon or stockholder action is not required for a combination made pursuant to Section 552.13(h)(2) of this part. "Qualified consideration" means cash, shares of stock of any association or corporation which at the effective date of the combination will be listed on a national securities exchange or quoted on NASDAQ, or any combination of such shares of stock and cash.

            (c) Procedure-(1) Notice. Each constituent Federal stock association shall notify all stockholders entitled to rights under this section, not less than twenty days prior to the meeting at which the combination agreement is to be submitted for stockholder approval, of the right to demand payment of appraised value of shares, and shall include in such notice a copy of this section. Such written notice shall be mailed to stockholders of record and may be part of management's proxy solicitation for such meeting.

            (2) Demand for appraisal and payment. Each stockholder electing to make a demand under this section shall deliver to the Federal stock association, before voting on the combination, a writing identifying himself or herself and stating his or her intention thereby to demand appraisal of and payment for his or her shares. Such demand must be in addition to and separate from any proxy or vote against the combination by the stockholder.

            (3) Notification of effective date and written offer. Within ten days after the effective date of the combination, the resulting association shall:

            (i) Give written notice by mail to stockholders of constituent Federal stock associations who have complied with the provisions of paragraph
(c)(2) of this section and have not voted in favor of the combination, of the effective date of the combination;

  (ii) Make a written offer to each stockholder to pay for dissenting shares at a specified price deemed by the resulting association to be the fair value thereof; and

  (iii) Inform them that, within sixty days of such date, the respective requirements of paragraphs (c)(5) and (c)(6) of this section (set out in the notice) must be satisfied.

The notice and offer shall be accompanied by a balance sheet and statement of income of the association the shares of which the dissenting stockholder holds, for a fiscal year ending not more than sixteen months before the date of notice and offer, together with the latest available interim financial statements.

  (4) Acceptance of offer. If within sixty days of the effective date of the combination the fair value is agreed upon between the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section, payment therefor shall be made within ninety days of the effective date of the combination.

  (5) Petition to be filed if offer not accepted. If within sixty days of the effective date of the combination the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section do not agree as to the fair value, then any such stockholder may file a petition with the Office, with a copy by registered or certified mail to the resulting association, demanding a determination of the fair market value of the stock of all such stockholders. A stockholder entitled to file a petition under this section who fails to file such petition within sixty days of the effective date of the combination shall be deemed to have accepted the terms offered under the combination.

  (6) Stock certificates to be noted. Within sixty days of the effective date of the combination, each stockholder demanding appraisal and payment under this section shall submit to the transfer agent his certificates of stock for notation thereon that an appraisal and payment have been demanded with respect to such stock and that appraisal proceedings are pending. Any stockholder who fails to submit his or her stock certificates for such notation shall no longer be entitled to appraisal rights under this section and shall be determined to have accepted the terms offered under the combination.

  (7) Withdrawal of demand. Notwithstanding the foregoing, at any time within sixty days after the effective date of the combination, any stockholder shall have the right to withdraw his or her demand for appraisal and to accept the terms offered upon the combination.

  (8) Valuation and payment. The Director shall, as he or she may elect, either appoint one or more independent persons or direct appropriate staff of the Office to appraise the shares to determine their fair market value, as of the effective date of the combination, exclusive of any element of value arising from the accomplishment or expectation of the combination. Appropriate staff of the Office shall review and provide an opinion on appraisals prepared by independent persons as to the suitability of the appraisal methodology and the adequacy of the analysis and supportive data. The Director after consideration of the appraisal report shall, if he or she concurs in the valuation of the shares, direct payment by the resulting association of the appraised fair market value of the shares, upon surrender of the certificates representing such stock. Payment shall be made, together with interest from the effective date of the combination, at a rate deemed equitable by the Director.

  (9) Costs and expenses. The costs and expenses of any proceeding under this section may be apportioned and assessed by the Director as he or she may deem equitable against all or some of the parties. In making this determination the Director shall consider whether any party has acted arbitrarily, vexatiously, or not in good faith in respect to the rights provided by this section.

  (10) Voting and distribution. Any stockholder who has demanded appraisal rights as provided in paragraph (c)(2) of this section shall thereafter neither be entitled to vote such stock for any purpose nor be entitled to the payment of dividends or other distributions on the stock (except dividends or other distribution payable to, or a vote to be taken by stockholders of record at a date which is on or prior to, the effective date of the combination): Provided, That if any stockholder becomes unentitled to appraisal and payment of appraised value with respect to such stock and accepts or is deemed to have accepted the terms offered upon the combination, such stockholder shall thereupon be entitled to vote and receive the distributions described above.

  (11) Status. Shares of the resulting association into which shares of the stockholders demanding appraisal rights would have been converted or exchanged, had they assented to the combination, shall have the status of authorized and unissued shares of the resulting association.

                                                                       EXHIBIT D

                       EXCERPTS FROM D&N QUARTERLY REPORT
                      FOR QUARTER ENDED SEPTEMBER 30, 1995


    The following unaudited consolidated financial statements and notes thereto, and Management Discussion and Analysis of Financial Condition and Results of Operations have been excerpted from D&N's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995, which is incorporated by reference into this Prospectus/Proxy Statement.

                           D&N FINANCIAL CORPORATION
                CONSOLIDATED STATEMENTS OF CONDITION (UNAUDITED)

                                                  September 30,   December 31,
                                                    1995           1994
                                               ----------------------------
                                                        (In thousands )
                                                 ----------------------------
ASSETS
------
   Cash and due from banks                          $    2,950    $    9,174
   Interest-bearing deposits in other banks              3,703        18,950
                                                    ------------------------
     Total cash and cash equivalents                     6,653        28,124
   Investment securities (market value of
     $57,194,000 in 1995 and $19,775,000 in 1994)       57,001        19,775
   Investment securities available for sale
     (at market value)                                  35,601        61,536
   Mortgage-backed securities (market value of
     $73,085,000 in 1995 and $77,153,000 in 1994)       72,510        79,616
   Mortgage-backed securities available for
     sale (at market value)                             59,045        67,030
   Loans receivable (including loans held
     for sale of $10,322,000 in 1995)                  917,032       809,447
     Allowance for loan losses                          (9,200)       (8,199)
                                                    ------------------------
     Net loans receivable                              907,832       801,248
   Other real estate owned, net                          1,127         6,190
   Federal income taxes                                  3,580         4,505
   Office properties and equipment, net                 14,450        14,223
   Excess of cost over net assets of
     association acquired                                   83           384
   Other assets                                          7,304         6,062
                                                    ------------------------
                                                    $1,165,186    $1,088,693
                                                    ========================
LIABILITIES
-----------
   Checking and NOW accounts                        $   84,914    $   91,484
   Money market accounts                                82,372        94,543
   Savings deposits                                    138,754       125,399
   Time deposits                                       530,376       471,392
   Accrued interest                                      1,372         1,257
                                                    ------------------------
     Total deposits                                    837,788       784,075
   Securities sold under agreements
     to repurchase                                      41,346        28,627
   FHLB advances and other borrowed money              207,487       198,230
   Advance payments by borrowers and
     investors held in escrow                           10,587        15,288
   Other liabilities                                     5,908         9,850
                                                    ------------------------
                             Total liabilities       1,103,116     1,036,070
STOCKHOLDERS' EQUITY
--------------------
   Preferred stock (1,000,000 shares
     authorized; none issued)                             --            --
   Common stock, $.01 par value per share (shares
     authorized - 10,000,000; shares outstanding -
     6,750,521 in 1995 and  6,742,329 in 1994)              68            67
   Additional paid-in capital                           48,001        47,987
                                                    ------------------------
     Total paid-in capital                              48,069        48,054
   Retained earnings - substantially restricted         12,762         5,906
   Less cost of treasury stock (21,456 shares
     in 1995 and 1994)                                    (213)         (213)
   Unrealized holding gains (losses) on debt
     securities available for sale, less tax
     effect                                              1,452        (1,124)
                                                    ------------------------
                    Total stockholders' equity          62,070        52,623
                                                    ------------------------
                                                    $1,165,186    $1,088,693
                                                    ========================

See notes to consolidated financial statements.

                           D&N FINANCIAL CORPORATION
                 CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)





                                                      Three Months Ended            Nine Months Ended
                                                          September 30,                September 30,
                                                      1995           1994            1995         1994
                                                    ---------------------------------------------------
                                                                 (In thousands except per share)
                                                    ---------------------------------------------------
Interest income:
   Loans                                            $ 18,195      $ 14,746       $ 51,718      $ 41,162
   Mortgage-backed securities                          2,508         1,746          7,893         4,997
   Investments and deposits                            1,702         1,042          5,070         3,669
                                                    ---------------------------------------------------
                           TOTAL INTEREST INCOME      22,405        17,534         64,681        49,828

Interest expense:
   Deposits                                            9,739         6,992         26,524        20,957
   Securities sold under agreements
     to repurchase                                       206           149          1,204           442
   FHLB advances and other borrowed money              3,700         2,022         10,200         4,762
   Interest rate instruments                             212         2,304          2,421         8,313
                                                    ---------------------------------------------------
                          TOTAL INTEREST EXPENSE      13,857        11,467         40,349        34,474
                                                    ---------------------------------------------------
                             NET INTEREST INCOME       8,548         6,067         24,332        15,354
Provision for loan losses                                500          --            1,500          --
                                                    ---------------------------------------------------
                       NET INTEREST INCOME AFTER
                       PROVISION FOR LOAN LOSSES       8,048         6,067         22,832        15,354

Noninterest income:
  Loan servicing and administrative fees, net            598           611          1,607         1,708
  Deposit related fees                                   818           900          2,310         2,271
  Gain on loans held for sale                            571             2            583           230

  Other income                                            43           642            132         1,166
                                                    ---------------------------------------------------
                                                       2,030         2,155          4,632         5,375
  Gain (loss) on investment securities                  --            --        (     120)         --
  Gain on loans and mortgage-backed securities          --              34            899           843
  Gain on sale of loan servicing rights                 --             140           --             140
                                                    ---------------------------------------------------
                        TOTAL NONINTEREST INCOME       2,030         2,329          5,411         6,358

Noninterest expense:
  Compensation and benefits                            3,407         3,545         10,886        10,459
  Occupancy                                              567           480          1,602         1,469
  Other expense                                        2,691         2,404          7,575         7,459
                                                    ---------------------------------------------------
   General and administrative expense                  6,665         6,429         20,063        19,387


  Other real estate owned, net                     (     239)    (     128)     (     704)    (   2,138)
  Amortization of intangibles                             77           151            290           326
  Federal deposit insurance premiums                     579           616          1,738         1,947
                                                    ---------------------------------------------------
                       TOTAL NONINTEREST EXPENSE       7,082         7,068         21,387        19,522
                                                    ---------------------------------------------------
                INCOME BEFORE INCOME TAX EXPENSE       2,996         1,328          6,856         2,190


Federal income tax expense                              --            --             --            --
                                                    ---------------------------------------------------
                                      NET INCOME    $  2,996       $ 1,328       $  6,856      $  2,190
                                                    ===================================================


Earnings per share:
                                         PRIMARY    $   0.45       $  0.20       $   1.02      $   0.33
                                                    ===================================================

                                   FULLY DILUTED    $   0.41       $  0.20       $   0.96      $   0.33
                                                    ===================================================




See notes to consolidated financial statements.

                           D&N FINANCIAL CORPORATION
               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                            Nine Months Ended
                                                               September 30,
                                                            1995          1994
                                                         --------------------------
                                                              (In thousands)
                                                       --------------------------
OPERATING ACTIVITIES
Net income                                                $  6,856       $  2,190
Adjustments to reconcile net income to
   net cash provided by operating activities:
   Provision for loan losses                                 1,500             --
   Depreciation and amortization of
     office properties and equipment                         1,348          1,383
   Amortization of net premiums (discounts) on
     purchased loans and securities                         (2,676)            71
   Originations and purchases of loans held for sale       (52,966)       (15,432)
   Proceeds from sales of loans held for sale               44,041         43,691
   Loss on investment securities                               120             --
   Gain on sale of loans and mortgage-backed securities       (899)          (843)
   Gain on sale of loan servicing rights                        --           (140)
   Amortization and writedowns of loan servicing rights        207          1,680
   Other                                                    (5,504)         7,326
                                                          -----------------------
     Net cash provided (used) by operating activities       (7,973)        39,926

INVESTING ACTIVITIES
   Proceeds from sales of investment securities
     available for sale                                     10,070             --
   Proceeds from maturities of investment
     securities                                             22,000        138,024
   Purchases of investment securities                      (42,658)      (101,736)
   Proceeds from sales of mortgage-backed securities
     available for sale                                      4,477         51,502
   Principal collected on mortgage-backed securities        13,519         33,278
   Mortgage-backed securities purchased                         --        (28,913)
   Proceeds from sales of loans                             35,218             --
   Loans purchased                                         (78,130)      (165,089)
   Net change in loans receivable                          (52,206)       (27,361)
   Decrease in other real estate owned                       5,063          6,411
   Sales of loan servicing rights                               --            140
   Purchases of office properties and equipment             (1,559)          (515)
                                                          -----------------------
     Net cash used by investing activities                 (84,206)       (94,259)

FINANCING ACTIVITIES
   Net change in time deposits                              58,984        (14,279)
   Net change in other deposits                             (5,385)       (18,382)
   Proceeds from notes payable, securities sold under
     agreements to repurchase and other borrowed money     795,982        441,213
   Payments on maturity of notes payable, securities
     sold under agreements to repurchase and other
     borrowed money                                       (774,187)      (346,179)
   Net change in advance payments by borrowers
     and investors held in escrow                           (4,701)       (39,359)
   Proceeds from issuance of stock                              59              9
   Purchase of stock warrants                                  (44)            --
                                                         ------------------------
     Net cash provided by financing activities              70,708         23,023
                                                         ------------------------
     Decrease in cash and cash equivalents                 (21,471)       (31,310)
Cash and cash equivalents at beginning of period            28,124         79,508
                                                         ------------------------
   Cash and cash equivalents at end of period             $  6,653       $ 48,198
                                                         ========================

See notes to consolidated financial statements.

                           D&N FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1:  BASIS OF PRESENTATION

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting solely of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and nine month periods ended September 30, 1995 are not necessarily indicative of the results that may be expected for the full year.


NOTE 2:  EARNINGS PER SHARE

Per share data is based on the weighted average number of shares outstanding for the periods presented. The weighted average number of common and common equivalent shares used in computing primary earnings per share was 6,724,687 and 6,720,152 for the three months ended September 30, 1995 and September 30, 1994, respectively, and 6,722,514 and 6,719,753 for the nine months ended September 30, 1995 and September 30, 1994, respectively. The weighted average number of common and common equivalent shares used in computing fully diluted earnings per share was 7,180,733 and 6,720,152 for the three months ended September 30, 1995 and September 30, 1994, respectively, and 7,178,560 and 6,719,753 for the nine months ended September 30, 1995 and September 30, 1994, respectively.


NOTE 3:  ALLOWANCE FOR LOAN LOSSES

The allowance for possible losses on loans is maintained at a level believed adequate by management to absorb potential losses from specific assets that have been identified as having greater than a normal risk of loss as well as losses from the remainder of the portfolio. Management's determination of the adequacy of the allowance is based upon evaluation of the portfolio, past experience, current economic conditions, size and composition of the portfolio, collateral location and values, cash flow positions, industry concentrations, delinquencies, and other relevant factors. The allowance is increased by a provision for losses charged against income.

Changes in the allowance for loan losses are summarized as follows:



                                             Three Months Ended           Nine Months Ended
                                                September 30,               September 30,
                                               1995        1994           1995          1994
                                           ----------------------     ------------------------
                                                            (In thousands)
Balance at beginning of period               $  8,902    $  9,931     $  8,199       $ 11,420
Charge-offs:
    Single family                                  49          32          145            104
    Income producing property                     --        1,665          225          2,910
    Installment                                   242         207          666            580
                                            ---------------------     -----------------------
       Total                                      291       1,904        1,036          3,594
Recoveries:
    Single family                                 --         --              2              9
    Income producing property                     --         --            245           --
    Installment                                    89          78          290            270
                                            ---------------------     -----------------------
       Total                                       89          78          537            279
                                            ---------------------     -----------------------
       Net charge-offs                            202       1,826          499          3,315
Provision charged to operations                   500        --          1,500            --
                                            ---------------------     -----------------------
       Balance at end of period              $  9,200    $  8,105     $  9,200       $  8,105
                                            =====================     =======================



NOTE 4: FEDERAL INCOME TAXES

The liability method is used in accounting for federal income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

No federal income tax expense was recorded in any of the reporting periods as the Company offset taxes ordinarily payable by a realization, through a reduction in the valuation allowance previously provided, of prior years' net operating loss carryforwards.

NOTE 5:  RECENTLY ISSUED ACCOUNTING STANDARDS

In May 1995, the Financial Accounting Standards Board issued SFAS 122, "Accounting for Mortgage Servicing Rights". SFAS 122 requires that the rights to service mortgage loans, however those servicing rights are acquired, be recognized as separate assets. A mortgage banking enterprise that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells or securitizes those loans with servicing rights retained should allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. Capitalized mortgage servicing rights are to be assessed for impairment based on the fair value of those rights.

SFAS 122 applies prospectively in fiscal years beginning after December 15, 1995 with earlier application encouraged. The Company adopted SFAS 122 as of July 1, 1995. The effect of adopting SFAS 122 was to increase net income for the three months and nine months ended September 30, 1995 by $458,000 or $.07 per share ($.06 per fully diluted share).




NOTE 6:  RECLASSIFICATIONS

Certain amounts in the 1994 consolidated financial statements have been reclassified to conform with the current period presentation.

                           D&N FINANCIAL CORPORATION

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
        CONDITION AND RESULTS OF OPERATIONS


        The following discussion and analysis provides information regarding D&N Financial Corporation's (D&N or the Company) financial condition and results of operations for the three-month and nine-month periods ended September 30, 1995 and 1994. Ratios for the three-month and nine-month periods are stated on an annualized basis. Results of operations for the 1995 periods are not necessarily indicative of results which may be expected for the entire year. This discussion and analysis should be read in conjunction with the consolidated financial statements and the notes thereto appearing elsewhere in this Form 10-Q.

RESULTS OF OPERATIONS

  NET INCOME

        The Company recorded net income for the third quarter ended September 30, 1995 of $3.0 million, compared to net income of $1.3 million in the third quarter of 1994. Return on assets and return on equity were 1.04% and 19.97%, respectively, during the quarter ended September 30, 1995, compared to 0.51% and 10.13%, respectively, during the quarter ended September 30, 1994. The increase in net income was due primarily to an increase in net interest income reduced somewhat by an increase in the provision for loan losses and lower gains on sales of assets.

        For the nine months ended September 30, 1995, the Company recorded net income of $6.9 million, compared to net income of $2.2 million for the nine months ended September 30, 1994. Return on assets and return on equity were 0.82% and 15.93%, respectively, during the nine months ended September 30, 1995, compared to 0.28% and 5.77%, respectively, during the nine months ended September 30, 1994. The increase in net income was due to an increase in net interest income reduced somewhat by decreases in gains on sales of assets and gains on sales of other real estate owned and increases in the provision for loan losses and operating expenses.

   NET INTEREST INCOME

        Net interest income, or the difference between interest earned on interest earning assets such as loans and investment securities and interest paid on sources of funds such as deposits and borrowings, is a significant component of the Company's earnings. Net interest income is affected by changes in both the balance of and the rates on interest earning assets and interest bearing liabilities and the amount of interest earning assets funded with non-interest or low-interest bearing funds.

        Net interest income increased $2.5 million to $8.5 million for the quarter ended September 30, 1995 compared to $6.0 million for the quarter ended September 30, 1994. The increase was due to increased volume and improved yields on variable rate and short lived assets and to lower net expense on the Company's interest rate exchange agreements due to maturities and repricing, partially offset by increases in interest paid on FHLB advances and deposits due to higher volumes and general increases in market interest rates.

        Similarly, net interest income increased $9.0 million to $24.3 million for the nine months ended September 30, 1995 from $15.3 million for the nine months ended September 30, 1994. The same factors that explained the third quarter comparison were present during the year-to-date comparative periods.

        In recent years, the Company experienced a significant decrease in earnings on loans receivable as rate sensitive portions of the portfolio repriced at lower interest levels, as several commercial real estate loans reached a nonperforming status and were transferred to other real estate owned, and as commercial real estate lending was temporarily curtailed. Additionally, the Company realized lower earnings on its portfolio of mortgage derivative products due to lower balances, attributed to sales and amortization, plus lower yields compared to prior years. To varying degrees, offsetting these factors was a reduction in interest bearing liabilities as the Company, consistent with plans to shrink its balance sheet and increase its capital ratios, experienced deposit outflows and reduced its reliance on wholesale borrowings. More recently, after raising additional capital in December 1993 and due to an increase in market interest rates, the Company has begun to increase its net interest earning assets and to realize increased net yields. In addition, the Company has incurred significantly lower interest expense on interest rate instruments as $157 million notional amount of these instruments have matured since January 1, 1994, with the remaining $17 million scheduled to mature during the fourth quarter of 1995. The result of these factors is that net interest margin has steadily improved during recent quarters. Net interest margin was 3.06% for the third quarter of 1995, compared to 2.48% for the third quarter of 1994. For the first nine months of 1995, net interest margin was 3.05%, compared to 2.10% for the first nine months of 1994.

   PROVISION FOR LOAN LOSSES

        A provision for loan losses is charged to income based on the size and quality of the loan portfolio measured against prevailing economic conditions. This process is accomplished through a formal review analysis. The provision is recorded in sufficient amounts to maintain the allowance for possible loan losses at a level in excess of that expected by management to be required to cover specific exposures in the portfolio.

        In light of the significant growth of the loan portfolio the Company recorded a $500,000 provision for loan losses during the quarter ended September 30, 1995 and $1.5 million during the nine months ended September 30, 1995. No provision for loan losses was recorded during either the three months or the nine months ended September 30, 1994.

   NONINTEREST INCOME

        Total noninterest income decreased to $2.0 million during the quarter ended September 30, 1995, from $2.3 million recorded in the third quarter of 1994. As discussed in Note 5 of Notes to Consolidated Financial Statements, the adoption of SFAS 122 resulted in an increase in noninterest income of $458,000 during the current year quarter. Offsetting this increase was the fact that, during the prior year quarter, the Company sold its investment in a residential real estate development joint venture and realized a gain of $662,000. Additionally, during the prior year quarter, the Company sold most of its portfolio of purchased mortgage servicing rights (PMSRs) which resulted in a gain of $140,000.

        Total noninterest income decreased to $5.4 million during the nine months ended September 30, 1995, from $6.4 million recorded during the nine months ended September 30, 1994. In addition to the items described in the quarterly comparison, the Company also realized lower gains on sales of loans and securities and a decrease in other income. Other income decreased as the prior year period included realization of income from transactions on which income had been previously deferred.


   NONINTEREST EXPENSE

        Total noninterest expense incurred during the quarter ended September 30, 1995 was largely unchanged from that recorded during the quarter ended September 30, 1994, $7.1 million during both periods. Compensation and benefits decreased due to an adjustment in accounting for post-retirement medical benefits, and the net cost of other real estate owned (OREO) decreased due to the sale of two commercial OREO properties during the quarter. Offsetting the decreases were normal anticipated increases in occupancy and other general and administrative expenses.

        Total noninterest expense increased $1.9 million to $21.4 million during the nine months ended September 30, 1995, compared to $19.5 million during the nine months ended September 30, 1994. The most significant factor was a decrease of $1.4 million in net gains from OREO as several more commercial OREO properties were disposed of in the prior year period compared to the current year-to-date period. Additionally, general and administrative expense increased $676,000 due to general salary and wage increases and increased marketing efforts. A reduction of $209,000 in noninterest expense was realized from a reduction in the Company's federal deposit insurance assessment rate.


   FEDERAL INCOME TAX EXPENSE

        No federal income tax expense was recorded in any of the reporting periods as the Company had significant tax basis net operating loss carryforwards.



FINANCIAL CONDITION

        Total assets at September 30, 1995 were $1.17 billion, an increase of $76.5 million from December 31, 1994. Earning assets represented approximately 97% of total assets as of September 30, 1995, substantially the same as at year-end 1994.

   CASH, DEPOSITS AND INVESTMENT SECURITIES

        Cash, deposits and investment securities were $99.3 million at September 30, 1995, down $10.2 million from December 31, 1994. During the period, a significant portion of the Company's liquidity portfolio was used to partially fund loan demand.

   MORTGAGE-BACKED SECURITIES

        Mortgage-backed securities decreased $15.1 million from year-end 1994 to $131.6 million at September 30, 1995. The decrease was due primarily to repayments of $13.5 million partially offset by an increase of $2.6 million in market value recognized through stockholders' equity on mortgage-backed securities available for sale. Additionally, $4.5 million of low-yielding mortgage-backed securities were sold from the available-for-sale portfolio and replaced with higher yielding government-backed securities.

   NET LOANS RECEIVABLE

        Net loans receivable increased $106.6 million during the period to $907.8 million at September 30, 1995. Loan originations of $290.4 million and purchases of $78.1 million exceeded repayments of $183.9 million and sales of $78.2 million. Loan originations during the nine months ended September 30, 1995 were up compared to to the first nine months of 1994. Consumer loan originations were $148.7 million compared to $100.4 million, while real estate and commercial loan originations were $141.7 million compared to $83.8 million.

           NONPERFORMING ASSETS AND RISK ELEMENTS

        The following table sets forth the amounts and categories of risk elements in the Company's loan portfolio.

                                      September 30,  December 31,
                                          1995          1994
                                       --------------------------
                                        (Dollars in thousands)
Nonaccruing loans                       $  14,200   $ 17,995
Accruing loans delinquent more
    than 90 days                              --          --
Restructured loans                            --          --
                                        --------------------
           Total nonperforming loans       14,200     17,995
Other real estate owned (OREO)              1,360      6,520
                                        --------------------
           Total nonperforming assets    $ 15,560   $ 24,515
                                         ===================

Nonperforming loans as a
    percentage of total loans                1.55%     2.22%
                                          ==================

Nonperforming assets as a
    percentage of total assets               1.34%     2.25%
                                          ==================

Allowance for loan losses as a
    percentage of nonperforming loans       64.79%    45.56%
                                          ==================

Allowances for loan and OREO
  losses  as a percentage of
  nonperforming assets                      60.62%    34.79%
                                          ==================


         Nonperforming assets, before allowances for loan and OREO losses, decreased $9.0 million during the period due primarily to the sale of three repossessed commercial real estate properties and as several residential and commercial real estate loans either made principal payments or paid off.

 MORTGAGE SERVICING RIGHTS (MSRS)

    The Company's investment in MSRs increased during the period to $1.2 million at September 30, 1995. As discussed earlier, the Company adopted SFAS 122, effective July 1, 1995, which allowed the Company to capitalize as separate assets $458,000 of originated mortgage servcing rights (OMSRs). At September 30, 1995, the Company also had $759,000 of PMSRs. The following table details activity in the portfolio for the periods indicated.

                                  Nine Months        Year Ended
                                     Ended           December 31,
                                 September 30, 1995     1994
                                 ---------------------------------
                                     (Dollars in thousands)
Balance at beginning of period     $     968       $   9,870
Additions:
   Capitalized servicing                 458              --
   Purchases                              --              --
Reductions:
   Scheduled amortization                106           1,315
   Additional amoritzation due
     to changes in prepayment
     assumptions                          58             421
   Impairment                             43              --
   Sales                                  --           7,148
   Transfers to loan portfolio
     under recourse and other
     provisions                            2              18
                                   ---------       ---------
          Total                          209           8,902
                                   ---------       ---------
Balance at end of period           $   1,217       $     968
                                   =========       =========

Fair market value at end of period $   1,227       $     912
                                   =========       =========

   DEPOSITS

     Deposits increased $53.7 million during the period to $837.8 million at September 30, 1995. An increase of $59.1 million in certificates of deposit plus an increase of $13.4 million in regular savings accounts exceeded decreases of $6.6 million in checking accounts and $12.2 million in money market accounts. The Company's cost of deposits increased to 4.75% at September 30, 1995, compared to 3.96% at December 31, 1994, as result of a general increase in market rates of interest.

   BORROWINGS

     Total borrowings increased $22.0 million during the period to $248.8 million at September 30, 1995 in order to fund anticpated loan demand. The Company's cost of borrowings was 6.11% at September 30, 1995, compared to 6.35% at December 31, 1994.

   CAPITAL

         According to federal regulations, the Bank must meet certain minimum capital ratios. As the following table indicates, the Bank's capital ratios at September 30, 1995 exceeded these requirements.

                        Tangible       Core       Risk-Based
                        Capital       Capital       Capital
                       ---------     ---------    ----------
                               (Dollars in thousands)
Actual capital         $  58,755     $  58,755     $  67,510
Required capital          17,662        35,324        55,998
                       ---------     ---------     ---------
Excess capital         $  41,093     $  23,431     $  11,512
                       =========     =========     =========

Actual ratio                4.99%         4.99%         9.64%
                       =========     =========     =========

Required ratio              1.50%         3.00%         8.00%
                       =========     =========     =========

         Consolidated stockholders' equity was $62.1 million at September 30, 1995 and represents 5.33% of consolidated assets.


   LIQUIDITY

         Liquidity is the ability to meet financial obligations when due. Regulatory authorities require that thrift institutions maintain liquidity consisting of cash, short-term U. S. Government Securities and other specified assets, equal to at least 5% of net withdrawable accounts and borrowings payable in one year or less. At September 30, 1995, the Bank's average liquidity ratio was 6.11%. At September 30, 1995, unused borrowing capacity as measured by the Bank's inventory of readily available but unpledged collateral was approximately $205 million. The Company considers its current liquidity and other funding sources sufficient to fund its outstanding loan commitments and scheduled liability maturities.

   REGULATORY ISSUES

         Deposits of savings institutions such as the Bank are presently insured by the SAIF, which along with the BIF, is one of the two insurance funds administered by the FDIC. Financial institutions which are members of the BIF are likely to experience lower deposit insurance premiums in the future because the BIF has higher reserves and is expected to be responsible for fewer troubled institutions than the SAIF. As a result of the BIF achieving its statutory reserve ratio, the FDIC has proposed that the premium schedule for BIF members be revised to provide a range of .04% to .31% of insured deposits (as compared to the current range of .23% to .31% of insured deposits for BIF and SAIF-insured institutions), so that well capitalized and healthy BIF members would pay the lowest premiums. It is not anticipated that SAIF will be adequately recapitalized until 2002, absent a substantial increase in premium rates or the imposition of special assessments or other significant developments, such as a merger of the SAIF and the BIF. As a result of this disparity, SAIF members could be placed at a significant, competitive disadvantage to BIF members with respect to pricing of loans and deposits and the ability to achieve lower operating costs. A recapitalization plan under consideration by the Treasury Department, the FDIC, the OTS and the Congress reportedly provides for a special assessment of .85% to .90% to be imposed on all SAIF insured deposits to eliminate the disparity. No assurance can be given, however, as to whether the FDIC's proposal or a recapitalization plan will be implemented or as to the nature or extent of any competitive disadvantage which may be experienced by SAIF-member institutions.

                                                                       EXHIBIT E

                    EXCERPTS FROM MFSB'S QUARTERLY REPORT
                    FOR QUARTER ENDED DECEMBER 31, 1995


    The following unaudited consolidated financial statements and notes thereto, and Management Discussion and Analysis of Financial Condition and Results of Operations have been excerpted from MFSB's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995, which is incorporated by reference into this Prospectus/Proxy Statement.

                                                                       EXHIBIT E



                          MACOMB FEDERAL SAVINGS BANK
                       STATEMENTS OF FINANCIAL CONDITION
                   As of June 30, 1995 and December 31, 1995


                                  A S S E T S


                                                                      June 30,              December 31,
                                                                        1995                   1995
                                                                    -----------             -----------
                                                                                            (Unaudited)

Cash and equivalents                                                $ 2,490,204             $ 5,940,661
Certificates of deposit                                               2,550,000               1,084,000
Loans receivable, net                                                21,270,129              21,062,573
U.S. Treasury Bills, $ held-to-maturity
  (estimated market value of $8,852,109
  on June 30, 1995 and $7,942,307 on
  December 31, 1995)                                                  8,832,902               7,948,945
Mortgage-backed securities, held-to-
  maturity (estimated market value of
  $4,413,680 on June 30, 1995 and
  $4,182,208 on December 31, 1995)                                    4,480,111               4,216,440
Accrued interest receivable, net                                        137,432                 141,291
Stock in Federal Home Loan Bank, at cost                                207,800                 207,800
Stock in Federal Home Loan Mortgage
  Corporation, available-for-sale, at
  fair value                                                            243,243                 297,594
Property and equipment, net                                              81,828                  79,789
Deferred federal income taxes                                           149,480                 149,601
Policy cash value - Officers' and
  directors' benefit plan                                             1,300,800               1,325,983
Other assets                                                            132,141                 130,329
                                                                   ------------            ------------

      TOTAL ASSETS                                                 $ 41,876,070            $ 42,585,006
                                                                   ============            ============



                See accompanying notes to financial statements.

                     LIABILITIES AND STOCKHOLDERS' EQUITY


                                                                 June 30,                     December 31,
                                                                   1995                           1995
                                                                -----------                   ------------
                                                                                              (Unaudited)

CURRENT-LIABILITIES
   Deposits                                                    $ 34,256,150                   $ 35,063,737
   Advances from borrowers for taxes
    and insurance                                                   528,766                        233,101
   E.S.O.P. loan payable - Comerica Bank -
    Current portion                                                  36,000                         36,000
   Employees' and directors' pension
     fund payable                                                   854,934                        908,251
   Other liabilities                                                 65,020                         49,324
                                                               ------------                   ------------
   Total Current Liabilities                                   $ 35,740,870                   $ 36,290,413
                                                               ------------                   ------------
LONG-TERM LIABILITIES
   E.S.O.P. loan payable - Comerica Bank                             45,000                         27,000
                                                               ------------                   ------------
     TOTAL LIABILITIES                                         $ 35,785,870                   $ 36,317,413
                                                               ------------                   ------------

STOCKHOLDERS' EQUITY
   Capital Stock
     Authorized 3,000,000 shares common,
     issued and outstanding 186,604 shares
     at $1 par value                                           $    186,604                   $    186,604
   Additional Paid-in Capital                                     1,429,939                      1,429,939
   Retained Earnings (Substantially
     restricted)                                                  4,403,330                      4,526,851
   Not unrealized appreciation on
     available-for sale securities, net of
     tax of $77,957 as of June 30, 1995
     and $96,436 as of December 31, 1995                            151,327                        187,199
                                                               ------------                   ------------
     Totals                                                    $  6,171,200                   $  6,330,593
   Less: Unearned E.S.O.P. shares                                    81,000                         63,000
                                                               ------------                   ------------
     TOTAL STOCKHOLDERS' EQUITY                                $  6,090,200                   $  6,267,593
                                                               ------------                   ------------
     TOTAL LIABILITIES AND
       STOCKHOLDERS' EQUITY                                    $ 41,876,070                   $ 42,585,006
                                                               ============                   ============





                See accompanying notes to financial statements.

                          MACOMB FEDERAL SAVINGS BANK
                            STATEMENTS OF OPERATIONS
          Three and Six Month Periods Ended December 31, 1994 and 1995


                                                       Three Months Ended                     Six Months Ended
                                                           December 31,                          December 31,
                                                    1994                1995               1994                1995
                                                 -----------------------------         -------------------------------
                                                           (Unaudited)                           (Unaudited)
INTEREST INCOME
   Interest and fees on loans                    $ 414,783           $ 433,083         $  825,772          $  870,689
   Interest on investments                           4,316               4,179              8,027              10,519
   Interest on mortgage-backed
     securities                                     67,466              71,011            137,170             134,755
   Other                                           176,753             216,142            322,498             427,123
                                                 ---------           ---------         ----------          ----------
      TOTAL INTEREST INCOME                      $ 663,318           $ 724,415         $1,293,467          $1,443,086
                                                 ---------           ---------         ----------          ----------
INTEREST EXPENSES
   Interest on deposits                          $ 366,106           $ 453,117         $  703,790          $  894,157
   Interest on borrowings                            1,784               1,583              3,908               2,953
                                                 ---------           ---------         ----------          ----------
      TOTAL INTEREST EXPENSE                     $ 367,890           $ 454,700         $  707,698          $  897,110
                                                 ---------           ---------         ----------          ----------
      NET INTEREST INCOME                        $ 295,428           $ 269,715         $  585,769          $  545,976

   PROVISION FOR LOSSES ON LOANS                        --                  --                 --                  --
                                                 ---------           ---------         ----------          ----------
      NET INTEREST INCOME
        AFTER PROVISION FOR
        LOSSES ON LOANS                          $ 295,428           $ 269,715         $  585,769          $  545,976
                                                 ---------           ---------         ----------          ----------
OTHER INCOME
   Charges and other fees                        $   5,888           $   6,386         $   11,559          $   11,569
   Net gain on sale of real
     estate owned                                       --                  --                428               1,295
   Other                                                --                  --                  2                  --
                                                 ---------           ---------         ----------          ----------
      TOTAL OTHER INCOME                         $   5,888           $   6,386         $   11,989          $   12,864
                                                 ---------           ---------         ----------          ----------
OTHER EXPENSES
   Salaries and benefits                         $ 162,358           $ 153,226         $  290,740          $  272,605
   Occupancy                                         4,455               4,544             10,802              10,885
   Insurance                                        13,281              23,536             26,647              46,741
   Legal, audit and
     examination fees                               13,112               3,773             37,132              27,421
   Office supplies and postage                       3,893               2,310              6,809               5,525
   State intangibles and single
     business tax                                    (882)                 533                758              13,267
   Dues and assessments                              6,701               5,858             12,333               9,496
   Other                                             1,794               4,267              5,367               7,243
                                                 ---------           ---------         ----------          ----------
      TOTAL OTHER EXPENSES                       $ 204,712           $ 198,047         $  390,588          $  393,183
                                                 ---------           ---------         ----------          ----------

               See accompanying notes to financial statements.

                          MACOMB FEDERAL SAVINGS BANK
                      STATEMENTS OF OPERATIONS (CONTINUED)
          Three and Six Month Periods Ended December 31, 1994 and 1995


                                                      Three Months Ended                      Six Months Ended
                                                          December 31,                           December 31,
                                                    1994                1995              1994                1995
                                                  ----------------------------          -----------------------------
                                                         (Unaudited)                             (Unaudited)

   NET INCOME BEFORE INCOME TAXES                 $ 96,604            $ 78,054          $ 207,170           $ 165,657
                                                  --------            --------          ---------           ---------
FEDERAL INCOME TAX
   Current                                        $ 19,307            $  6,275          $  52,003           $  60,736
   Deferred                                          4,240              10,664              6,501             (18,600)
                                                  --------            --------          ---------           ---------
      TOTAL FEDERAL INCOME TAX                    $ 23,547            $ 16,939          $  58,504           $  42,136
                                                  --------            --------          ---------           ---------
      NET INCOME                                  $ 73,057            $ 61,115          $ 148,666           $ 123,521
                                                  ========            ========          =========           =========
AVERAGE SHARES OUTSTANDING                         176,404             180,004            175,954             179,554
                                                  ========            ========          =========           =========
EARNINGS PER SHARE                                $    .41            $    .34          $     .84           $     .69
                                                  ========            ========          =========           =========




                See accompanying notes to financial statements.

                          MACOMB FEDERAL SAVINGS BANK
                            STATEMENTS OF CASH FLOWS
               Six Month Periods Ended December 31, 1994 and 1995



                                                                   Period Ended                       Period Ended
                                                                 December 31, 1994                  December 31, 1995
                                                                 -----------------                  -----------------
                                                                    (Unaudited)                        (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                      $   148,666                         $  123,521
                                                                   -----------                         ----------
   Adjustments to reconcile net income to
     net cash provided by operating activities:
     Depreciation                                                  $     1,839                         $    3,130
     Interest on mortgage-backed securities                             (3,077)                            (3,075)
     Interest on U.S. Treasury bills                                        --                           (264,730)
     E.S.O.P. compensation expense                                      18,000                             l8,000
     Provision for deferred income taxes                                 6,501                            (18,600)
     Interest paid in advance                                           (1,043)                               895
     (Increase) Decrease in:
        Accrued interest receivable                                   (114,952)                            (3,859)
        Prepaid expenses                                                30,642                              1,292
        Accounts receivable                                                517                                520
     Increase (Decrease) in:
        Accrued interest on deposits                                     9,771                                 --
        Pension fund payable                                            78,429                             53,317
        Old outstanding checks and money orders                         (1,020)                                --
        Accrued expenses and accounts payable                          (14,997)                           (28,187)
        Federal income tax payable                                          --                             11,596
                                                                   -----------                         ----------
              Total Adjustments                                    $    10,610                         $ (229,701)
                                                                   -----------                         ----------
              Net Cash Provided (Used) by
                Operating Activities                               $   159,276                         $ (106,180)
                                                                   -----------                         ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Net change in certificates of deposit                           $  (888,000)                        $ 1,466,000
   Purchased loans                                                  (1,483,000)                         (1,445,140)
   Originated loans                                                         --                             (19,500)
   Principal collections on loans                                    1,566,102                           1,672,196
   Purchase of U.S. Treasury bills                                  (5,772,383)                         (9,851,313)
   Proceeds from repayment on
     mortgage-backed securities                                        295,612                             266,746
   Proceeds from repayment on U.S.
     Treasury Bills                                                  1,000,000                          11,000,000
   Capital expenditures                                                 (4,629)                             (1,091)
   Net increase in policy cash value -
     Officers' and directors' benefit plan                             (19,425)                            (25,183)
                                                                   -----------                         -----------
              Net Cash Provided (Used) by
                Investing Activities                               $(5,305,723)                        $ 3,062,715
                                                                   -----------                         -----------

               See accompanying notes to financial statements.

                          MACOMB FEDERAL SAVINGS BANK
                      STATEMENTS OF CASH FLOWS (CONTINUED)
               Six Month Periods Ended December 31, 1994 and 1995

                                                                 Period Ended                       Period Ended
                                                              December 31, 1994                  December 31, 1995
                                                              -----------------                  -----------------
                                                                 (Unaudited)                        (Unaudited)
CASH FLOWS FROM FINANCING ACTIVITIES:
   Advances by borrowers                                        $   (253,815)                       $  (295,665)
   Payments to E.S.O.P.                                              (18,000)                           (18,000)
   Net increase (decrease) in customer savings                     1,150,895                            807,587
                                                                ------------                        -----------
        Net Cash Provided by
          Financing Activities                                  $    879,080                        $   493,922
                                                                ------------                        -----------
        NET INCREASE (DECREASE)
          IN CASH AND EQUIVALENTS                               $ (4,267,367)                       $ 3,450,457

        CASH AND EQUIVALENTS, BEGINNING OF
          PERIODS                                                  8,703,457                          2,490,204
                                                                ------------                        -----------

        CASH AND EQUIVALENTS, END OF PERIODS                    $  4,436,090                        $ 5,940,661
                                                                ============                        ===========

   SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

    Cash paid during the periods for:
        Income taxes                                            $     21,090                        $     3,188
        Interest                                                     698,151                            911,052





                See accompanying notes to financial statements.

                          MACOMB FEDERAL SAVINGS BANK
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                       Six Months Ended December 31, 1995





                                                          Retained      Net Unrealized
                                            Additional    Earnings,     Appreciation on                  Unearned
                                Common       Paid-in    Substantially  Available-For-Sale                  ESOP
                                 Stock       Capital      Restricted     Stock in FHLMC      Total        Shares        Total
                              ---------    -----------  -------------  ------------------  ----------   ----------    ----------
BALANCE,
JULY 1, 1995                   $186,604    $ 1,429,939    $ 4,403,330      $ 151,327      $6,171,200      $(81,000)   $6,090,200


Net income for                       --             --        123,521             --         123,521            --       123,521
 the period


Net change in
 unrealized appreciation
 on available-for
 -sale stock, net                    --             --             --         35,872          35,872            --        35,872
 of $18,479 tax


Value of E.S.O.P.                    --             --             --             --              --        18,000        18,000
 shares released               --------    -----------    -----------      ---------     -----------    ----------     ---------

BALANCE, December              $186,604    $ 1,429,939    $ 4,526,851      $ 187,199     $ 6,330,593    $  (63,000)   $6,267,593
  31, 1995                     ========    ===========    ===========      =========     ===========    ==========    ==========


                See accompanying notes to financial statements.

                          MACOMB FEDERAL SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS


Basis of Presentation:

 In the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting of normal recurring accruals) necessary for a fair presentation. The results of operations for the six months ended December 31, 1995, are not necessarily indicative of the results that may be expected for the entire year. The interim financial information should be read in conjunction with the financial statements and notes in the 1995 annual report of Macomb Federal Savings Bank (The "Bank").

Earnings per Share:

 Earnings per share are calculated based on adjusting the weighted average number of shares outstanding during the period to reflect the unreleased shares held by the E.S.O.P. As principal payments are made, compensation expense is recorded and shares become outstanding for earnings per share (EPS) computations. The weighted average shares outstanding during the three month period ended December 31, 1994 was 176,404, for the six month period ended December 31, 1994 was 175,954, for the three month period ended December 31, 1995 was 180,004, and for the six month period ended December 31, 1995 was 179,554.


Provision for Probable Losses:

 A provision for probable losses on loans and real estate is charged to operations based upon management's evaluation of the potential losses in its loan and real estate portfolios. The major factors considered in evaluating potential losses are recent loss experience, current economic conditions, and the overall balance and composition of the loan and real estate portfolios.

 The following table sets forth certain information concerning the Bank's non-performing assets:

                                            June 30,   December 31,
                                             1995         1995
                                            --------   -----------

  Accruing loans past due more than
    90 days                                 $   0       $ 24,082
  Nonaccrual loans                              0         52,484
  Real estate held for redemption               0              0
                                            -----       --------
      Total non-performing assets           $   0       $ 76,566
                                            =====       ========

Income Taxes:

  The Bank's provision for federal income taxes, for all the periods presented, varies from the statutory rates due principally from the recognition of income and expenses on the cash basis of accounting for income tax purposes.

                          MACOMB FEDERAL SAVINGS BANK
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

MORTGAGE-BACKED SECURITIES AND U.S. TREASURY BILLS:

  The carrying value and estimated market value of mortgage-backed securities and U.S. Treasury Bills are summarized as follows:


                                                      June 30, 1995
                               ---------------------------------------------------------
                                                   Gross          Gross       Estimated
                                Amortized       Unrealized     Unrealized       Market
                                   Cost           Gains          Losses         Value
                               ----------      -----------    -----------     ----------

  Held-to-Maturity
    Federal Home Loan
      Corporation               $1,649,891     $       --     $   26,010      $1,623,881
    GNMA Certificates              856,953             --         30,654         826,299
    FNMA Certificates            1,973,267             --          9,767       1,963,500
                               -----------     -----------    ----------      ----------
        Totals                  $4,480,111     $       --     $   66,431      $4,413,680
                               ===========     ===========    ==========      ==========
  Held-to-Maturity
    U.S. Treasury Bills         $8,832,902     $   19,207     $      --       $8,852,109
                               ===========     ===========    ==========      ==========

  All maturities are within twelve months.



                                                    December 31, 1995
                               ---------------------------------------------------------
                                                   Gross          Gross       Estimated
                                Amortized       Unrealized     Unrealized       Market
                                   Cost           Gains          Losses         Value
                               ----------      -----------    -----------     ----------
  Held-to-Maturity
    Federal Home Loan
      Corporation               $1,518,474     $        --    $   18,131      $1,500,343
    GNMA certificates              722,323              --        22,333         699,990
    FNMA certificates            1,975,643           6,232            --       1,981,875
                               -----------     -----------    ----------      ----------
        Totals                  $4,216,440     $     6,232    $   40,464      $4,182,208
                               ===========     ===========    ==========      ==========
  Held-to-Maturity
    U.S. Treasury Bills         $7,948,945     $        --    $    6,638      $7,942,307
                               ===========     ===========    ==========      ==========

All maturities are within twelve months.


                                   * * * * *

                          MACOMB FEDERAL SAVINGS BANK
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


PART I. Item 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS


General

  The Bank's results of operations are dependent primarily on net interest income, which is the difference between the interest earned on its loan and investment portfolios and its cost of funds, consisting of the interest paid on its deposits. Operating results are also affected to a lesser extent by the type of lending, fixed rate versus adjustable or short-term, each of which has a different rate and fee structure. The Bank's operating expenses principally consist of employee compensation, occupancy expenses, federal insurance premiums and other general and administrative expenses. The Bank's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.

Management Strategy

  The Bank has historically focused its lending activities on traditional single family residential loans. Because of this focus, and as a result of its relatively conservative underwriting standards, the Bank experienced minimal losses on its loans. This lack of diversification in its asset structure does, however, increase the Bank's portfolio concentration risk by making the value of the portfolio more susceptible when declines in real estate values occur in its market area.

  Management's strategy has been to maintain profitability and a strong capital position by growing at a rate that does not exceed its ability to generate earnings. Although capital does not eliminate the exposure of the Bank's net interest income to fluctuation in interest rates, it does allow the Bank greater protection and flexibility when net interest income decreases as a result of increases in the cost of funds. This strategy has been accomplished by (i) maintaining a high asset quality, (ii) maintaining a higher level of interest-earning assets than interest-bearing liabilities, (iii) purchasing single family residential mortgage loans at competitive rates, either fixed or adjustable in order to maintain controlled growth, (iv) managing deposit rates and maintaining a strong deposit base by providing convenient and quality service, and (v) controlling operating expenses. Since 1984, the Bank has also sought to reduce its vulnerability to interest rate risk by purchasing ARM loans and maintaining investments with maturities generally less than five years. Management intends to continue its conservative lending policies while strengthening the Bank's position within its community.

  Consistent with management's strategy discussed above, the Bank concentrates its lending activities on purchasing, rather than originating mortgage loans. The size of the Bank, the small number of employees (five full-time and two part-time employees) and the cost of establishing an origination department have created a situation in which the purchase of mortgage loans is more economically advantageous to the Bank than the origination of such loans. Because of the lower cost to the Bank of purchasing rather than originating loans, the Bank is better able to generate earnings from its lending activities.

  In recent years, the Bank did not have sufficient high quality mortgage loans available for purchase to justify extensive investment in the mortgage market. As a result, 18.7% of the Bank's assets were invested in United States Treasury obligations and 9.9% of the Bank's assets were invested in mortgage-backed securities at December 31, 1995.

Interest Rate Sensitivity

  The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets anticipated, based upon certain assumptions, to mature or reprice within a specific time period and the amount of interest-bearing liabilities anticipated, based upon certain assumptions, to mature or reprice within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net increase income while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to adversely affect net interest income.

  The Bank has taken steps to reduce or control its gap by maintaining investments with short terms to maturity and by emphasizing loans that mature or reprice more rapidly while preserving higher yields, such as shorter term mortgage loans. In addition, management of the Bank believes that, given the high level of capital of the Bank and the excess of interest-earning assets over interest-bearing liabilities, the increased net income resulting from a mismatch in the maturity of its asset and liability portfolios provides sufficient returns during periods of declining or stable interest rates to justify the increased vulnerability to sudden and unexpected increases in interest rates. Nonetheless, the Bank closely monitors its interest rate risk as such risk relates to management's strategy.

Changes in Financial Condition Over the Six-Month Period Ended December 31,
1995

  Total assets increased $.7 million or 1.7% to $42.6 million at December 31, 1995 from $41.9 million at June 30, 1995. This increase was due primarily to a $3.5 million or 138% increase in cash and equivalents at December 31, 1995. Total liabilities increased $.5 million or 1.5% to $36.3 million at December 31, 1995 from $35.8 million at June 30, 1995. This increase was primarily due to a $.8 million or 3.6% increase in deposits from $34.2 million at June 30, 1995 to $35.1 million at December 31, 1995. Stockholders' equity increased $.2 million or 2.9% to $6.3 million or 14.7% of total assets at December 31, 1995.

Comparison of Operating Results for the Three-Months Ended December 31, 1995 and December 31, 1994


  General.

  Net income for the three-months ended December 31, 1995 was $61,119 as compared to $73,057 for the three months ended December 31, 1994. A decrease in net-interest income accounted for the decrease and is more fully explained below.


  Interest Income.

  Interest income increased $61,101 to $724,419 for the three-months ended December 31, 1995 from $663,318 for the three-months ended December 31, 1994. The increase resulted primarily from the increase in net loans receivable and from an increase in United States Treasury obligations resulting in higher yields from the same period in 1994. Interest income from loans increased $18,304 or 4.4% for the three-month period ended December 31, 1995 from the same period in 1994 which was due to an increase in average loan balances.

  Interest Expense.

  Interest expense for the three-months ended December 31, 1995 increased $86,810 to $454,700. This increase is primarily attributable to an increase in the average balance of passbook and certificate accounts of $1.5 million or 4.4% to $35.1 million during the three months ended December 31, 1995 from $33.6 million during the same period in 1994. The average cost of passbook and certificate accounts increased to 5.39% in the three-month period ended December 31, 1995 from 4.34% in the same period in 1994 as a result of general market conditions.

  Net Interest Income Before Provision for Loan Losses.

  Net interest income before provision for loan losses decreased to $269,719, for the three-months ended December 31, 1995 from $295,428 for the three-months ended December 31, 1994. The decrease resulted primarily from an increase in the interest on deposits during the same period in 1994.

  Provision for Loan Losses.

  No increase in the provision for loan losses was recorded for the three-month period ended December 31, 1995 and December 31, 1994. Management determined that the loss reserves were adequate as of December 31, 1995 and December 31, 1994.

  Non-Interest Income.

  The Bank had substantially no change in non-interest income in the three-months ended December 31, 1995 over the same period in 1994.

  Non-Interest Expense.

  Non-interest expense was $198,047 in the three-months ended December 31, 1995 as compared to $204,712 for the same period in 1994. The $6,665 decrease, was due to a decrease in salaries and benefits at December 31, 1995 as compared to the same period in 1994.

  Income Tax Expense.

  Income tax expense for the three-months ended December 31, 1995 decreased by $6,608 as a result of a decrease in net income as compared to the three-months ended December 31, 1994.


  Liquidity and Capital-Resources

  The Bank's primary source of funds are deposits and investments, and proceeds from principal and interest payments on loans. While maturities and scheduled amortization of loans and investments are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions, competition and most recently, the restructuring of the thrift industry. The primary investing activity of the Bank is the purchase of mortgage loans. During the three-month period ended December 31, 1995, the Bank purchased mortgage loans in the amount of $516,450. Other investing activities include investing in mortgage-backed securities and United States Treasury obligations. During the three-month period ended December 31, 1995, this activity was funded primarily by principal repayments on loans totalling $773,000.

   The Bank has other sources of liquidity if a need for additional funds arises. Additional sources of funds include FHLB of Indianapolis advances although no such advances were outstanding at December 31, 1995. Other sources of liquidity can be found in the Bank's balance sheet, such as investments in certificates of deposit maturing within one year.

  The Bank is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which may be varied at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required minimum ratio is currently 5.0%. The Bank's liquidity ratio was 40.70% at December 31, 1995.

  The Bank's most liquid assets are cash and cash equivalents, which include investments in highly liquid short-term investments. The level of these assets are dependent on the Bank's operating, financing and investing activities during any given period. At December 31, 1995, cash and cash equivalents totalled $5,940,661.

  The Bank anticipates that it will have sufficient funds available to meet its current commitments. At December 31, 1995, the Bank had commitments to purchase residential mortgages of $631,000. Customer deposits which are scheduled to mature in one year or less at December 31, 1995 totalled $19.7 million. Management believes that a significant portion of such deposits will remain with the Bank.

  The following table, which summarizes the Bank's regulatory capital requirements versus actual capital, shows that the Bank exceeded all requirements at December 31, 1995.

                                Regulatory                     Required                     Excess
                                Capital                        Capital                      (Shortage)
                                -------                        -------                      ----------
                                Amount               %         Amount           %           Amount            %
                                ------               -         ------           -           ------            -
  Tangible Capital              $6,268,000           14.7      $  639,000       1.5         $5,629,000        13.2
  Core Leverage Capital         $6,081,000           14.3      $1,278,000       3.0         $4,803,000        11.3
  Risk-Based Capital            $6,231,000           42.0      $1,186,000       8.0         $5,045,000        34.0

  The OTS has issued a final rule adding an interest rate risk component to the present capital rules. The rule requires the OTS to measure an institution's interest rate risk as the percentage change in the market value of its portfolio resulting from a hypothetical 200 basis point shift in interest rates. The additional capital an institution would be required to maintain would be calculated as one-half of the difference between the measured risk and 2 percent multiplied by the market value of the institution's assets. Institutions with less than $300 million in assets and a risk-based capital ratio in excess of 12 percent are exempt from the OTS' regulations.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law, Section 10 of the Registrant's ("D&N") Certificate of Incorporation and Article X of its Bylaws empower D&N to indemnify any director, officer, employee or agent of D&N or any other person who is serving at D&N's request in any such capacity with another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened or pending action, suit or proceeding against or threatened to be brought against such person by reason of his position with D&N or the other enterprise if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of D&N, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Any such indemnification may continue as to any person who has ceased to be a director, officer, employee or agent and may inure to the benefit of the heirs, executors and administrators of such a person.

    D&N's Certificate of Incorporation also empowers D&N by action of its Board of Directors to purchase and maintain insurance to protect any director, officer, employee, trustee or agent of D&N or any other person who is serving at D&N's request in any such capacity with another corporation, partnership, joint venture, trust or other enterprise (including, an employee benefit plan) against any liability asserted against him or incurred by him in any such capacity arising out of his status as such whether or not D&N would have the power to indemnify any such person under the terms of the Certificate of Incorporation.

    Indemnification under D&N's Certificate of Incorporation (unless ordered by a court) is to be made upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct. Such determination is to be made
(i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or even if obtainable, and a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders. To the extent that a director, officer, employee or agent of D&N has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him, without the necessity of authorization in the specific case. No director, officer, employee or agent of D&N shall be entitled to indemnification in connection with any action, suit or proceeding voluntarily initiated by such person unless the action, suit or proceeding was authorized by a majority of the entire Board of Directors.

    A director, officer, employee or agent may apply to any court of competent jurisdiction in the State of Delaware for indemnification. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standards of conduct set forth in the Certificate of Incorporation.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENTS

    The exhibits filed pursuant to this Item 21 immediately follow the Exhibit Index. The following is a description of the applicable exhibits required for Form S-4 as provided by Item 601 of Regulation S-K.


Exhibit
Number           Description
------           -----------
(1)              Not Applicable

(2)              The Agreement and Plan of Reorganization among D&N Financial Corporation, D&N Bank, a Federal Savings Bank
                 and Macomb Federal Savings Bank dated as of November 8, 1995 is filed as Exhibit B to the Prospectus/Proxy
                 Statement forming a part of this Registration Statement.

(3)              Certificate of Incorporation and Bylaws.


                 A. A copy of the Certificate of Incorporation of D&N was filed with the Commission as Exhibit 4.1 to D&N's Registration Statement on Form S-2 filed with the Commission on September 23, 1993 (Reg. No. 33-69300), and is incorporated herein by reference.

                 B. A copy of the Bylaws of D&N was filed with the Commission as Exhibit 4.2 to D&N's Registration Statement on Form S-2 (Reg. No. 33-69300), filed with the Commission on September 23, 1992 and is incorporated herein by reference.

(4) Instruments defining the rights of security holders, including indentures.

                 A. Instruments defining the rights of security holders are the Certificate of Incorporation and Bylaws (see Exhibit (3)A. and B., above).

                 B. A copy of the Warrant Certificate defining the rights of holders of D&N's Common Stock Warrants is included as Exhibit 4.3 to D&N's registration Statement on Form S-2 (Reg. No. 33-69300) was filed with the Commission on September 23, 1993.

(5) Opinion of Howard & Howard Attorneys, P.C. regarding D&N Common Stock, and Consent.*

(6)              Not applicable.

(7)              Not applicable.

(8) Opinion of Howard & Howard Attorneys, P.C. regarding certain tax matters, and Consent.*

(9)              Not applicable.

(10)             Material Contracts.

                 A. A copy of D&N's 1993 401(k) Plan and Trust, as amended, was filed as Exhibit 10-1 to D&N's Annual Report on Form 10-K (File No. 0-17137) for the year ended December 1, 1994 and is incorporated herein by reference.

                 B. A copy of the D&N Financial Corporation 1994 Management Stock Incentive Plan, as amended, was filed as Exhibit 10-3 to D&N's Annual Report on Form 10-K for the year ended December 1, 1994 and is incorporated herein by reference.

                 C. A copy of the D&N Financial Corporation 1984 Stock Option Plan, as amended, was filed with the Commission as Exhibit 10-2 to D&N's Annual Report on Form 10-K for the year ended December 31, 1994, and is incorporated herein by reference.

                 D. A copy of the Employment Agreement entered into by D&N and George J. Butvilas was filed as Exhibit 10-4 to D&N's Annual Report on Form 10-K for the year ended December 31, 1994 and is incorporated herein by reference.

(11)             Not applicable.

(12)             Not applicable.

(13)             Not applicable.

(14)             Not applicable.

(15)             Not applicable.

(16)             Not applicable.

(21) A list of the subsidiaries of D&N and their jurisdictions of incorporation or organization was filed with the Commission as
                 Exhibit 21 to D&N's Annual Report on Form 10-K for the year ended December 31, 1994 and is incorporated herein by reference.

(23)             Consents of Experts and Counsel.

                 A. Consent of Coopers & Lybrand LLP with respect to the financial statements of D&N.

                 B. Consent of Kelman, Rosenbaum, Rollins & Quayhackx, P.C. with respect to the financial statements of MFSB.

                 C. Consent of Ernst & Young LLP with respect to the financial statements of D&N.

                 D. Consent of Howard & Howard Attorneys, P.C. (the consent is contained in that firm's opinions filed as Exhibits (5) and (8)).*

                 E.      Consent of Bodman, Longley & Dahling, L.L.P..*

                 F. Consent of Roney & Co. (the consent is contained in Roney's fairness opinion which is filed as Exhibit A to the Prospectus/Proxy Statement forming a part of this Registration Statement).*

(24)             Not applicable.

(25)             Not applicable.

(26)             Not applicable.

(27)             Not applicable.

(28)             Not applicable.

(99)             Additional Exhibits.

                 A.      Form of Letter to Shareholders of MFSB.

                 B.      Form of Notice of Annual Meeting of Shareholders of
                         MFSB.

                 C.      Form of Proxy to be delivered to shareholders of MFSB.


---------------
*  Previously filed


ITEM 22.         UNDERTAKINGS.

A.       The undersigned Registrant hereby undertakes as follows.

         (a)     The undersigned Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

                         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information set forth in the registration statement;

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of D&N's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to officers, directors, and controlling persons of D&N pursuant to the foregoing provisions, or otherwise, D&N has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                 In the event that a claim for indemnification against such liabilities (other than the payment by D&N of expenses incurred or paid by a director, officer, or controlling person of D&N in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, D&N will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

B. The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus/Proxy Statement pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

C. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                  SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hancock, State of Michigan, this 28th day of February, 1996.

                         D & N FINANCIAL CORPORATION

                By:    /s/ George J. Butvilas
                       ------------------------------------
                       George J. Butvilas
                       President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities on the 28th of February, 1996.


        Signature                       Title
        ---------                       -----
George J. Butvilas*            Director, President and Chief
--------------------------     Executive Officer (Principal
George J. Butvilas             Executive Officer)

Kenneth R. Janson*             Executive Vice President, Chief
--------------------------     Financial Officer (Principal
Kenneth R. Janson              Financial and Accounting Officer)

Joseph C. Bromley*             Director
--------------------------
Joseph C. Bromley

Randolph P. Piper*             Director
--------------------------
Randolph P. Piper

Peter Van Pelt*                Director
--------------------------
Peter Van Pelt

Kenneth D. Seaton*             Director
--------------------------
Kenneth D. Seaton

Sharron A. Reese-Dalenberg*    Director
--------------------------
Sharron A. Reese-Dalenberg

Thomas J. St. Dennis*          Director
--------------------------
Thomas J. St. Dennis

B. Thomas M. Smith Jr.*        Director
--------------------------
B. Thomas M. Smith Jr.


*By /s/ George J. Butvilas
    ----------------------
    Attorney-in-fact

                                 EXHIBIT INDEX

                                                                                                             SEQUENTIAL PAGE
        NUMBER                                                                                                   NUMBER
      ----------                                                                                           -------------------

         (23)A.         Consent of Coopers & Lybrand LLP.


         (23)B.         Consent of Kelman, Rosenbaum, Rollins & Quayhackx, P.C.


         (23)C.         Consent of Ernst & Young LLP


         (99)A.         Form of Letter to Shareholders of MFSB.


         (99)B.         Form of Notice of Annual Meeting of Shareholders of MFSB.


         (99)C.         Form of Proxy to be delivered to Shareholders of MFSB.
